UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
FirstEnergy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.

	(3)	Filing Party:

	(4)	Date Filed:

Notice of Annual Meeting of Shareholders and Proxy Statement Annual Meeting of Shareholders May 20, 2014

76 South Main Street Akron, Ohio 44308

Rhonda S. Ferguson

Vice President and Corporate Secretary

April 1, 2014

Dear Shareholder:

You are invited to attend the 2014 FirstEnergy Corp. Annual Meeting of Shareholders at 8:00 a.m., Eastern time, on Tuesday, May 20, 2014, at the John S. Knight Center, 77 E. Mill Street, Akron, OH.

As part of the agenda, business to be voted on includes seven items which are explained in this proxy statement. The first two items are the election of the 14 nominees to your Board of Directors named in the accompanying proxy statement and the ratification of the appointment of our independent registered public accounting firm. Item 3 is a non-binding, advisory vote to approve named executive officer compensation. Your Board of Directors recommends that you vote “FOR” Items 1, 2 and 3. In addition, there are four shareholder proposals. Your Board of Directors recommends that you vote “AGAINST” each of these shareholder proposals, which are Items 4 through 7.

Please carefully review the Notice of Annual Meeting of Shareholders and proxy statement. Then, whether or not you plan to attend the Annual Meeting in person, please vote by submitting your proxy or voting instructions using one of the voting methods described in the accompanying materials to ensure that your shares are represented at the Annual Meeting. We encourage you to take advantage of our Internet or telephone voting options. Please note that submitting a proxy using any one of these methods will not prevent you from attending the Annual Meeting. If you plan to attend the Annual Meeting in person, you must register in advance of the meeting. Instructions on how to register are included in the questions and answers section of the accompanying proxy statement.

This year, we will again rely on the Securities and Exchange Commission’s “notice and access” rules that permit us to electronically deliver proxy materials to some of our shareholders. This delivery method allows us to provide our shareholders with the information they need while lowering our printing and mailing costs, reducing the impact on the environment by decreasing the amount of paper needed to print the proxy statement and related materials, and reducing the resources required to deliver these materials.

Your vote and support are important to us. Thank you in advance for voting promptly.

Sincerely,

Important Note Regarding Voter Participation:

Pursuant to applicable rules, if your shares are held in a broker account, you must provide your broker with voting instructions for all matters to be voted on at the Annual Meeting of Shareholders except for the ratification of PricewaterhouseCoopers LLP as FirstEnergy Corp.’s independent registered public accounting firm; your broker does not have the discretion to vote your shares on any other matters without the specific instruction from you to do so.

Please take time to vote your shares!

Notice of Annual Meeting of Shareholders

To the Holders of Shares of Common Stock:

The 2014 FirstEnergy Corp. Annual Meeting of Shareholders will be held at 8:00 a.m., Eastern time, on Tuesday, May 20, 2014, at the John S. Knight Center, 77 E. Mill Street, Akron, OH. The purpose of the Annual Meeting will be to:

•	Elect the 14 nominees to the Board of Directors named in the attached proxy statement to hold office until the next Annual Meeting and until their successors shall have been elected;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

•	Conduct an advisory vote to approve named executive officer compensation;

•	Vote on four shareholder proposals, if properly presented at the Annual Meeting; and

•	Take action on other business that may come properly before the Annual Meeting and any adjournment or postponement thereof.

Please carefully review this notice and the proxy statement and vote your shares by following the instructions on your proxy card/voting instruction form, Notice of Internet Availability of Proxy Materials or other electronic communications to ensure your representation at the Annual Meeting. Only shareholders of record at the close of business on March 21, 2014, or their proxy holders, may vote at the Annual Meeting.

If you plan to attend the Annual Meeting in person, you must register in advance of the Annual Meeting. Instructions on how to register are included in the questions and answers section of the accompanying proxy statement.

On behalf of the Board of Directors,

Rhonda S. Ferguson

Vice President and Corporate Secretary

This notice and proxy statement is being mailed to shareholders on or about April 1, 2014.

Supplemental Information Relating to the Compensation Discussion and Analysis Section
Energy Service and General Industry Peer Groups	Appendix A

Proxy Summary

2014 Annual Meeting of Shareholders

•	Time and Date: 8:00 a.m. Eastern time, May 20, 2014

•	Location: John S. Knight Center, 77 E. Mill Street, Akron, OH

•	Record Date: March 21, 2014

•	Voting: Shareholders of record of FirstEnergy common stock as of the March 21, 2014 record date are entitled to receive Notice of Annual Meeting of Shareholders and vote their shares.

•	Admission: If you plan to attend the Annual Meeting, you must register in advance. See the Questions and Answers “Attending the Annual Meeting” section below for more details.

Voting Matters

			Board Vote Recommendation		Page Reference (for more detail)
			FOR	AGAINST
Item 1	–	Election of 14 Director Nominees named in this proxy statement	✓		19
Item 2	–	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014	✓		19
Item 3	–	Advisory vote to approve named executive officer compensation	✓		20
Items 4 to 7	–	Shareholder Proposals		✓	21

How to Cast Your Vote

Your vote is important! Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible by:

Internet (or by scanning the QR Code if provided on your proxy card/voting instruction form)	Calling toll-free using a touch-tone phone	Mail by returning your proxy/voting instruction form

Please follow the instructions provided on your proxy card/voting instruction form, Notice of Internet Availability of Proxy Materials, electronic or other communications included with your proxy materials. Also refer to the “How You Can Vote” section of the Questions and Answers below for more details.

Compensation Discussion and Analysis – Executive Summary

Please refer to page 31 for an executive summary of our executive compensation program.

April 1, 2014

Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 20, 2014. This proxy statement and the annual report are available at www.ReadMaterial.com/FE.

Questions and Answers

Proxy Materials

1.	Why am I receiving this proxy statement and proxy card/voting instruction form?

You are receiving this proxy statement and proxy card/voting instruction form (later referred to as the proxy card), which are also being made available electronically via the Internet at www.ReadMaterial.com/FE and mailed on or about April 1, 2014, because you were the owner of shares of common stock of FirstEnergy Corp. (later referred to as FirstEnergy, the Company, we, us, or our) at the close of business on March 21, 2014 (later referred to as the Record Date). The Board of Directors (later referred to as the Board) set the Record Date to determine the shareholders entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern time, on May 20, 2014 (later referred to as the Meeting). This proxy statement describes items expected to be voted upon and gives you information about the Meeting and the Company. The Company’s address is 76 South Main Street, Akron, OH 44308-1890.

2.	Why are some shareholders receiving a full set of paper copies of the proxy materials?

If you previously requested to receive paper copies of the proxy materials (and have not revoked that request) or if applicable regulations require delivery of printed proxy materials, you have received a paper copy of the proxy materials instead of the Notice of Internet Availability of Proxy Materials (later referred to as a Notice of Internet Availability). We also elected to mail paper copies of proxy materials to certain shareholders based on specific criteria. Regardless of whether you receive paper copies of the proxy materials, you may also access the proxy materials and vote online at the Internet address provided on the proxy card. If you do not want to receive paper copies of proxy materials on an on-going basis, please follow the instructions in Question 6 below.

3.	Why are some shareholders receiving a Notice of Internet Availability?

To reduce the environmental impact and related costs of the Meeting, we are pleased to furnish the proxy materials over the Internet. As a result, we are sending a number of our shareholders a Notice of Internet Availability instead of a printed copy of the proxy materials. All shareholders receiving the Notice of Internet Availability will have the ability to access the proxy materials and vote via the Internet and to request a printed copy of the proxy materials by mail, if desired. Instructions on how to access the proxy materials over the Internet, to vote online, and to request a printed copy may be found in the Notice of Internet Availability. In addition, the Notice of Internet Availability contains instructions on how you may request delivery of proxy materials in printed form on an ongoing basis, if desired.

4.	Can I vote my shares by filling out and returning the Notice of Internet Availability, if I received such Notice?

No. The Notice of Internet Availability identifies the items to be voted on at the Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it. The Notice of Internet Availability provides instructions on how to vote via the Internet, how to request proxy materials in printed form so that you can vote by telephone or by returning a paper proxy card by mail, and how to submit a ballot in person at the Meeting.

5.

Why are some shareholders receiving a paper copy of the proxy card and instructions on how to access the materials using the Internet instead of either a Notice of Internet Availability or a full set of paper proxy materials in the mail?

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice of Internet Availability or paper copies of proxy materials in the mail unless applicable regulations require delivery of printed proxy materials. Instead, you have received a paper copy of the proxy card along with instructions on how to access the proxy statement and annual report using the Internet unless applicable regulations require delivery of printed proxy materials.

6.	Can I view future FirstEnergy proxy statements and annual reports on the Internet instead of receiving paper copies?

Yes. If you received paper copies of the proxy statement and the annual report and you are a shareholder of record, you can elect to view future proxy statements and annual reports on the Internet by marking the designated box on your proxy card or by following the instructions when voting by Internet or by telephone. If you choose this option, prior to the next annual meeting, you will be mailed a paper copy of the proxy card along with instructions on how to access the proxy statement and annual report using the Internet unless applicable regulations require delivery of printed proxy materials. Your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents.

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice of Internet Availability or paper copies of proxy materials in the mail unless applicable regulations require delivery of printed proxy materials. Instead, you will receive a paper copy of the proxy card along with instructions on how to access the proxy statement and annual report using the Internet.

If you received a Notice of Internet Availability, you may not receive printed copies of the proxy statements and annual reports in the future unless applicable regulations require delivery of printed proxy materials. You may elect to be mailed a paper proxy card with instructions on how to access proxy statements and annual reports using the Internet for future meetings by following the instructions when voting by Internet. The Notice of Internet Availability also contains instructions on how you may request delivery of proxy materials in printed form on an ongoing basis, if desired.

If you are a beneficial owner (as defined below), refer to the information provided by your broker, bank or other nominee for instructions on how to elect to view future FirstEnergy proxy statements and annual reports on the Internet instead of receiving paper copies.

7.	Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

Where applicable, we follow the Securities and Exchange Commission (later referred to as the SEC) rule that permits us to send one copy each of this proxy statement and the annual report to a household if shareholders provide written or implied consent. We previously mailed a notice to eligible registered shareholders stating our intent to use this rule unless a shareholder provided an objection. Using this rule reduces unnecessary publication and mailing costs. Shareholders continue to receive a separate proxy card for each stock account. If you are a registered shareholder and received only one copy each of the proxy statement and the annual report in your household, you can request multiple copies for some or all accounts, either by calling Shareholder Services at 1-800-736-3402 or by writing to FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016, and we will promptly deliver the requested copies. You also may contact us in the same manner if you are receiving multiple copies of this proxy statement and/or the annual report in your household and desire to receive one copy. If you are not a registered shareholder and your shares are held by a bank, broker, or other nominee you will need to contact such bank, broker, or other nominee to revoke your election and receive multiple copies of these documents.

8.	What is the difference between holding shares as a shareholder of record and holding shares in “street name” or as a “beneficial owner”?

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a shareholder of record of the shares. As the shareholder of record, you have the right to vote your shares directly or to grant a proxy to vote your shares to a representative of the Company or to another person. As a record holder you have received either a proxy card to use in voting your shares or a Notice of Internet Availability which instructs you how to vote.

Beneficial Owner: If your shares are held through a bank, broker, or other nominee, it is likely that they are registered in the name of such bank, broker, or other nominee and you are the beneficial owner of shares, meaning that you hold shares in “street name.” You are also a beneficial owner if you own shares through the FirstEnergy Corp. Savings Plan.

As a beneficial owner of shares, you have the right to direct the registered holder to vote your shares, and you may attend the Meeting (please follow the advance registration instructions below). Your bank, broker or other nominee has provided a voting instruction form for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so. If you are a FirstEnergy Corp. Savings Plan participant, because the Savings Plan’s Trustee is the only one who can vote your Savings Plan shares, you cannot vote your Savings Plan shares in person at the Meeting (although you may certainly attend by following the advance registration instructions below).

9.	Who is soliciting my vote, how are proxy cards being solicited, and what is the cost?

The Board is soliciting your vote. We have arranged for the services of Morrow & Co., LLC to solicit votes personally or by telephone, mail, or other electronic means for a fee not expected to exceed $17,500, plus reimbursement of expenses. Votes also may be solicited in a similar manner by officers and employees of the Company on an uncompensated basis. The Company will pay all solicitation costs and will reimburse banks, brokers, or other nominees for postage and expenses incurred by them for sending proxy materials to beneficial owners.

Voting Matters

10.	What items of business will be voted on at the Meeting?

The items of business scheduled to be voted on at the Meeting are:

•	Item 1 - Election of 14 Director nominees named in this proxy statement

•	Item 2 - Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014

•	Item 3 - Advisory vote to approve named executive officer compensation

•	Items 4 - 7 - Shareholder proposals

11.	What is a quorum and what other voting information should I be aware of?

As of the Record Date, 419,811,056 shares of our common stock were outstanding. A majority of these shares represented at the Meeting either in person or by proxy constitutes a quorum. A quorum is required to conduct business at the Meeting. All shares represented at the Meeting are counted for the purpose of determining a quorum, without regard to abstentions or broker non-votes. A broker non-vote occurs when an entity holding shares in street name, such as a bank or broker, has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter or is not permitted to vote those shares on a non-routine matter. You are entitled to one vote for each share of common stock you owned on the Record Date.

If you are a beneficial owner, we encourage you to provide instructions to your bank, broker, or other nominee by executing the voting form supplied to you by that entity. A broker will be permitted to vote your shares on Item 2 without your instructions because Item 2 is considered a routine matter under applicable New York Stock Exchange (later referred to as NYSE) rules; however, your broker cannot vote your shares on any other items unless you provide instructions because these are deemed to be non-routine matters under NYSE rules. Therefore, your failure to give voting instructions means that your shares will not be voted on these non-routine items and, as applicable, your unvoted shares will be broker non-votes. An item to be voted on may require a percentage of votes cast, rather than a percentage of shares outstanding, to determine passage or failure. Votes cast is defined to include both “For” and “Against” votes and excludes abstentions and broker non-votes. If your proxy card is not completed properly, such as marking more than one box for an item, your vote for that particular item will be treated as an abstention.

12.	What is the vote required for each item to be voted on?

For the election of directors named under Item 1, the 14 nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. As further described in Item 1 below, any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation to the Corporate Governance Committee following certification of the shareholder vote. Abstentions and broker non-votes will have no effect.

With respect to Item 2, ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will have no effect.

For Item 3, the affirmative vote of a majority of the votes cast is required to approve, by non-binding vote, named executive officer compensation. Abstentions and broker non-votes will have no effect.

The non-binding shareholder proposals in Items 4 through 7, must receive the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will have no effect. Notwithstanding the shareholder vote on Items 4 through 7, the ultimate adoption of such shareholder proposals is at the discretion of the Board.

13.	Will any other matters be voted on other than those described in this proxy statement?

We do not know of any business that will be considered at the Meeting other than the matters described in this proxy statement. However, if other matters are presented properly, your executed appointment of a proxy will give authority to the appointed proxies to vote on those matters at their discretion, unless you indicate otherwise in writing.

14.	Where can I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting. Final voting results will be posted on our Internet website at www.firstenergycorp.com/annualmeeting and will also be provided in a Current Report on Form 8-K, which is required to be filed with the SEC within four business days after the date of the Meeting. You may also automatically receive the Company’s SEC Alerts (which include alerts for the filing of Forms 8-K filed by the Company with the SEC) via e-mail by visiting our Internet website at www.firstenergycorp.com and clicking on Investors, SEC Filings & Reports and then the E-mail Alert icon.

How You Can Vote

15.	Who is entitled to vote at the Meeting?

Shareholders of record of FirstEnergy common stock as of the Record Date are entitled to receive notice of the Meeting and vote their shares. If you plan to attend the Meeting, you will need to register in advance by following the advance registration instructions below.

16.	How does the Board recommend that I vote?

Your Board recommends that you vote as follows:

•	“For” the 14 nominees to the Board who are listed in this proxy statement (Item 1);

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (Item 2);

•	“For” the advisory vote to approve named executive officer compensation (Item 3); and

•	“Against” each of the shareholder proposals (Items 4 through 7).

17.	How do I vote?

If you are a shareholder of record or an employee who holds unvested restricted stock, you can vote your shares using one of the following methods. Whether you plan to attend the Meeting or not, we encourage you to vote as soon as possible.

•	By Internet - Go to the Internet website indicated on your proxy card, Notice of Internet Availability or other electronic communications and follow the instructions.

•	By telephone - Call the toll-free number indicated on your proxy card or other electronic communications using a touch-tone telephone and follow the instructions.

•	By mail

¡	Complete, date and sign the proxy card that you received in the mail. If you properly sign your proxy card but do not mark your choices, your shares will be voted as recommended by your Board.

¡

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Corporate Election Services, the Company’s independent proxy tabulator and Inspector of Election. The address is FirstEnergy Corp., c/o Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

•	At the Meeting - You may vote in person at the Meeting, even if you previously appointed a proxy by Internet, telephone, or mail.

If you received a Notice of Internet Availability and would like to vote by telephone or mail, please follow the instructions on your notice to request a paper copy of the proxy materials and proxy card.

If you are a participant in the FirstEnergy Corp. Savings Plan, your proxy card will include the shares of common stock held for your account in the FirstEnergy Corp. Savings Plan and any other shares registered with our transfer agent, American Stock Transfer & Trust Company, LLC, as of the Record Date. You can vote shares allocated to your Savings Plan account by submitting your voting instructions by telephone or through the Internet as instructed on your proxy card or by completing, signing, and dating the proxy card and returning the form in the enclosed postage-prepaid envelope. Subject to the Employee Retirement Income Security Act of 1974, as amended, and pursuant to the Savings Plan provisions, the Savings Plan’s Trustee will vote all shares as instructed by Savings Plan participants and shares for which the Savings Plan’s Trustee does not receive timely voting instructions will be voted in the same proportion as the shares held under the Savings Plan for which the Savings Plan’s Trustee receives timely voting instructions. Because the Savings Plan Trustee is the only one who can vote your FirstEnergy Corp. Savings Plan shares, you may not vote such shares at the Meeting.

Beneficial owners (other than participants in the FirstEnergy Corp. Savings Plan) will receive instructions from the holder of record (the bank, broker or other nominee that holds your shares) that you must follow in order for your shares to be voted. Also, please note that if you wish to vote in person at the Meeting, you must request a legal proxy from your bank, broker, or other nominee that holds your shares and present that legal proxy identifying you as the beneficial owner of your shares of FirstEnergy common stock and authorizing you to vote those shares at the Meeting.

If you are voting by Internet, telephone or mail, your vote must be received by 7:00 a.m. Eastern time on Tuesday, May 20, 2014, to be counted in the final tabulation except for participants in the FirstEnergy Corp. Savings Plan. If you are a participant in the FirstEnergy Corp. Savings Plan, your vote must be received by 6:00 a.m. Eastern time on Monday, May 19, 2014, to be counted in the final tabulation.

18.	How may I revoke my proxy?

You may revoke your appointment of a proxy or change your related voting instructions one or more times before the Meeting commences by:

•	Mailing a proxy card that revises your previous appointment and voting instructions;

•	Voting by telephone or Internet after the date of your previous appointment and voting instructions;

•	Voting in person at the Meeting (other than participants in the FirstEnergy Corp. Savings Plan); or

•	Notifying the Corporate Secretary of the Company in writing prior to the commencement of the Meeting.

The proxy tabulator will treat the last instructions it receives from you as final. For example, if a proxy card is received by the proxy tabulator after the date that a telephone or Internet appointment is made, the tabulator will treat the proxy card as your final instruction. For that reason, it is important to allow sufficient time for your voting instructions on a mailed proxy card to reach the proxy tabulator before changing them by telephone or Internet. Please note that unless you are voting in person at the Meeting, in order to be counted, the revocation or change must be received by the date and time discussed above in Question 17. Also refer to “How do I vote?” section above for additional instructions.

If you are a beneficial owner of shares, you must follow the directions you receive from your bank, broker, or other nominee in order to change your vote.

Attending the Annual Meeting

19.	Do I need to register in advance to attend the Meeting?

Yes. In accordance with our security procedures, if you plan to attend the Meeting, you will need to register in advance by following the advance registration instructions below.

Attendance at the Meeting will be limited to the Company’s invited guests and to persons owning FirstEnergy Corp. shares as of the Record Date of March 21, 2014, who register in advance of the Meeting as described below and present (i) an admission card (refer to further instructions below) and (ii) a valid form of government-issued photo identification. If you are a beneficial owner of shares (other than being a participant in the FirstEnergy Corp. Savings Plan), to attend the meeting you will also need an original copy of a letter or legal proxy from your bank, broker, or other nominee or your account statement showing proof that you own FirstEnergy shares as of the Record Date. The admission card admits only the named shareholder(s) and is not transferable.

Advance Registration

•

If you are a shareholder of record, participant in the FirstEnergy Corp. Savings Plan or an employee who holds unvested restricted stock and you are voting by telephone or Internet, or by mail: To register to attend the Meeting, please indicate that you will attend the Meeting when voting by Internet or telephone, or check the appropriate registration box on your proxy card if voting by mail.

•	All other shareholders: To register to attend the Meeting and, as applicable, have an admission card mailed to you, please send a request containing all of the information described below.

Send your request by mail to: FirstEnergy Corp. Annual Meeting Registration — A-GO-16, 76 South Main Street, Akron, OH 44308-1890; by email to: Registration@FirstEnergyCorp.com or by fax: 330-777-6519.

1.	Your name, mailing address and telephone number; and

2.

If you are a beneficial owner (other than participants in the FirstEnergy Corp. Savings Plan), proof that you own FirstEnergy shares (such as a photocopy of a letter or legal proxy from your bank, broker, or other nominee or a photocopy of your account statement redacting any necessary information) as of the Record Date of March 21, 2014.

Admission Card

If you plan to attend the Meeting, please follow the advance registration instructions above and bring the admission card with you to the Meeting. If you are a shareholder of record, participant in the FirstEnergy Corp. Savings Plan or an employee who holds unvested restricted stock, your proxy card or one-page Notice of Internet Availability will serve as your admission card. All other shareholders must follow the instructions above to receive an admission card.

Other Related Matters

If you desire to have one representative attend the Meeting on your behalf or one representative designated to present a shareholder proposal properly brought before the Meeting, please follow the process under “All other shareholders” above and include the name, mailing address and telephone number of that representative.

Cameras, recording equipment, computers, large bags and items such as briefcases, backpacks and packages will not be permitted in the Meeting room. No individual may use communication devices, take photographs, or use audio or video recording equipment in the Meeting facilities without the express written permission of the Company. No firearms or weapons will be allowed in the Meeting facilities. Signage and other inappropriate items are likewise prohibited. The Company reserves the right to limit the number of Meeting attendees.

20.	What are the directions to the Meeting location?

John S. Knight Center, 77 E. Mill Street, Akron, OH

•	From Ohio Turnpike Via Route 8: Take I-80 East to Exit 180 (Route 8 South). Follow Route 8 South to the Perkins Street exit. Exit right onto Perkins Street. Proceed on Perkins Street until reaching High Street. Turn left onto High Street. Proceed on High Street, passing over East Market Steet. The John S. Knight Center is located on the left at the corner of High & Mill Streets.
•	From North Via I-77 & West Via I-76: Take I-77/I-76 (they run concurrently briefly) to Exit 22A. Merge with a one-way side street (South Street). Follow South Street to the 2nd light - At that point all traffic must turn left onto Broadway. Follow Broadway to Mill Street. The John S. Knight Center is located at the corner of Broadway & Mill Streets.
•	From North and South via I-71: Take I-71 to I-76 East to Exit 22A (Main/Broadway/Downtown) then follow directions above.
•	From South: Take I-77 to Exit 22A. Take Broadway and follow Broadway to Mill Street. The John S. Knight Center is located on the left at the corner of Broadway & Mill Streets.

Parking is available next to and near the John S. Knight Center.

Shareholder Proposals For 2015

21.	When are shareholder proposals due for the 2015 Annual Meeting?

Under the rules of the SEC, a shareholder who wishes to offer a proposal for inclusion in the Company’s proxy statement and proxy card for the 2015 Annual Meeting must submit the proposal and any supporting statement by December 2, 2014, to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890. Any proposal received after that date will not be eligible for inclusion in the 2015 proxy statement and proxy card.

Under our Amended Code of Regulations (later referred to as the Amended Regulations), a shareholder who wishes to properly introduce an item of business before an annual meeting of shareholders must follow the applicable rules and procedures. The procedures provide that we must receive the notice of intention to introduce an item of business, including nominations of candidates for election to our Board, at an annual meeting not less than 30 nor more than 60 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the meeting, notice must be received not later than the close of business on the 10th calendar day following the day on which the public announcement is first made. Accordingly, if a public announcement of the date of the 2015 annual meeting is made at least 70 calendar days prior to the date of the meeting and assuming that our 2015 Annual Meeting is held on the third Tuesday of May, we must receive any notice of intention to introduce an item of business at that meeting no earlier than March 20, 2015 and no later than April 19, 2015; otherwise, we must receive any notice of intention to introduce an item of business at that meeting no later than the close of business on the 10th calendar day following the day on which the public announcement is first made. If we do not receive notice as set forth above or if certain other requirements of applicable law are met, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting. Our Amended Regulations are available upon written request to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890.

Obtaining Additional Information

22.	How can I learn more about FirstEnergy’s operations?

You can learn more about our operations by reviewing the annual report to shareholders for the year ended December 31, 2013, that is included with the mailing of this proxy statement. You can also view the annual report and other information by visiting our Internet website at www.firstenergycorp.com/financialreports or www.ReadMaterial.com/FE.

A copy of our latest Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, including the financial statements and the financial statement schedules, will be sent to you, without charge, upon written request to Rhonda S. Ferguson, Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890. You also can view the Form 10-K by visiting the Company’s Internet website at www.firstenergycorp.com/financialreports. Information contained on any of the Company Internet sites is not deemed to be part of this proxy statement.

Corporate Governance and Board of Directors Information

What is the leadership structure of the FirstEnergy Board?

The Board separated the positions of Chief Executive Officer and Chairman of the Board in 2004 when it elected George M. Smart as its non-executive Chairman of the Board and Anthony J. Alexander as President and Chief Executive Officer (later referred to as our CEO). Our Amended Regulations and Corporate Governance Policies do not require that our Chairman of the Board of Directors and Chief Executive Officer positions be separate, and the Board has not adopted a specific policy or philosophy on whether the role of the Chief Executive Officer and Chairman of the Board of Directors should be separate. However, having a separate Chairman of the Board and Chief Executive Officer has allowed our CEO to focus more time on our day-to-day operations. The independent Chairman of the Board provides a non-management point of contact for shareholders and other interested parties to send written communications to the Board.

As required by the NYSE Listing Standards, FirstEnergy schedules regular executive sessions for our independent directors to meet without management participation. Because an independent director is required to preside over each such executive session of independent directors, we believe it is more efficient to have our independent Chairman of the Board preside over all such meetings as opposed to rotating that function among all of the Company’s independent directors.

What action has the Board taken to determine the independence of directors?

The Board annually reviews the independence of each of its members to make the affirmative determination of independence that is called for by our Corporate Governance Policies and required by the SEC and the listing standards of the NYSE, including certain independence requirements of Board members serving on the Audit Committee and the Compensation Committee.

The Board adheres to the definition of an “independent” director as established by the NYSE and the SEC. The definition used by the Board to determine independence is included in our Corporate Governance Policies and can be viewed by visiting our Internet website at www.firstenergycorp.com/charters.

Compliance with the definition of independence is reviewed annually by the Corporate Governance Committee. During this review, the Board recognizes that in the ordinary course of business, relationships and transactions may occur between the Company and its subsidiaries and entities with which some of our Directors are or have been affiliated. Accordingly, our Corporate Governance Guidelines provide categorical standards to assist the Board in determining what constitutes a material relationship for purposes of determining a director’s independence. The following relationships are not considered to be a material relationship that would impair a Director’s independence: if the Director, an immediate family member or a person or organization with which the Director has an affiliation purchases electricity or related products or services from the Company or its subsidiaries in the ordinary course of business and where the rates or charges involved in the transaction are fixed in conformity with law or governmental authority or otherwise meet the requirements of Item 404(a) Instruction 7 of the SEC’s Regulation S-K. Each independent director is required to report to the Corporate Secretary any changes in information that was used to determine independence.

Which directors and nominees are independent?

Based on the most recent annual independence review, the Board affirmatively determined that all nominees (Paul T. Addison, Michael J. Anderson, William T. Cottle, Robert B. Heisler, Jr., Julia L. Johnson, Ted J. Kleisner, Donald T. Misheff, Ernest J. Novak, Jr., Christopher D. Pappas, Catherine A. Rein, Luis A. Reyes, George M. Smart and Wes M. Taylor) and Dr. Carol A. Cartwright are independent, in each case under these independence standards, with the exception of Mr. Anthony J. Alexander. Mr. Alexander is not considered an independent director because of his employment as our President and CEO. Dr. Cartwright has tendered her resignation and provided a notice of retirement from the Board as of the date of the Meeting in accordance with our Corporate Governance Policies. The Board accepted her resignation and has not nominated Dr. Cartwright as a candidate for reelection at the Meeting.

In making such determination, the Board considered the fact that certain directors are executive officers of companies with which we conducted business. In addition, many of our directors are or were directors, trustees, or similar advisors of entities with which we conducted business or of non-profit organizations with which we conducted business and/or made contributions. Specifically, the Board considered the following relationships that existed during the preceding three years between the Company and its subsidiaries and certain entities affiliated with our directors:

•	Purchases from the Company for non-regulated electric services and related non-electric services (Dr. Cartwright, Ms. Johnson and Messrs. Anderson, Heisler, Kleisner, Misheff, Novak, and Smart);

•	Payments by the Company of fees for non-advisory cash financial services (Dr. Cartwright and Ms. Rein) and non-advisory trustee and investment management financial services (Ms. Rein);

•	Purchases by the Company of electric power generation and equipment, fuel and related products, and generator service (Messrs. Anderson, Reyes, Smart and Taylor);

•	Purchases by the Company of temporary labor and mutual emergency assistance (Ms. Johnson and Mr. Reyes);

•	Purchases by the Company of tire products (Mr. Heisler);

•	Payments by the Company relating to workers compensation (Messrs. Heisler and Novak);

•	Purchases by the Company for banquet related services (Messrs. Heisler, Kleisner and Misheff); and

•	Payments by the Company relating to charitable contributions, membership fees/dues and related expenses (Dr. Cartwright and Messrs. Anderson, Heisler, Kleisner, Misheff, Novak, and Smart).

In all cases, the Board determined that the nature of the business conducted and any interest of the applicable director in that business were immaterial both to the Company and to the director. Pursuant to the Company’s Corporate Governance Policies, the Board also determined that the amounts paid to or received from the other entity affiliated with the applicable director in connection with the applicable transactions in each of the last three years did not exceed the greater of $1 million or 2 percent of the consolidated gross revenue of that entity, which is the threshold set forth in the NYSE listing standards and our Corporate Governance Policies. The Corporate Governance Committee determined that none of the relationships described above constituted a related person transaction requiring disclosure as set forth in the Related Person Transactions Policy described under the heading “Certain Relationships and Related Person Transactions” in this proxy statement. In addition, outside of their service as a Company director, the Company’s directors do not currently provide professional or other services to the Company, its affiliates or any officer of the Company and the Company’s directors are not related to any executive officer of the Company. Also, in each case where the director is an executive officer of another company, any transactions constituted less than one percent of your Company’s and the other company’s consolidated gross revenues in each of the last three completed fiscal years.

What function does the FirstEnergy Board perform?

Although your Board has the responsibility for establishing broad corporate policies and for our overall performance, the Board is not involved in day-to-day operations of the Company. Management keeps the directors informed of our business and operations with various reports and documents that are sent to them each month. Management also makes operating and financial presentations at Board and committee meetings. The Board established the committees described below to assist in performing its responsibilities.

The Board believes that the Company’s policies and practices should enhance the Board’s ability to represent your interests as shareholders. In support of this philosophy, the Board established Corporate Governance Policies which, along with charters of the Board committees, serve as a framework for meeting the Board’s duties and responsibilities with respect to the governance of the Company. Our Corporate Governance Policies and Board committee charters can be viewed by visiting our Internet website at www.firstenergycorp.com/charters. Any amendments to these documents will promptly be made available on our Internet website.

What is FirstEnergy’s Risk Management Process and the Board’s Role in Risk Oversight?

The Company faces a variety of risks and recognizes that the effective management of those risks contributes to the overall success of the Company. The Company has implemented a process for identifying, prioritizing, reporting, monitoring, managing, and mitigating its significant risks. A Risk Policy Committee, consisting of the Chief Risk Officer and senior executive officers, provides oversight and monitoring to ensure that appropriate risk policies are established and carried out and processes are executed in accordance with selected limits and approval levels. Other Company committees exist to address topical risk issues. Timely reports on significant risk issues are provided as appropriate to employees, management, senior executive officers, respective Board committees, and the full Board. The Chief Risk Officer also prepares enterprise-wide risk management reports that are presented to the Audit Committee, the Finance Committee and the Board.

The Board administers its risk oversight function through the full Board as well as through the various Board committees. Specifically, the full Board considers applicable risks of the Company at each meeting in connection with its consideration of significant business and financial developments of the Company. Also, the Audit Committee Charter requires the Audit Committee to oversee, assess, discuss, and generally review the Company’s policies with respect to the assessment and management of risks, including risks related to the financial statements and financial reporting process of the Company, credit risk, and liquidity and commodity market risks. It also reviews and discusses with management the steps taken to monitor, control, and mitigate such exposures. Through this oversight process, the Board obtains an understanding of significant risk issues on a timely basis, including the risks inherent in the Company’s strategy. In addition, while the Company’s Chief Risk Officer administratively reports to the Chief Financial Officer, he has full access to the Audit and Finance Committees and attends each of their Committee meetings.

In addition to the Audit Committee’s role in risk oversight, our other Board committees also play a role in risk oversight within each of their areas of responsibility. The Compensation Committee is responsible for reviewing, discussing, and assessing risks related to compensation programs, including incentive compensation and equity-based plans, and risks related to compensation philosophy and structure. See, also, “Risk Assessment of Compensation Programs” found in the Compensation Discussion and Analysis section in this proxy statement. The Corporate Governance Committee considers risks relating to corporate governance, Board and committee membership, the performance of the Board, and related party transactions. The Finance Committee evaluates the impact of risk resulting from financial resources and strategies, including capital structure policies, financial forecasts, budgets and financial transactions, commitments, expenditures, long and short term debt levels, dividend policy, issuance of securities, exposure to fluctuation in interest rates, share repurchase programs and other financial matters deemed appropriate by the Board. The Nuclear Committee considers the risks associated with the safety, reliability, and quality of our nuclear operations. Further, day-to-day risk oversight is conducted by our Corporate Risk department and our senior management and is shared with our Board or Board committees, as appropriate. We believe that the Board’s role in risk oversight is consistent with the Board’s leadership structure.

Does FirstEnergy provide any training for its Board members?

Yes. The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors. All new directors participate in orientation soon after being elected to the Board. Also, the Board makes available and encourages continuing education programs for Board members, which may include internal strategy meetings, third-party presentations, and externally offered programs.

How many meetings did the Board hold in 2013?

Your Board held eleven meetings during 2013. All directors attended 75 percent or more of the meetings of the Board and of the committees on which they served in 2013.

Non-management directors, who are all of the independent directors, are required to meet as a group in executive sessions without the CEO, any other non-independent director, or management at least six times in each calendar year. George M. Smart, the non-executive Chairman of the Board, presides over all executive sessions. During 2013, the non-management directors met eleven times in executive sessions.

Members of the Nuclear Committee and other Board members also participate in regular site visits of the Company’s nuclear units and other operating locations.

What standing committees has the Board established?

The Board established the standing committees listed below. All committees are comprised solely of independent directors as determined by the Board in accordance with our Corporate Governance Policies, which incorporate the NYSE listing standards and applicable SEC rules. All members of the Audit Committee, Compensation Committee and the Corporate Governance Committee are independent based on the definition applicable to such committee in the NYSE listing standards and SEC rules.

Audit Committee

The purpose of the Audit Committee is to assist the Board with oversight of: the integrity of the Company’s financial statements; the Company’s compliance with legal, risk management, and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditor; and the Company’s systems of internal control with respect to the accuracy of financial records, adherence to Company policies, and compliance with legal and regulatory requirements. The Audit Committee prepares the report that SEC rules require be included in the Company’s annual proxy statement and performs such other duties and responsibilities enumerated in the Audit Committee Charter. The Audit Committee’s function is one of oversight, recognizing that the Company’s management is responsible for preparing the Company’s financial statements, and the independent auditor is responsible for auditing those statements. In adopting the Audit Committee Charter, the Board acknowledges that the Audit Committee members are not employees of the Company and are not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work or auditing standards. Each member of the Audit Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company who provide information to the Audit Committee and the accuracy and completeness of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary. For a complete list of responsibilities and other information, refer to the Audit Committee Charter available on our Internet website at www.firstenergycorp.com/charters.

The Audit Committee is comprised of five independent members and met nine times in 2013. The current members of the Audit Committee are Ernest J. Novak, Jr. (Chair), Paul T. Addison, Robert B. Heisler, Jr., Catherine A. Rein, and George M. Smart. All members of the Committee are financially literate. The Board appoints at least one member of the Audit Committee who, in the Board’s business judgment, is an “Audit Committee Financial Expert,” as such term is defined by the SEC. The Board determined that independent Audit Committee and Board member Ernest J. Novak, Jr., meets this definition. See the Audit Committee Report in this proxy statement for additional information regarding the Audit Committee.

Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board as specified in the Compensation Committee Charter relating to the compensation of certain senior-level officers of the Company, including the CEO, the Company’s other non-CEO executive officers, the Chairman of the Board, if the Chairman of the Board is not the CEO, and other individuals named in the Company’s annual proxy statement; to review, discuss, and endorse a compensation philosophy and objectives that support competitive pay for performance and are consistent with the corporate strategy; to assist the Board in establishing the appropriate incentive compensation and equity-based plans for the Company’s executive officers; to administer such plans in order to attract, retain, and motivate skilled and talented executives and to align such plans with Company and business unit performance, business strategies, and growth in shareholder value; to review and discuss with the Company’s management the disclosures in the Compensation Discussion and Analysis (later referred to as the CD&A) required by applicable rules and regulations and, based upon such review and discussions, to recommend to the Board whether the CD&A should be included in the Company’s annual report and proxy statement; to produce the Compensation Committee Report to be included in the Company’s Annual Report on Form 10-K and proxy statement, in accordance with applicable rules and regulations; and to perform such other duties and responsibilities enumerated in and consistent with the Compensation Committee Charter. For a complete list of responsibilities and other information, refer to the Compensation Committee Charter available on our Internet website at www.firstenergycorp.com/charters. In addition, refer to the CD&A that can be found later in this proxy statement.

The Compensation Committee is comprised of five independent members and met five times in 2013. The current members of the Compensation Committee are Catherine A. Rein (Chair), Robert B. Heisler, Jr., Ted J. Kleisner, Christopher D. Pappas, and Wes M. Taylor. Ms. Rein will rotate off as the Compensation Committee Chair in May 2014.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to develop, recommend to the Board, and periodically review the corporate governance principles applicable to the Company; to recommend Board candidates for all directorships by identifying individuals qualified to become Board members in a manner that is consistent with criteria approved by the Board; to recommend that the Board select the director nominees for the next annual meeting of shareholders and recommend to the Board nominees to fill any vacancies and/or newly created directorships on the Board; and to oversee the evaluation of the Board and management.

In consultation with the CEO, the Chairman of the Board, and the full Board, the Corporate Governance Committee shall search for, recruit, screen, interview, and recommend prospective directors, as required, to provide an appropriate balance of knowledge, experience, and capability on the Board. The Corporate Governance Committee is guided by its charter, the Corporate Governance Policies, and other applicable laws and regulations in recruiting and selecting director candidates. Any assessment of a prospective Board or committee candidate includes, at a minimum, issues of diversity, age, background and training; business or administrative experience and skills; dedication and commitment; business judgment; analytical skills; problem-solving abilities; and familiarity with the regulatory environment. The Corporate Governance Policies provide that the Board will not nominate for re-election at any annual meeting of shareholders a non-employee Director following his or her 72nd birthday. In addition, the Corporate Governance Committee may consider such other attributes as it deems appropriate, all in the context of the perceived needs of the Board or applicable committee at that point in time. Such directors shall possess experience in one or more of the following: management or senior leadership position which demonstrates significant business or administrative experience and skills; accounting or finance; the electric utilities or nuclear power industry; or other significant and relevant areas deemed by the Corporate Governance Committee to be valuable to the Company.

The Corporate Governance Committee investigates and considers suggestions for candidates for membership on the Board, including shareholder nominations for the Board. Provided that shareholders nominating director candidates have complied with the procedural requirements set forth in the Corporate Governance Committee Charter and Amended Regulations, the Corporate Governance Committee applies the same criteria and employs substantially similar procedures for evaluating nominees suggested by shareholders for the Board as it would for evaluating any other Board nominee. The Corporate Governance Committee will give due consideration to all written shareholder nominations that are submitted in writing to the Corporate Governance Committee, in care of the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890, received at least 120 days before the publication of the Company’s annual proxy statement from a shareholder or group of shareholders owning one half of one percent (0.5 percent) or more of the Company’s voting stock for at least one year, and accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, together with the written consent of the proposed nominee to be named in the proxy statement and to serve on the Board. For a complete list of responsibilities and other information, refer to the Corporate Governance Committee Charter available on our Internet website at www.firstenergycorp.com/charters.

This committee is comprised of six independent members and met five times in 2013. The current members of this committee are Michael J. Anderson (Chair), Dr. Carol A. Cartwright, William T. Cottle, Julia L. Johnson, Luis A. Reyes, and George M. Smart. Donald T. Misheff was a member of the committee until May

2013. Michael J. Anderson was elected as Chair of the committee in May 2013. Mr. Reyes joined the committee in September 2013. Dr. Cartwright has tendered her resignation and provided a notice of retirement from the Board as of the date of the Meeting in accordance with our Corporate Governance Policies.

Finance Committee

The purpose of the Finance Committee is to monitor and oversee the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. For a complete list of responsibilities and other information, refer to the Finance Committee Charter available on our Internet site at www.firstenergycorp.com/charters.

This committee is comprised of six independent members and met four times in 2013. The current members of this committee are Paul T. Addison (Chair), Michael J. Anderson, Julia L. Johnson, Donald T. Misheff, Ernest J. Novak, Jr., and Christopher D. Pappas. Donald T. Misheff joined the committee in May 2013.

Nuclear Committee

The purpose of the Nuclear Committee is to monitor and oversee the Company’s nuclear program and the operation of all nuclear units in which the Company or any of its subsidiaries has an ownership or leasehold interest. For a complete list of responsibilities and other information, refer to the Nuclear Committee Charter available on our Internet site at www.firstenergycorp.com/charters.

This committee is comprised of six independent members and met six times in 2013. The current members of this committee are William T. Cottle (Chair), Dr. Carol A. Cartwright, Ted J. Kleisner, Donald T. Misheff, Luis A. Reyes and Wes M. Taylor. Mr. Reyes joined the committee in September 2013. Dr. Cartwright has tendered her resignation and provided a notice of retirement from the Board as of the date of the Meeting in accordance with our Corporate Governance Policies.

Does the Board have a policy in regard to the number of boards on which a director can serve?

Yes. Our Corporate Governance Policies provide that it is the expectation that directors will not, without the Board’s approval, serve on the board of directors of more than three other non-affiliated companies having securities registered under the Securities Exchange Act of 1934, as amended (later referred to as the Exchange Act). All of our directors are in compliance with this policy.

What is the Board’s policy regarding Board members’ attendance at the Annual Meeting of Shareholders?

As set forth in the Company’s Corporate Governance Policies, Directors are expected to attend the Company’s Annual Meeting of Shareholders. The Board believes that regular attendance by all directors and all nominees for directors at our Annual Meeting of Shareholders is appropriate and desirable and that all such persons should make diligent efforts to attend each meeting. All Board members who were directors at that time attended the Company’s 2013 Annual Meeting.

Did the Board use a third party to assist with the identification and evaluation of potential nominees?

No. The Board did not use a third party to assist with the identification and evaluation of potential nominees.

How can shareholders and interested parties communicate to the Board?

The Board provides a process for shareholders and interested parties to send communications to the Board and non-management directors, including the non-executive Chairman of the Board. As set forth in the Company’s Corporate Governance Policies, shareholders and interested parties may send written communications to the Board by mailing any such communications to the FirstEnergy Board of Directors, c/o Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890.

The Corporate Secretary or a member of her staff reviews all such communications promptly and relays them directly to a member of the Board, provided that such communications: (i) bear relevance to the Company and the interests of the shareholder, (ii) are capable of being implemented by the Board, (iii) do not contain any obscene or offensive remarks, (iv) are of a reasonable length, and (v) are not from a shareholder who already has sent two such communications to the Board in the last year. The Board may modify procedures for sorting shareholders’ and interested parties’ communications or adopt any additional procedures provided that they are approved by a majority of the independent directors.

Has FirstEnergy adopted a Code of Ethics?

Yes. The Company has a Code of Business Conduct that applies to all employees, including the CEO, Chief Financial Officer, and Chief Accounting Officer. In addition, the Board has a Code of Ethics and Business Conduct. These Codes can be viewed on our Internet website at www.firstenergycorp.com/charters. Any amendments to these documents or related waivers will be made available on our Internet website. Our Code of Business Conduct is available, without charge, upon written request to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890.

Audit Committee Report

The Audit Committee (later referred to in this section as the Committee) of the Board is charged with assisting the full Board in fulfilling the Board’s oversight responsibility with respect to the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Committee acts under a written charter that is reviewed annually, revised as necessary, and is approved by the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. In performing its review, the Committee discussed the propriety of the application of accounting principles by the Company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, their opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. This discussion covered the matters required by Auditing Standard No. 16, “Communications With Audit Committees,” as adopted by the Public Company Accounting Oversight Board, including its judgments as to the propriety of the application of accounting principles by the Company.

The Committee received the written disclosures and the letter from the independent registered public accounting firm regarding their independence from the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed that matter with the independent registered public accounting firm.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope, plans, and results of their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting process.

Based on the above reviews and discussions conducted, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee: Ernest J. Novak, Jr. (Chair), Paul T. Addison, Robert B. Heisler, Jr., Catherine A. Rein, George M. Smart

Matters Relating to the Independent Registered Public Accounting Firm

Audit Fees

The following is a summary of the fees paid by the Company to its independent registered public accounting firm, PricewaterhouseCoopers LLP, for services provided to the Company and its reporting subsidiaries during the years 2013 and 2012:

PricewaterhouseCoopers LLP billed the Company an aggregate of $8,001,000 in 2013 and $7,944,211 in 2012 in fees for professional services rendered for the audit of the Company’s financial statements and the review of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements, or non-audit services as noted below.

	Fees for Audit Year 2013	Fees for Audit Year 2012
Audit Fees (1)	$7,661,000	$6,954,000
Audit Related Fees (2)	300,000	594,000
Tax Fees (3)	- 0 -	396,211
All Other Fees (4)	40,000	- 0 -

	$8,001,000	$7,944,211

(1) Professional services rendered for the audits of the Company’s and certain of its subsidiaries’ annual financial statements and reviews of unaudited financial statements included in the Company’s and its SEC reporting subsidiary’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.

(2) Professional services rendered in 2013 and 2012 related to additional agreed upon procedures that included the audit of compliance with certain DOE grants, risk assurance and the audit of PE’s cost allocation manual.

(3) Professional services rendered in 2012 related to a tax feasibility analysis.

(4) Other services rendered in 2013 related to SEC Regulation AB.

The Committee has considered whether any non-audit services rendered by the independent registered public accounting firm are compatible with them maintaining their independence. The Committee, in accordance with its charter and in compliance with all applicable legal and regulatory requirements promulgated from time to time by the NYSE and SEC, has a policy under which the independent registered public accounting firm cannot be engaged to perform non-audit services that are prohibited by these requirements. The policy further states that any engagement of the independent registered public accounting firm to perform other audit-related or any non-audit services must have approval in advance by the Chair of the Committee upon the recommendation of the Vice President, Controller and Chief Accounting Officer. Such approved engagement is then presented to the Committee at its next regularly scheduled meeting. All services provided by PricewaterhouseCoopers LLP in 2013 and 2012 were pre-approved.

Items to Be Voted On

Item 1 — Election of Directors

You are being asked to vote for the following 14 nominees to serve on the Board for a term expiring at the Annual Meeting of Shareholders in 2015 and until their successors shall have been elected: Paul T. Addison, Anthony J. Alexander, Michael J. Anderson, William T. Cottle, Robert B. Heisler, Jr., Julia L. Johnson, Ted J. Kleisner, Donald T. Misheff, Ernest J. Novak, Jr., Christopher D. Pappas, Catherine A. Rein, Luis A. Reyes, George M. Smart, and Wes M. Taylor. Mr. Reyes was elected to the Board effective September 18, 2013, and is a nominee for election by shareholders at the Meeting. Mr. Reyes was recommended as a director by the members of our Corporate Governance Committee.

As previously disclosed, Dr. Carol A. Cartwright, a director of the Company or Ohio Edison Company (a subsidiary of the Company) since 1992, and current member of the Corporate Governance and Nuclear Committees, has tendered her resignation and provided a notice of retirement from the Board as of the date of the Meeting in accordance with our Corporate Governance Policies. The Board accepted her resignation and has not nominated Dr. Cartwright as a candidate for reelection at the Meeting. We are grateful for the leadership Dr. Cartwright has provided during her years of service to the Company; her wisdom, knowledge, and judgment will be missed.

The section of this proxy statement entitled “Biographical Information and Qualifications of Nominees for Election as Directors” provides information for all nominees for election at the Meeting. Your Board has no reason to believe that the persons nominated will not be available to serve after being elected. If any of these nominees would not be available to serve for any reason, shares represented by the appointed proxies will be voted either for a lesser number of directors or for another person selected by the Board. However, if the inability to serve is believed to be temporary in nature, the shares represented by the appointed proxies will be voted for that person who, if elected, will serve when able to do so.

Pursuant to the Company’s Amended Regulations, at any election of directors, the persons receiving the greatest number of votes are elected to the vacancies to be filled. Our Corporate Governance Policies also provide that in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation to the Corporate Governance Committee following certification of the shareholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Corporate Governance Committee will consider factors deemed relevant by the committee members, including the director’s length of service, the director’s particular qualifications and contributions to the Company, the reasons underlying the majority withheld vote, if known, and whether these reasons can be cured, and compliance with stock exchange listing standards and the Corporate Governance Policies. In considering the Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Corporate Governance Committee and any such additional information and factors the Board believes to be relevant. The Board will act on the Corporate Governance Committee’s recommendation no later than at its next regularly scheduled board meeting.

This Item 1 asks that you vote “FOR” the 14 nominees named in this proxy statement to serve on the Board.

Your Board Of Directors Recommends That You Vote “For” Item 1.

Item 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

You are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to examine the books and accounts of the Company for the fiscal year ending December 31, 2014. Our Amended Regulations do not require that shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, primarily we are submitting the proposal for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if the Audit Committee determines that such a change would be in the best interests of your Company and our shareholders. A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting and will be available to respond to appropriate questions, and have an opportunity to make a statement if he or she wishes to do so. We refer you to the Matters Relating to the Independent Registered Public Accounting Firm section of this proxy statement for information regarding services performed by, and fees paid to, PricewaterhouseCoopers LLP during the years 2012 and 2013.

This Item 2 asks that you vote “FOR” the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

Your Board Of Directors Recommends That You Vote “For” Item 2.

Item 3 — Advisory Vote to Approve Named Executive Officer Compensation

The following proposal provides shareholders the opportunity to cast an annual advisory, non-binding vote on compensation for the named executive officers (later referred to as the NEOs), as further described in the CD&A by voting for or against the following resolution. This resolution is required pursuant to Regulation 14A of the Exchange Act. The next advisory vote on executive officer compensation is scheduled to occur at the Company’s 2015 Annual Meeting of Shareholders.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the FirstEnergy Corp. NEOs, as such compensation is disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables, and the other related narrative executive compensation disclosure contained in this proxy statement.”

The primary objectives of your Company’s executive compensation program are to attract, motivate, retain, and reward the talented executives who we believe can provide the performance and leadership we need to achieve success in the highly complex and competitive energy services industry. Our executive compensation program is centered on a pay for performance philosophy and is aligned with the long-term interests of our shareholders. In 2013, no compensation adjustments were provided to our NEOs, positioning the total annual compensation opportunities provided to our NEOs, in the aggregate, at 5 percent below the revenue-regressed 50th percentile of our peer group.

In 2012 and 2013, we received majority support for our shareholders’ advisory vote to approve NEO compensation. However, in recognition of shareholder interest in this area, the Board and the Compensation Committee took actions to understand and address shareholder concerns and opinions. In this regard, we instituted a shareholder outreach program in order to better understand our shareholders’ concerns and further evaluate our executive compensation and corporate governance practices. Through this shareholder outreach program, the non-executive Chairman of the Board and management contacted our top 20 shareholders representing ownership of over 52 percent of our outstanding shares as of December 31, 2013. Additionally, members of Management contacted the remaining Top 100 shareholders representing ownership of over 13 percent of our outstanding shares as of December 31, 2013. Through this personal outreach, we learned more about our shareholders’ views on matters related to our compensation practices related to our NEOs and our corporate governance practices.

Following the conclusion of our shareholder outreach program, during 2013 and early 2014, the Compensation Committee reviewed its compensation plans and programs and corporate governance practices, generally, and the topics identified by the Company’s shareholders participating in the shareholder outreach program, specifically, with the Compensation Committee’s independent consultant, Meridian Compensation Partners, LLC. Accordingly, in 2014, your Compensation Committee and Board approved a number of revisions to the executive compensation plans and programs and corporate governance practices in response to the feedback from certain major shareholders. The changes to our executive compensation plans and programs and corporate governance practices for 2014 include:

•	Determining that no compensation opportunity increases will be provided for any NEO during the annual compensation review process in 2013,
•	Reducing the payout from the 2013 Short-Term Incentive Program (later referred to as STIP) for our NEOs to 85 percent of the earned award,
•

Strengthening the relationship between pay and performance by providing a completely at-risk Long-Term Incentive Program (later referred to as LTIP) in 2014, the result of which puts 78 percent of the NEOs total compensation opportunity, in the aggregate, completely at-risk,

•	Eliminating overlapping performance measures in the STIP and LTIP in 2014, with the exception of the Safety performance measure,
•	Implementing a clawback policy in 2014,
•	Formally prohibiting hedging and pledging of the Company’s securities under the FirstEnergy Corp. Insider Trading Policy,
•	Closing the FirstEnergy Corp. Supplemental Executive Retirement Plan to new entrants,
•	Moving to a qualified and nonqualified cash-balance pension plan formula for new hires after January 1, 2014, and
•	Eliminating the counting of unvested performance-adjusted restricted stock units towards share ownership guideline requirements.

We direct you to the CD&A for a more detailed discussion of these changes.

Your Board believes that these changes maintain a competitive compensation opportunity while addressing shareholder concerns in a continued challenging environment for the Company. Additional outreach regarding these changes has been viewed positively by shareholders thus far. We encourage you to carefully review our CD&A and to indicate your support for our NEOs executive compensation.

Your Board recommends that shareholders vote “FOR” approval of Item 3. Because your vote is advisory, it will not be binding upon the Board. However, your Board carefully considers shareholders’ opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation practices.

Your Board Of Directors Recommends That You Vote “For” Item 3.

Shareholder Proposals

Four shareholders have indicated their intention to present at the Meeting the following proposals for consideration and action by the shareholders. Your Board of Directors recommends that you vote “AGAINST” these shareholder proposals in Items 4 through 7 for the reasons noted in the Company’s response following each shareholder proposal.

Item 4 — Adoption of a Specific Performance Policy

The shareholder proposal requests that your Board and Compensation Committee adopt a policy that requires shareholder approval of quantifiable performance metrics, numerical formulas, and payout schedules for future awards to our NEOs. Your Board recommends that you vote “AGAINST” this shareholder proposal.

As described further in the “2014 Shareholder Proposals” section of this proxy statement, your Board believes that your Company’s current procedures to determine equity compensation awarded to our NEOs support the objectives of our executive compensation program, are fair and transparent, and serve the best interests of our shareholders.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2014 Shareholder Proposals” section of this proxy statement.

Item 5 — Retirement Benefits

The shareholder proposal requests that your Board seek shareholder approval of any future extraordinary retirement benefits (as defined in the proposal) for senior executives and requests that your Board implement such policy in a manner that does not violate any existing employment agreements or vested pension benefits. Your Board recommends that you vote “AGAINST” this shareholder proposal.

At your Company’s most recent annual meeting of shareholders, a substantially identical proposal received only 33 percent support from our shareholders. As described further in the “2014 Shareholder Proposals” section of this proxy statement and in light of the recent voting result, your Board believes that this proposal does not serve the best interests of your Company’s shareholders.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2014 Shareholder Proposals” section of this proxy statement.

Item 6 — Vesting of Equity Award Policy

The shareholder proposal requests that your Company adopt a policy that, in the event of a change of control of your Company, there shall be no acceleration of vesting of any future equity pay to a senior executive, provided, however, that the Board’s Compensation Committee may provide that any unvested award can vest on a partial, pro rata basis up to the day of termination. Your Board recommends that you vote “AGAINST” this shareholder proposal.

As described further in the “2014 Shareholder Proposals” section of this proxy statement, your Board believes that placing an arbitrary limit on any future vesting of executive equity pay does not serve the best interests of your Company’s shareholders.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2014 Shareholder Proposals” section of this proxy statement.

Item 7 — Director Election Majority Vote Standard

The shareholder proposal requests that your Board take measures necessary to amend your Company’s Amended Articles of Incorporation to provide that director nominees be elected by the affirmative vote of the majority of the votes cast at an annual meeting of shareholders. Your Board recommends that you vote “AGAINST” this shareholder proposal.

At your Company’s most recent annual meeting of shareholders, a substantially identical proposal received only 38% support from our shareholders. As described further in the “2014 Shareholder Proposals” section of this proxy statement and in light of the recent voting result, your Board believes that the Board’s existing director resignation policy already accomplishes the primary objective of the proposal as further described below.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2014 Shareholder Proposals” section of this proxy statement.

Review of Director Nominees

The Corporate Governance Committee, comprised entirely of independent directors, recommends Board candidates by identifying qualified individuals in a manner that is consistent with criteria approved by the Board. In consultation with the CEO, the non-executive Chairman of the Board, and the full Board, the Corporate Governance Committee searches for, recruits, screens, interviews, and recommends prospective directors to provide an appropriate balance of knowledge, experience, and capability on the Board. Assessment of a prospective Board candidate includes, at a minimum, consideration of diversity; age; background and training; business or administrative experience and skills; dedication and commitment; business judgment; analytical skills; problem-solving abilities; and familiarity with the regulatory environment. In addition, the Corporate Governance Committee may consider such other attributes as it deems appropriate, all in the context of the perceived needs of the Board or applicable committee at that point in time.

Each year, the Corporate Governance Committee assesses the size and composition of the Board in light of the operating requirements of the Company and the current makeup of the Board, all in the context of the needs of the Board at a particular point in time. Each of the nominees brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in a wide variety of areas necessary to oversee the operations of the Company. In accordance with the Corporate Governance Committee charter, each current director contributes and each future director shall contribute knowledge, experience, or skill in at least one domain that is important to the Company. For example, our directors possess experience in one or more of the following: management or senior leadership position that demonstrates significant business or administrative experience and skills; accounting or finance; the electric utilities or nuclear power industry; or other significant and relevant areas deemed by the Corporate Governance Committee to be valuable to the Company.

The Corporate Governance Committee believes that well-assembled Boards consist of a diverse group of individuals who possess a variety of complementary skills and experiences. It considers this variety of complementary skills in the broader context of the Board’s overall composition with a view toward constituting a Board that, as a body, possesses the appropriate skills, experience, attributes, and qualities required to successfully oversee the Company’s operations.

Neither the Corporate Governance Committee nor the Board has an established policy regarding the consideration of diversity in identifying director nominees. However, the Corporate Governance Committee recognizes that racial and gender diversity of the Board are an important part of its analysis as to whether the Board constitutes a body that possesses a variety of complementary skills and experiences. The Corporate Governance Committee also considers each individual nominee’s differences in point of view, professional experience, education, and other individual skills, qualities, and attributes that contribute to the optimal functioning of the Board as a whole.

Biographical Information and

Qualifications of Nominees for Election as Directors

The following provides information about each director nominee, as of the date of this proxy statement. The information presented below includes each nominee’s specific experiences, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to the conclusion that he/she should serve as a Director of the Company.

Paul T. Addison — Age 67

Position, Principal Occupation and Business Experience: Retired in 2002 as managing director in the Utilities Department of Salomon Smith Barney (Citigroup), an investment banking and financial services firm. Director of the Company since 2003.

Key Attributes, Experience and Skills: Mr. Addison received an M.B.A. in Finance and General Business Administration from the Harvard University Graduate School of Business. His career included positions of increasing responsibility in the investment banking and financial services sector, culminating as the managing director of the Utilities Department at Salomon Smith Barney (Citigroup). This wealth of experience in the financial services sector makes Mr. Addison a strong contributor to the Board, specifically and the Company generally.

Committees: Audit, Finance (Chair)

Anthony J. Alexander — Age 62

Position, Principal Occupation and Business Experience: President and Chief Executive Officer since 2004 of the Company. He has been a Director of FirstEnergy Solutions Corp. since 1999 and also serves as a Director of many other subsidiaries of the Company. Director of the Company since 2002.

Key Attributes, Experience and Skills: Mr. Alexander received an undergraduate degree in accounting and a degree in law from The University of Akron. He has an extensive forty year career at Ohio Edison Company and later FirstEnergy Corp., and has held executive leadership positions, including Executive Vice President and General Counsel, Chief Operating Officer, and currently President and Chief Executive Officer. He completed the Program for Management Development at the Harvard Graduate School of Business and the Reactor Technology Course for Utility Executives at the Massachusetts Institute of Technology. With this vast experience, Mr. Alexander brings to the Board an extraordinary understanding of the inner workings of the public utilities industry in general, and FirstEnergy Corp., in particular.

Michael J. Anderson — Age 62

Position, Principal Occupation and Business Experience: Chairman of the board of directors and chief executive officer since 2012 of The Andersons, Inc., a diversified company with interests in the grain, ethanol, and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Chairman of the board of directors, president and chief executive officer of The Andersons, Inc. from 2009 to 2012 and president, chief executive officer and director of The Andersons, Inc. from 1999 to 2009. He has been chairman of the board of Interstate Bakeries Corp. within the past five years. Director of the Company since 2007.

Key Attributes, Experience and Skills: Mr. Anderson received an M.B.A. in Finance and Accounting from the Northwestern University Kellogg Graduate School of Management and was a Certified Public Accountant. He participated in the Harvard Advanced Management Program. Mr. Anderson was an auditor for Arthur Young & Co. In 1996, he became president and chief operating officer of The Andersons, Inc., and he is currently that company’s president, chief executive officer, and chairman. The skills and attributes related to Mr. Anderson’s experience in the accounting and executive management areas are invaluable assets for the Board.

Committees: Corporate Governance (Chair), Finance

William T. Cottle — Age 68

Position, Principal Occupation and Business Experience: Retired in 2003 as chairman of the board, president, and chief executive officer of STP Nuclear Operating Company, a nuclear operating company for the South Texas Project. Director of the Company since 2003.

Key Attributes, Experience and Skills: Mr. Cottle has served as a consultant in the nuclear industry. He has extensive experience in the nuclear field and has held leadership positions at Entergy and Houston Lighting and Power, as well as with the Nuclear Regulatory Commission and the Tennessee Valley Authority. In addition, he previously served as chairman, president, and chief executive officer of STP Nuclear Operating Company. This nuclear industry experience is essential to our Board.

Committees: Corporate Governance, Nuclear (Chair)

Robert B. Heisler, Jr. — Age 65

Position, Principal Occupation and Business Experience: Retired in 2011 as Dean of the College of Business Administration and Graduate School of Management (a position held since 2008) of Kent State University. Special assistant for Community and Business Strategies to the president of Kent State University from September 2008 to October 2008 and from 2007 to June 2008. Interim vice president for Finance and Administration of Kent State University from June 2008 to September 2008. Retired in 2007 as chairman of the board (a position held since 2001) of KeyBank N.A., the flagship banking entity within KeyCorp. Chief executive officer of the McDonald Financial Group from 2004 to 2007 and executive vice president of KeyCorp from 1994 to 2007. He is a director of TFS Financial Corporation, The J. M. Smucker Company and Myers Industries, Inc. Director of the Company from 1998 to 2004 and since 2006.

Key Attributes, Experience and Skills: Mr. Heisler graduated Cum Laude from Harvard University and received an M.B.A. from Kent State University. He has extensive experience in the investment management and financial services sector, culminating in high-level positions at KeyBank N.A., including chairman of the board and chief executive officer. In addition, he brings administrative skills to the Board through his former role as Dean of the College of Business Administration and Graduate School of Management of Kent State University. Further, he has experience serving on other public company boards. This expertise in financial services and administrative skills makes him a valuable member of the Board.

Committees: Audit, Compensation

Julia L. Johnson — Age 51

Position, Principal Occupation and Business Experience: President of NetCommunications, LLC, a national regulatory and public affairs firm focusing primarily on energy, telecommunications, and broadcast regulation, since 2000. She is a director of American Water Works Company, Inc., MasTec, Inc., and NorthWestern Corporation. Director of the Company since 2011 and director of Allegheny Energy, Inc. (merged with the Company in 2011) from 2003 to 2011.

Key Attributes, Experience and Skills: Ms. Johnson received her law degree from the University of Florida College of Law after graduating from the University of Florida with a Bachelor of Science in business administration. She is a former chairman and commissioner of the Florida Public Service Commission, which provided her with valuable insight into the electric utility industry. In her current position as president of NetCommunications, LLC, she develops strategies for achieving objectives through advocacy directed at critical decision makers. She previously served as senior vice president of Communications and Marketing at Milcom Technologies and also has additional public company board experience. Ms. Johnson’s extensive regulatory background, legal experience, and additional board experience qualify her to serve as a member of the Board.

Committees: Corporate Governance, Finance

Ted J. Kleisner — Age 69

Position, Principal Occupation and Business Experience: Retired in 2013 as chairman (a position held since 2012) of Hershey Entertainment & Resorts Company, an entertainment and hospitality company. Chairman and chief executive officer from January to December 2012, president and chief executive officer from 2007 to 2012 and director from 1996 to 2013 of Hershey Entertainment & Resorts Company. President of CSX Hotels, Inc (d/b/a The Greenbrier) from 1988 to 2006 and president and chief executive officer of The Greenbrier Resort & Club Management Company from 1988-2006. Director of the Company since 2011 and director of Allegheny Energy, Inc. (merged with the Company in 2011) from 2001 to 2011.

Key Attributes, Experience and Skills: Mr. Kleisner graduated from the University of Denver with a Bachelor of Science in business administration. Mr. Kleisner has over 40 years of experience in management and executive leadership positions, including over 20 years of chief executive officer experience having served as president and chief executive officer of Hershey Entertainment & Resorts Company and the Greenbrier Resort & Club Management Company. He has more than 30 years of experience in the areas of labor relations, collective bargaining, and union contract negotiations, both in the U.S. and abroad. Additionally, he has participated in numerous business and real estate developments in the U.S., Europe, and Asia. Mr. Kleisner is currently and has previously been a director of many business and charitable organizations. His numerous leadership and senior executive positions provide him with significant experience, both domestic and international, in developing and implementing corporate strategy and setting executive compensation benefits. Mr. Kleisner’s executive leadership positions and additional board experience have prepared him to respond to a multitude of financial and operational challenges. Mr. Kleisner’s vast business background and leadership skills make him well qualified to serve on the Board.

Committees: Compensation, Nuclear

Donald T. Misheff — Age 57

Position, Principal Occupation and Business Experience: Retired in 2011 as managing partner (a position held since 2003) of the Northeast Ohio offices of Ernst & Young LLP, a public accounting firm. He is a director of Aleris Corporation. Director of the Company since 2012.

Key Attributes, Experience and Skills: Mr. Misheff graduated from The University of Akron with a major in accounting and is a Certified Public Accountant. As the managing partner of the Northeast Ohio offices of Ernst & Young LLP, he has advised many of the region’s largest companies on financial and corporate governance issues. He began his career with Ernst & Young LLP in 1978 as part of the audit staff and later joined the tax practice, specializing in accounting/financial reporting for income taxes, purchase accounting, and mergers and acquisitions. He has more than 30 years of experience performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies. He also has served on numerous non-profit boards. Mr. Misheff’s vast financial and corporate governance experience, together with his extensive service to community organizations and business development groups, make him a strong member of the Board.

Committees: Finance, Nuclear

Ernest J. Novak, Jr. — Age 69

Position, Principal Occupation and Business Experience: Retired in 2003 as managing partner (a position held since 1998) of the Cleveland office of Ernst & Young LLP, a public accounting firm. He is a director of BorgWarner, Inc. and A. Schulman, Inc. Director of the Company since 2004.

Key Attributes, Experience and Skills: Mr. Novak graduated from John Carroll University with a major in accounting. He received his Masters in Accountancy from Bowling Green State University and is a Certified Public Accountant. During his long and distinguished career at Ernst & Young LLP, he held various positions including coordinating partner and Area Industry Leader, before retiring after 17 years as the managing partner of various Ernst & Young LLP offices, most recently managing partner of the Cleveland Office. He has over 30 years of experience performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies. Mr. Novak currently serves as chair of the audit committee of two other public companies. As a result of this extensive experience in the field of accounting and his broad financial expertise, Mr. Novak is the Company’s “Audit Committee Financial Expert” and is a valuable member of the Board.

Committees: Audit (Chair), Finance

Christopher D. Pappas — Age 58

Position, Principal Occupation and Business Experience: President and chief executive officer of Styron LLC, a producer of plastics, latex and rubber, since 2010. President and chief executive officer of NOVA Chemicals Corporation (“Nova Chemicals”), a producer of plastics and chemicals, in 2009. President and chief operating officer from 2008 to 2009, chief operating officer from 2006 to 2008, and senior vice president & president, Styrenics from 2000 to 2006 for Nova Chemicals. Within the past five years, he was also a director of Nova Chemicals. Director of the Company since 2011 and director of Allegheny Energy, Inc. (merged with the Company in 2011) from 2008 to 2011.

Key Attributes, Experience and Skills: Mr. Pappas received an M.B.A. from the Wharton School, University of Pennsylvania and an undergraduate degree in Civil Engineering from the Georgia Institute of Technology. He served in various leadership capacities at NOVA Chemicals, Dow Chemical, and DuPont Dow Elastomers and has also served on other public company boards. His executive and board experience has equipped him with leadership skills and the knowledge of board processes and functions. Additionally, Mr. Pappas’s general corporate decision-making and senior executive experience with a commodity-based business provides a useful background for understanding the operations of the Company. This experience qualifies him to serve as a member of the Board.

Committees: Compensation, Finance

Catherine A. Rein — Age 71

Position, Principal Occupation and Business Experience: Retired in March 2008 as senior executive vice president (a position held since 1989) and chief administrative officer (a position held since 2005) of MetLife, Inc., a provider of insurance and other financial services to individual and institutional customers. She is a director of The Bank of New York Mellon Corporation. Director of the Company since 2001 and director of GPU, Inc. (merged with the Company in 2001) from 1989 to 2001.

Key Attributes, Experience and Skills: Ms. Rein is a graduate of New York University Law School and served as general counsel of a Fortune 50 company. She was employed for many years in the highly regulated financial services industry, which provided her with a familiarity in dealing with the requirements imposed by regulatory agencies. Prior to her retirement from MetLife, Inc., she served in various high-level positions including vice president, human resources and senior executive vice president and chief administrative officer, with responsibility for the audit, human resources, information systems, public relations, compliance, procurement, and facilities management departments, among others. She also served as chief executive officer of the Property and Casualty subsidiary of MetLife, Inc. Over the past 20 years, Ms. Rein has been a director of and has served on various board committees of three public companies, further enhancing her broad range of knowledge and extensive business and leadership experience. Her experience with regulated entities, along with her legal, business, and human resource knowledge make her a valuable asset to the Board.

Committees: Audit, Compensation (Chair)

Luis A. Reyes — Age 62

Position, Principal Occupation and Business Experience: Retired in 2011 as a Regional Administrator (a position held since 2008) of the U. S. Nuclear Regulatory Commission (NRC). Executive Director of Operations of the NRC from 2004 to 2008 and has held various other positions with the NRC since 1978. Director of the Company since 2013.

Key Attributes, Experience and Skills: Mr. Reyes has extensive experience in the nuclear field and has held senior leadership positions with the NRC. He joined the NRC in 1978 where he held progressively more responsible leadership roles before being named executive director of operations in 2004, where he managed the day-to-day operations of the agency. He also served as regional administrator for NRC Region II, overseeing all new commercial nuclear power plant construction in the country as well as operating plant inspections in the southeast United States. Mr. Reyes retired from the NRC in 2011 with 33 years of service. This nuclear industry experience is essential to our Board.

Committees: Corporate Governance, Nuclear

George M. Smart — Age 68

Position, Principal Occupation and Business Experience: Non-executive Chairman of the FirstEnergy Board of Directors since 2004. Retired in 2004 as president (a position held since 2001) of Sonoco-Phoenix, Inc., a manufacturer of easy opening lids. He is a director of Ball Corporation. Director of the Company since 1997, and director of Ohio Edison Company from 1988 to 1997.

Key Attributes, Experience and Skills: Mr. Smart received an M.B.A. from the Wharton School, University of Pennsylvania, with a major in Marketing. He served as the president and chief executive officer of Central States Can Co. from 1978 until 1993 and as chairman of the board and president of the Phoenix Packaging Corporation from 1993 until 2001. He retired as president of Sonoco Phoenix, Inc. in 2004. Over the past 25 years, Mr. Smart has been a director of and has served on various board committees of six public companies. This extensive corporate and CEO-level experience provides an excellent background for his current position as non-executive Chairman of the Board.

Committees: Audit, Corporate Governance

Wes M. Taylor — Age 71

Position, Principal Occupation and Business Experience: Retired in 2004 as president (a position held since 1991) of TXU Generation, an owner and operator of electric generation and coal mines in Texas. He is a director of Arch Coal, Inc. and, effective April 24, 2014, he will be the chairman of the board for Arch Coal, Inc. Director of the Company since 2004.

Key Attributes, Experience and Skills: Mr. Taylor received both Bachelor and Masters of Science degrees in Mechanical Engineering from Texas A&M University. He also completed the Advanced Management Program at the Harvard Graduate School of Business and the Reactor Technology Course for Utility Executives at the Massachusetts Institute of Technology. For more than 20 years, he served as the president of Dallas Power & Light and then TXU Generation, from which he retired in 2004. Mr. Taylor has experience serving on another public company’s board, in addition to his extensive executive experience, which provides a valuable point of view on the Company’s Board. He also served as chair of the National Nuclear Accrediting Board from 1996 until 2003. This experience in the public utility industry and in the nuclear industry makes him well suited and invaluable in his current position on the Board.

Committees: Compensation, Nuclear

Security Ownership of Management

The following table shows shares of common stock and common stock equivalents beneficially owned (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) as of March 6, 2014, by each director, the NEOs, and all directors and executive officers as a group.

Name	Class of Stock	Shares Beneficially Owned(1)	Percent of Class(2)
Paul T. Addison	Common	30,819	*
Anthony J. Alexander	Common	832,615	*
Michael J. Anderson	Common	24,383	*
Dr. Carol A. Cartwright	Common	40,353	*
Mark T. Clark	Common	234,128	*
William T. Cottle	Common	27,442	*
Robert B. Heisler, Jr.	Common	46,057	*
Julia L. Johnson	Common	34,275	*
Charles E. Jones, Jr.	Common	99,934	*
Ted J. Kleisner	Common	27,548	*
Donald T. Misheff	Common	7,399	*
Ernest J. Novak, Jr.	Common	37,072	*
Christopher D. Pappas	Common	28,100	*
James F. Pearson	Common	22,112	*
Catherine A. Rein	Common	54,120	*
Luis A. Reyes	Common	2,072	*
George M. Smart	Common	57,117	*
Wes M. Taylor	Common	39,201	*
Leila L. Vespoli	Common	54,841	*
All Directors and Executive Officers as a Group (25 people)	Common	1,855,340	*(2)

(1)

The amounts set forth in this column include (a) any shares with respect to which the executive officer or director may directly or indirectly have sole or shared voting or investment power, (b) stock options, and/or (c) shares that have been deferred as equivalent units under the Allegheny Energy, Inc. Non-Employee Director Stock Plan (“the AYE Director’s Plan”) and the Allegheny Energy, Inc. Amended and Restated Revised Plan for Deferral of Compensation of Directors (the “AYE DCD”) with which the executive officer or director has the right to acquire beneficial ownership within 60 days of March 6, 2014, and are as follows: Alexander — 200,643 shares, Clark — 100,322 shares, Johnson — 16,772 shares, Kleisner — 8,810 shares and all directors and executive officers as a group — 326,547 shares. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares beneficially owned. The amount for Mr. Alexander includes 110,874 shares for two sons who share his residence and 335 shares in one son’s FirstEnergy Corp. Savings Plan. Mr. Alexander disclaims beneficial ownership of such shares. The amount for Mr. Jones includes 8,146 shares in his wife’s FirstEnergy Corp. Savings Plan, for which he has shared voting and investment power. The amount for Mr. Pearson includes 2,100 shares jointly held with his mother, for which he has shared voting and investment power. The amount for Mr. Kleisner includes 11,339 shares in a trust account jointly held with his wife, for which he has shared voting and investment power.

(2)	The percentage of shares beneficially owned by each director or executive officer, or by all directors and executive officers as a group, does not exceed one percent of the class.

Security Ownership of Certain Beneficial Owners

The following table shows all persons of whom the Company is aware who may be deemed to be the beneficial owner (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) of more than five percent of shares of common stock of the Company as of December 31, 2013.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Shares Outstanding	Voting Power Number of Shares		Investment Power Number of Shares
			Sole	Shared	Sole	Shared
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022(1)	28,351,735	6.8%	24,182,059	21,603	28,330,132	21,603

Capital Research Global Investors, 333 South Hope Street, Los Angeles, CA 90071 (Capital Research Global Investors disclaims beneficial ownership of these shares)(2)	33,039,775	7.8%	33,039,775	0	33,039,775	0

Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071 (Capital World Investors disclaims beneficial ownership of these shares)(3)	28,503,983	6.8%	28,503,983	0	28,503,983	0

State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111(4)	31,885,141	7.6%	0	31,885,141	0	31,885,141

(1)	This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2014.
(2)	This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2014.
(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2014.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 3, 2014.

Executive Compensation

Compensation Committee Report

The Compensation Committee (referred to in the Executive Compensation section as the Committee) reviewed and discussed the Compensation Discussion and Analysis (later referred to in the Executive Compensation section as the CD&A) with management and, based on such review and discussions, the Committee recommended to the Board that the CD&A be included (or incorporated by reference as applicable) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and proxy statement.

Compensation Committee: Catherine A. Rein (Chair), Robert B. Heisler, Jr., Ted J. Kleisner, Christopher D. Pappas, and Wes M. Taylor

Compensation Discussion and Analysis

Executive Summary

Our vision is to be a leading regional energy provider, recognized for operational excellence, customer service and our commitment to safety; the choice for long-term growth, investment value and financial strength; and a Company driven by the leadership, skills, diversity, and character of our employees. The primary objectives of our executive compensation program are to attract, retain, and reward talented executives who we believe drive our success in the highly complex energy services industry. Our executive compensation program is centered on a pay for performance philosophy and is aligned with the long-term interests of our shareholders.

In 2012 and 2013, we received majority support for our shareholders’ advisory vote to approve NEO compensation. However, in recognition of shareholder interest in this area, we instituted a shareholder outreach program in order to better understand our shareholders’ concerns and views with respect to our compensation plans. Through this outreach program, our non-executive Chairman of the Board, Committee Chair, and management contacted our top 20 shareholders representing owners of over 52 percent of our outstanding shares, and members of management contacted the remaining top 100 shareholders representing owners of over 13 percent of our outstanding shares, as of December 31, 2013. In conjunction with the shareholder outreach program, and considering the input we received from shareholders, the Committee conducted a review of the Company’s compensation practices with the Committee’s independent consultant, Meridian Compensation Partners, LLC (later referred to as Meridian or the consultant).

As a result of these efforts, we redesigned our long-term compensation plans and implemented changes in other compensation plans and programs to further enhance our philosophy that pay should be linked to performance. While these changes are described more fully throughout this proxy statement, and in the following table, the most significant changes include:

•	Determining that no compensation opportunity increases will be provided for any NEO during the annual compensation review process in July 2013,
•	The reduction of the payout from the 2013 Short-Term Incentive Program (later referred to as the STIP) for our NEOs to 85 percent of earned award,
•	The strengthening of the relationship between pay and performance by providing a completely at-risk Long-Term Incentive Program (later referred to as the LTIP) in 2014,
•	The elimination of overlapping performance measures in the STIP and LTIP in 2014, with the exception of the Safety performance measure, and
•	The implementation of a clawback policy in 2014.

The following table sets forth all of the changes to our compensation plans and programs and our corporate governance practices that were implemented as a result of our shareholder outreach program:

Issue	Prior Executive Compensation Plan Design	Changes to Executive Compensation Plan Design	Impact
Improve Alignment Between Pay and Performance		Beginning in 2014, revised the Long-Term Incentive Program (LTIP) and Short-Term Incentive Program (STIP), as the case may be
	In 2012, LTIP awards were revised from 50% performance shares, 25% performance-based restricted stock units (later referred to as RSUs) and 25% time-based RSUs to 33% performance shares, 33% performance-based RSUs, and 34% time-based RSUs, increasing the weighting on time-based RSUs	Eliminated the time-based portion of the RSUs from the LTIP	Eliminates a guaranteed payout and results in 100% performance-based LTIP design
	Performance shares paid at 25% if total shareholder return (TSR) was achieved at the 25th percentile of the peer group (used for performance shares)	No performance shares will be earned for TSR achievement below the 40th percentile. 50% of the performance shares will be earned if TSR is achieved at the 40th percentile of the peer group and 150% of the performance shares will be earned if TSR is achieved at the 60th percentile of the peer group (used for performance shares)	Increases the performance threshold for any payout on TSR from the 25th percentile to the 40th percentile and decreases the performance threshold for payment at 150% from the 70th percentile to the 60th percentile
	25% of performance shares were earned if the operating earnings per share (later referred to as Operating EPS) average over a 3-year period was above target, even if threshold TSR was not achieved	Operating EPS performance will no longer result in payments under the performance shares if TSR is not achieved	Eliminates the opportunity to receive a 25% payout of performance shares if TSR performance thresholds are not met
	Minimum payout of performance- adjusted RSUs was 50% of target	Eliminated the 50% minimum payout of the performance-adjusted RSUs and increased the maximum payout for the performance-adjusted RSUs from 150% to 200%	Eliminates a guaranteed payout (equivalent to a time-based component), results in 100% performance-based LTIP design, and raises the maximum payout to 200%
	Performance-adjusted RSUs were earned at levels of 50%, 100%, or 150% of target, without interpolation between levels	Revised the performance-adjusted RSU payout schedule to provide interpolation between levels consistent with the structure for performance shares	Provides payout that is proportionate to actual performance results, with payments ranging from 0-200% of target
	Performance measures for performance-adjusted RSUs included Operating EPS, Safety and Operational Linkage which were also performance measures used in the STIP	Adopted two financial performance measures for the performance-adjusted RSUs that are different from the performance measures used in the STIP	Eliminates overlapping performance measures in STIP and LTIP, with the exception of the Safety performance measure, which is a key performance measure for the Company
	Financial goals in the STIP were weighted 200% and operational goals were weighted 150%	Both financial and operational goals are weighted 150%	Equally weights financial and operational performance and eliminates an opportunity to achieve a payout greater than 150% of target.
Base Pay & Incentive Target Increases		Compensation held to 2012 levels
	Compensation increases to the revenue-regressed 50th percentile provided in 2012	No compensation increases were provided to the NEOs in 2013	Compensation opportunity is flat from 2012 to 2013 resulting in compensation opportunity below the revenue-regressed 50th percentile for all NEOs
	STIP awards paid as earned	2013 STIP payouts for NEOs reduced to 85% of actual earned award. In 2014, a pool of funds for the STIP will be created and payouts for operational performance measures, except Safety, will be formulaically reduced if the payout as earned is not supported by earnings	Realized compensation is lower than earned based on the STIP reduction. The 2014 STIP payouts will be paid consistently from a pool of funds determined based on earnings

Issue	Prior Executive Compensation Plan Design	Changes to Executive Compensation Plan Design	Impact
Disclosures regarding shareholder engagement		Increased disclosure
	Disclosure of shareholder engagement was limited	Increased disclosure in the 2014 proxy statement	Increased transparency for shareholders, including disclosure on who we contacted, the feedback received, and how we responded
Retention grant for CEO		No new time-based retention provided and increased annual performance-based compensation for CEO
	The retention grant provided to the CEO under his employment agreement did not include performance measures	Revised the LTIP awards as described above to 100% performance-based and have not provided any additional time-based awards	The CEO’s annual performance-based compensation increases from 64% to 88%
Peer Group		Realigned the general industry peer group
	The general industry peer group was developed in 2010 using U.S.-based publicly traded companies and positioned the Company at the 50th percentile based on revenues	Updated the general industry peer group companies to reflect changes in revenue scope, mergers, acquisitions, bankruptcies and other applicable business events	Reestablishes us at the 50th percentile of the general industry peer group consisting of 57 companies
Clawback policy		Implemented a clawback policy
	A clawback policy did not exist	Adopted a clawback policy	Provides ability to recoup compensation in the event of certain restatements to our financial statements
Hedging or pledging policy		Revised the Insider Trading Policy
	While the Insider Trading Policy prohibited pledging, executive officers were only strongly encouraged to refrain from hedging	Updated the Insider Trading Policy to prohibit both pledging and hedging Company stock	Improves on our good corporate governance practices that are in the best interests of shareholders
Excess retirement benefits		Eliminated future new entrants into the Supplemental Executive Retirement Plan (SERP) and adopted a cash-balance pension formula for new hires
	The SERP has 5 executive participants who are active employees and no new participants had been added since 2001	Formally closed the SERP to new entrants	Limits retirement benefits to new executives
	A defined-benefit pension plan is provided to all employees	Adopted a cash-balance pension plan formula for employees hired after January 1, 2014	Aligns retirement benefits with those of our peer companies and mitigates risk associated with funding future annuity payments
Equity holding requirements of executives		Strengthened the share ownership guidelines
	Unvested performance-adjusted RSUs counted toward executives meeting their share ownership requirements	Eliminated unvested performance-adjusted RSUs as eligible shares for executives to meet their share ownership requirements	Increases actual share ownership by our executives

Once these changes were approved by the Board and the Committee, as the case may be, and publicly announced, management reached out to certain shareholders to seek their reactions and feedback. The steps taken to improve our compensation programs and corporate governance practices were viewed favorably by the shareholders that were contacted and are viewed as supporting your Board’s belief that these changes further align NEO compensation with Company performance and shareholder interests. Your Board strongly believes that these changes, in conjunction with continued shareholder outreach, are in the best interests of shareholders and address the financial and operational concerns raised in recent shareholders’ advisory vote results and ongoing shareholder outreach.

The changes discussed above are reflected in the 2014 executive compensation program and create a significantly performance-based pay mix for all NEOs. The chart below highlights the 2014 pay opportunity mix for Mr. Alexander, which, other than base salary, is entirely performance-based.

Named Executive Officers (NEOs)

For 2013, our NEOs and their respective titles were as follows:

•	Anthony J. Alexander, President and CEO
•	James F. Pearson, Senior Vice President and Chief Financial Officer (later referred to as our CFO)
•	Mark T. Clark, Executive Vice President, Finance and Strategy (retired effective December 31, 2013)
•	Leila L. Vespoli, Executive Vice President, Markets and Chief Legal Officer
•	Charles E. Jones, Jr., Executive Vice President and President, FirstEnergy Utilities

Messrs. Alexander and Pearson are NEOs as a result of their positions as CEO and CFO, respectively, during 2013. Ms. Vespoli and Messrs. Clark and Jones were our three most highly compensated (other than our CEO and CFO) executive officers at the end of 2013. Mr. Clark retired effective December 31, 2013. Ms. Vespoli and Mr. Jones were named to their current positions in January 2014, with each receiving a significantly larger scope of responsibility without an increase in compensation.

Compensation Philosophy

We believe that the quality, skills, and dedication of our executive officers, including our NEOs, are critical elements in our ongoing ability to deliver positive operating results and enhance shareholder value. We generally target each of our NEOs’ compensation opportunity at or near the revenue-regressed 50th percentile of our peer group of energy services and general industry companies (described below) and utilize a range of 80 to 120 percent of that revenue-regressed 50th percentile to reflect our desire to retain the NEO and each NEO’s:

•	Individual performance,
•	Experience, and
•	Future potential to play an increased leadership role in the Company.

These factors are not weighted or part of a formula, but rather provide your Board with the latitude to make adjustments to compensation based on a combination of any or all of these factors.

Our incentive plans also provide the opportunity for our NEOs to achieve above-median compensation for strong corporate and individual performance. However, if financial or operational performance does not meet specific targets, our NEOs earn below-median compensation. As further described in this CD&A, a significant portion of our NEOs’ actual compensation is based on corporate and business unit performance as defined by financial and operational Key Performance Indicators (later referred to as KPIs) directly linked to short-term and long-term results for key stakeholders, including shareholders and customers. The relevant business units utilized by the Board and the Committee for the purpose of determining KPIs in the context of NEO compensation correspond to our reportable segments, Regulated Distribution, Regulated Transmission and Competitive Energy Services. Falling short, meeting, or exceeding our goals in these key areas is directly reflected in the actual compensation paid to our NEOs and other executives.

Our NEOs total compensation package is comprised of the following elements:

•	Base salary: The base salary represents a fixed element of cash compensation payable throughout the year;

•

STIP: The STIP component of compensation is completely at-risk, with payout of cash based entirely on business performance. The KPIs measured under the 2013 STIP focus on safety, Operating EPS, controlling costs relative to debt burden, additional business-unit specific goals related to operational reliability and efficiency, controlling operating and maintenance costs, environmental responsibility, and net income. The STIP awards are prorated based upon employment service during the calendar year. The STIP KPIs are described in more detail below;

•

LTIP: The LTIP consists of two components that are designed to reward the achievement of longer-term goals specifically linked to shareholder value: performance shares and performance-adjusted RSUs. Performance shares granted in 2013 are entirely at-risk and are earned when our three-year TSR is achieved at pre-established performance levels or Operating EPS above-target was achieved. Performance-adjusted RSUs, granted in 2013 are partially at-risk based on the achievement of KPIs tracked over a three-year period for Operating EPS, Safety, and an operational index that includes goals related to operational reliability and efficiency, net income, and environmental responsibility. Beginning with the 2014 award cycle, RSU payouts will be entirely at-risk based on the achievement of KPIs tracked over a three-year period for Safety, Capital Effectiveness Index, and Funds from Operations (later referred to as FFO) to Adjusted Debt Index (both described in more detail later). Capital Effectiveness and FFO to Adjusted Debt Index are not utilized in any other incentive calculation, including the STIP. The LTIP awards are prorated based upon employment service during the applicable three-year cycle for performance shares or performance-adjusted RSUs;

•	Retirement benefits and limited perquisites;

•	Severance and change in control (later referred to as CIC) benefits; and

•	Discretionary awards granted from time to time for purposes of recruitment, retention, and special recognition.

We review our compensation philosophy annually to ensure it continues to align with our goals and shareholder interests, including the results of our annual advisory vote on NEO compensation, and offers competitive levels of compensation. We also evaluate the vehicles we utilize to deliver compensation, including the percentage of compensation provided through performance-based components and the effectiveness of our compensation design and programs in the achievement of our business objectives. Additionally, we annually review and establish the KPIs tied to the performance-based components of compensation to support achievement of the strategic business objectives established in support of our vision.

We believe that shareholder value is impacted not only by financial measures but also by operational measures. Under our compensation design, the percentage of pay that is based on performance increases as executives’ responsibilities increase. Thus, executives with greater responsibilities for the achievement of corporate performance targets are impacted more negatively if those goals are not achieved, and conversely receive a greater reward if those goals are met or exceeded. All of the 2013 financial and operational KPIs for our NEOs are described below.

Compensation Committee Role and Responsibility

The Committee is responsible for overseeing compensation and making recommendations to the Board for establishing appropriate base salary and incentive compensation for our executive officers, including our NEOs, in accordance with our compensation philosophy, while also aligning our executives’ interests with Company and business unit performance, business strategies, and growth in shareholder value. The Committee is further responsible for administering our compensation plans in a manner consistent with these objectives. In this process, the Committee evaluates information provided by Meridian and our CEO, as discussed below. The Committee reviews the mix of compensation and the components of compensation individually and in the aggregate. The Committee also reviews current and previously awarded but unvested compensation through the use of tally sheets and accumulated wealth summaries as discussed later in this section.

With respect to our CEO’s compensation, the Committee also annually:

•	Reviews, determines, and recommends to the Board the Company’s goals and objectives with respect to CEO compensation, and

•

Makes compensation recommendations to the Board for its approval based upon the Board’s evaluation of our CEO’s performance, the competitive benchmarking data provided by Meridian, and our desire to retain the CEO.

Consultant

As noted above, the Committee employs Meridian, an independent external compensation consultant, at the Company’s expense. Meridian reports directly to the Committee. The Committee obtained and considered representations from Meridian that they were independent consultants and the absence of any conflicts of interest. In the representations provided to the Committee, Meridian affirmed the following:

•

Meridian (including its affiliates) does not provide other consulting services to the Company. Meridian’s services are limited to providing advice and information solely on executive and director compensation and related corporate governance matters;

•	The amount of fees paid by the Company during the 12-month period ending on December 31, 2013, represents less than 2 percent of Meridian’s total annual revenues for calendar year 2013;

•

Meridian maintains a Code of Business Conduct and Ethics Policy and Insider Trading and Stock Ownership Policy designed to prevent conflicts of interest. Annually, each partner, consultant and employee of Meridian is required to certify his or her compliance with each of the foregoing policies;

•

No Meridian partner, consultant or employee who serves the Committee has any business or personal relationship with any member of the Committee or executive officer of the Company. Meridian policies expressly prohibit a Meridian partner, consultant or employee from serving the Committee if such relationships exist; and

•

No Meridian partner, consultant or employee who serves the Committee or any immediate family member of such partner, consultant or employee owns any shares of stock of the Company. Meridian policies expressly prohibit such share ownership.

Consistent with NYSE rules, the Committee has the sole authority to retain and dismiss the consultant and to approve the consultant’s fees. Meridian provides advice, independent of management, to the Committee with respect to executive and director compensation and general corporate governance matters. The Committee relies on Meridian’s expertise in benchmarking and familiarity with competitive compensation practices in the energy services and general industry sectors. In 2013, the Committee met with Meridian without management present in an executive session after each regularly scheduled Committee meeting. The Committee engages the consultant to provide an annual review of executive compensation practices of companies in our peer group, including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent. In addition, the Committee may, from time to time, request advice from the consultant concerning the design, communication, and implementation of our incentive plans and other compensation programs. The services provided by Meridian to the Committee in 2013 and as of the date of this proxy statement in 2014 included:

•

Reviewing our compensation philosophy, including the alignment of our executive compensation practices with our compensation philosophy and assessing potential changes in order to address declining shareholder support for our advisory vote on compensation;

•	Benchmarking and analysis of competitive compensation practices for executives and directors within our industry and peer group;

•	Reviewing the description of our executive compensation practices in our annual proxy statement in light of SEC requirements and apprising the Committee of its recommendations and necessary changes;

•	Reviewing share ownership guidelines;

•	Reviewing LTIP plan design;

•	Reviewing CIC benefits to ensure alignment with our compensation philosophy and competitive practice;

•

Calculating quarterly TSR relative to the companies in the EEI Index described in the Performance Share section of this proxy statement. This group of companies is used to measure our performance over a three-year performance period for the performance share component of the LTIP only; and

•	Informing the Committee of regulatory changes, market trends, and current issues with respect to executive compensation.

Benchmarking

The Committee uses competitive benchmarking to evaluate compensation practices and assist in developing compensation recommendations for each of the NEOs. In 2013, at the Committee’s request, the consultant accumulated benchmark compensation data from our peer group, an equally weighted blend of 23 U.S.-based publicly traded energy services and 72 U.S.-based publicly traded general industry companies. The general industry peer group was originally established in July 2010 including companies with revenues between $8 and $30 billion. The consultant then narrowed the group of companies with revenues between $8 and $30 billion considering companies that the Company competes with for talent; the size and complexities of peer companies; availability of data when benchmarking both compensation and benefits; and excluding companies and industries whose compensation or business models vastly differ from utilities, such as financial services, health care, retail, franchise, media; and companies which are internationally headquartered. Also, a few select companies outside of the revenue scope were included based on close geographic proximity. The median revenue of the energy service and general industry peer groups were $11.3 billion and $16.0 billion, respectively. The energy service and general industry peer company lists are included in Appendix A.

Accumulated benchmark data was based on compensation levels as of April 1, 2012, and increased by 2.9 percent to represent estimates of levels as of January 1, 2013. Meridian size-adjusted the benchmark data using regression analysis to determine market values of compensation that relate more closely to our revenue size and the discussions of such data below reflect this adjustment. Regression analysis in this context is a statistical technique used to estimate market compensation levels based on the relationship between compensation and revenue size of the underlying peer companies.

The Committee evaluated base salary, short- and long-term target incentive opportunities and total target compensation for each NEO against the market median compensation levels provided to similar executives at peer companies. Based on the competitive data provided by the consultant, total compensation for our NEOs, in the aggregate was approximately 5 percent below the revenue-regressed 50th percentile of our peer group in 2013.

Compensation decisions made by the Committee regarding the individual components of compensation are considered in the aggregate and adjustments to the amounts of base salary, STIP, and LTIP incentive targets are made concurrently to achieve the target total compensation level. The percentage of total compensation allocated to each component in 2013 (base salary, STIP, and LTIP) is determined by the Committee and consistent with the compensation mix used by the companies in our peer group. The mix of compensation components is used to provide the NEOs with opportunities to earn compensation through a variety of vehicles, both fixed and performance-based. The mix is designed to facilitate the retention of talented executives, recognize the achievement of short-term goals, reward long-term results, and encourage equity ownership.

During 2013, a complete review of the peer group was conducted. Two companies were removed from the energy services peer group beginning in 2014: Progress Energy Inc. which merged with Duke Energy Corp and Constellation Energy Group Inc. which was acquired by Exelon Corp. Additionally, the general industry peer group was refreshed to exclude companies that had exceeded the appropriate revenue scope or were no longer publicly traded and to replace the excluded companies with companies that fall within $8 and $30 billion revenue scope and meet the other criteria described above. This review resulted in the removal of 20 peer companies and the addition of 6 peer companies. These changes to the general industry peer group position the Company at approximately the 50th percentile of the peer group by revenue and will be reflected in the proxy statement for future years.

Role of Executive Officers, including the Chief Executive Officer, in Determining Compensation

The CEO makes recommendations to the Committee with respect to the compensation of the NEOs (other than himself) and other executives including those identified as “insiders” under Section 16 of the Exchange Act. The CEO possesses insight regarding individual performance, degree of experience, future promotion potential, and our intentions in retaining particular senior executives. In all cases, the CEO’s recommendations are presented to the Committee for review based on the competitive benchmarking data provided by Meridian. The Committee may, however, elect to modify or disregard the CEO’s recommendations. In 2013, after review and discussion with the CEO, the Committee decided to make no changes to the total compensation of the other NEOs.

Neither the CEO nor any other NEO makes recommendations for setting his or her own compensation. The recommendation of the CEO’s compensation to be presented to the independent members of the Board for approval is determined in Committee meetings during an executive session with only Meridian and the Committee members present.

The CEO, the other NEOs, and our other senior executives review and evaluate recommended revisions to our compensation programs and policies and recommend KPIs for the Company. Because of their extensive familiarity with our business and corporate culture, these executives are in the best position to consider programs and policies, and create KPIs that will engage and challenge employees and provide effective incentives to produce outstanding financial and operating results for the Company and our shareholders. Additionally, these executives are the most appropriate individuals to recommend KPIs for the Committee to recommend to the Board for approval, based on their experience and knowledge of our financial and operational objectives.

Tally Sheets and Accumulated Wealth

In the first quarter of each year, the Committee is provided with a comprehensive summary of all components of total compensation for the NEOs, including base salary, health and welfare benefits, current year STIP and LTIP grants, earnings on deferred compensation, Company matching contributions to the Savings Plan, financial and tax planning benefits, limited personal use of the Company aircraft, if applicable, and STIP and LTIP payouts (actual and projected, as appropriate) for the current year as well as under several termination scenarios (i.e., voluntary resignation, retirement, involuntary separation, termination following a CIC, death, and termination for cause). The primary purpose of these tally sheets is to summarize the individual elements of each NEO’s compensation and the estimated value of compensation that would be received by the NEO in the event of a termination of employment to enable the Committee to determine whether total compensation provided to each NEO and potential termination payouts are appropriate.

The Committee also reviews a report that provides a historical summary of accumulated wealth for each NEO. The report shows granted and realized compensation by compensation component: base salary, STIP and LTIP payouts and unvested grants, realized values of exercised options, and the value of discretionary awards.

Based on its review of the tally sheets and summary of accumulated wealth report, the Committee determined that the total compensation provided (and, in the case of termination scenarios, the potential payouts) is appropriate and consistent with our compensation philosophy. Accordingly, in 2013, the Committee did not make any adjustments to our executive compensation or programs in light of the review of these reports.

Compensation Mix

The following charts represent the average compensation opportunity mix provided to our CEO and all other NEOs, in the aggregate, under our annual compensation plans in 2013.

Total Compensation Opportunity

The following chart represents the total compensation opportunities provided to our NEOs through their base salaries and under our annual and long-term compensation plans in 2013. This represents payments that may be earned over one or three years. The STIP target represents the target opportunity that an NEO would earn if target performance was achieved during the 2013 plan year. Similarly, the LTIP target for performance shares and performance-adjusted RSUs represents that target opportunity that an NEO would earn if target performance was achieved over the three-year performance period beginning on January 1, 2013. For purposes of this illustration, LTIP target amounts are based on the value of our shares on the date of grant. Actual amounts earned by each NEO under the STIP may vary from no payout to payouts in excess of target opportunities for superior performance and under the LTIP may vary from a minimum payout to payouts in excess of target opportunities for superior performance. In the case of the STIP, the Committee reduced the STIP payout for our NEOs for the 2013 plan year to 85 percent of the STIP payments that would have otherwise been paid to each NEO for the 2013 plan year.

			LTIP Target

	Base Salary	STIP Target	Performance Shares	Performance- Adjusted RSUs	Total
Anthony J. Alexander	$1,340,000	$1,742,000	$2,532,600	$5,159,000	$10,773,600
James F. Pearson	$500,000	$400,000	$295,000	$595,000	$1,790,000
Mark T. Clark	$735,000	$624,750	$676,200	$1,381,800	$3,417,750
Leila L. Vespoli	$685,000	$548,000	$445,250	$911,050	$2,589,300
Charles E. Jones, Jr.	$600,000	$420,000	$426,000	$858,000	$2,304,000

The LTIP award payouts for retired executives are prorated based upon employment service during the applicable three-year cycle for performance shares or performance-adjusted RSUs. Any future payout of the 2013-2015 LTIP cycle will be prorated for Mr. Clark based on his retirement effective December 31, 2013.

Base Salary

The NEOs are each paid a base salary to provide a fixed amount of cash compensation. Competitive data is used as the foundation for setting compensation levels and consideration in determining any base salary adjustment is given to individual performance and experience, historical compensation adjustments, and the tenure of the NEO. The Committee and the Board annually review the CEO’s base salary. The CEO, the Committee, and the Board annually review each of the other NEO’s base salaries. Meridian provides the Committee with the competitive benchmarking data at the revenue-regressed 50th percentile of our peer group for each NEO’s position in January of each year. However, in 2013 the annual compensation review process for base salary was delayed until July 2013. Following that review, and the Committee’s recommendation, your Board did not make any changes to the base salaries for any NEO in 2013.

Short-Term Incentive Program (STIP)

The STIP provides annual cash awards to executives whose contributions support the achievement of our identified financial and operational KPIs. STIP awards are granted as cash awards pursuant to the terms and conditions of our 2007 Incentive Plan. The STIP KPIs are developed in accordance with the performance measures identified in the 2007 Incentive Plan as approved by shareholders. The STIP supports our compensation philosophy by linking KPIs to business strategy and objectives. As such, executive awards are directly connected to KPIs associated with Company and business unit success.

The Committee administers the STIP with respect to the NEOs and annually reviews their STIP target opportunity levels, which are expressed as a percentage of base salary. In February of each year, the Committee reviews and recommends STIP target opportunity levels for our NEOs to the Board, which are based on competitive market data. The STIP targets are set at or near the revenue-regressed 50th percentile target opportunity of our peer group. NEOs have the potential to achieve STIP payouts above the target opportunity for superior performance. However, the STIP payout will be zero if our performance is below threshold. As an executive’s responsibility increases, a greater percentage of his or her annual incentive is linked to our Company’s financial performance, rather than operational business unit performance. Executives are evaluated based on KPIs applicable to the Company and their responsibilities within our organization.

Based on the Committee’s review of the competitive market data and the Committee’s recommendation, your Board did not make any changes to the STIP target incentive opportunities for any NEO in 2013. The STIP target opportunities (expressed as a percentage of base salary) for each NEO are as follows: Mr. Alexander at 130 percent, Mr. Pearson at 80 percent, Mr. Clark at 85 percent, Ms. Vespoli at 80 percent, and Mr. Jones at 70 percent. In February 2014, only Mr. Pearson received an increase in his STIP target incentive opportunity from 80 percent to 85 percent of his base salary in order to align his target with the revenue-regressed 50th percentile opportunity for the CFO position within our peer group. As described in more detail in the section titled 2013 KPI Weightings, the NEOs may earn payments that are below their target opportunities for levels of achievement that are below the target performance goals, but exceed threshold performance goals, as well as payments that are higher than their target opportunities for levels of achievement that exceed the target performance goals. The Committee may use negative discretion to make downward adjustments to amounts paid to the NEOs, either individually or collectively, under the STIP. The Committee may not, however, make upward adjustments that would result in payments that are higher than what the Committee had originally approved. As discussed previously, the Committee exercised its negative discretion in 2014 and limited payments to the NEOs to 85 percent of the 2013 STIP payments that would have otherwise been paid based on our actual performance.

2013 Key Performance Indicator (KPI) Weightings

The weightings of financial and operational KPIs are determined by the Committee and approved by the Board at the beginning of each year. The weightings for each NEO are specifically determined to correspond to the responsibility of each NEO to the particular KPIs based on his or her role within the organization. Awards for the STIP based on financial KPIs range from 50 percent of target for performance at threshold to 200 percent of target for performance at stretch. Awards for the STIP based on operational KPIs range from 50 percent of target for performance at threshold to 150 percent of target for performance at stretch. The financial performance range is weighted more heavily than the operational performance range if goals are surpassed to focus our NEOs’ attention on our financial results. In 2013, the KPI weightings for the NEOs were:

	Alexander	Pearson	Clark	Vespoli	Jones

Financial	80%	70%	70%	70%	70%
Operating EPS(1)	70%	60%	60%	60%	60%
Funds from Operations (FFO) to Adjusted Debt Index(2)	10%	10%	10%	10%	10%

Safety/Operational	20%	30%	30%	30%	30%
Safety(3)	10%	10%	10%	10%
Operational Linkage(4)	10%	10%	10%	10%
Corporate Support Financial(5)		10%	10%	10%
FEU Safety(3)					10%
T&D Reliability Index(6)					10%
FEU/FET Operating Earnings(7)					10%

(1)

Operating EPS is a non-GAAP financial measure. Operating EPS is calculated using GAAP earnings per share and is adjusted for the per share impact of mark-to-market adjustments, regulatory charges, trust securities impairment, the impact of non-core asset sales/impairments, merger accounting—commodity contracts, plant deactivation costs, restructuring costs, and loss on debt redemptions. For KPI purposes, Operating EPS is also adjusted for the per share impact of 2013 STIP, as if the full STIP was paid for 2013.

(2)	Measures ability to generate cash flow from operations to pay debt.
(3)	Performance as measured by the Occupational Safety and Health Administration (later referred to as OSHA) Incident Rate.
(4)

Eight key operating metrics: Business Unit Net Income; System Average Interruption Duration Index (later referred to as SAIDI); Transmission Outage Frequency (later referred to as TOF); May-September Fossil Supercritical Equivalent Availability (later referred to as EA); Nuclear Forced Loss Rate (later referred to as FLR); the Institute of Nuclear Power Operations (later referred to as INPO) Index; Environmental Excursions; and FirstEnergy Solutions Sales Index. Metrics are measured by points awarded for attaining a specified level of performance for each component based on year-to-date performance. All components are weighted equally.

(5)	Measures achieving and maintaining direct operating and maintenance costs within the established Company budget levels.
(6)

Measured by points awarded for attaining a specified level of performance for transmission and distribution reliability based on year-to-date performance. The two measures are SAIDI and TOF. The components are weighted equally.

(7)

FEU/FET Operating Earnings is a non-GAAP financial measure. For KPI purposes, the aggregate net income of FirstEnergy’s Regulated Distribution and Regulated Transmission reporting segments is adjusted for the impact of certain items, including pension and OPEB mark-to-market adjustments, regulatory charges and other items approved by the Compensation Committee.

Financial Measures

Financial performance is the most heavily weighted measure in determining STIP payouts for our NEOs as described in the chart above. Operating EPS was chosen as one of our two financial KPIs for 2013 because it impacts shareholder value and is designed to align executive compensation to shareholder interests. We use Operating EPS as a measure because increases in Operating EPS indicate growth of the business and a corresponding increase in the value of our shareholders’ investment. Additionally, Operating EPS provides a consistent and comparable measure of performance of FirstEnergy’s business to help shareholders understand performance trends. Operating EPS excludes special items as described in note (1) above and is a non-GAAP financial measure. The FFO to Adjusted Debt Index KPI was chosen for 2013 to measure the Company’s ability to generate cash flow from operations to pay debt. This KPI is consistent with our focus on controlling costs relative to our debt burden.

Safety and Business Unit Operational Measures

Safety performance for the Company and each business unit, including FEU, is measured by the OSHA incident rate and is a KPI for all of our employees. Safety is a core value and is tied to our STIP and LTIP because of its importance and potential to impact our employees and other stakeholders. The Safety KPI tracks the number of OSHA reportable incidents in 2013 per 100 employees. Performance at stretch level is established at top-decile and target is established at top-quartile performance based on the EEI 2011 Health & Safety Survey. Threshold is the equivalent OSHA rate for all EEI companies participating in the survey. In the event of a fatality of an employee within the business unit of an NEO, neither the NEO nor the CEO will be paid a safety award for the applicable year regardless of the OSHA incident rate.

The Corporate Support goal relates to achieving and maintaining direct operating and maintenance costs within the established Company budget levels. Operational Linkage is based on the eight operational KPIs referred to in the table above and each component is weighted equally. Operational KPIs include business unit net income, average total duration of distribution outage minutes (SAIDI), average number of transmission outages (TOF), the amount of supercritical fossil generation that was not available from May through September versus the amount of time a generation unit was requested to be operating (EA), unplanned nuclear energy losses (FLR), INPO Index, environmental excursions, and FirstEnergy Solutions Sales Index. Also, to continue to meet reliability standards, the Transmission & Distribution (later referred to as T&D) Reliability Index was first established in 2010. The T&D Reliability Index includes SAIDI and TOF. FEU/FET Operating Earnings is a non-GAAP financial measure representing revenues less operating and non-operating expenses and adjusted for special items as described in footnote (7) above.

We establish threshold, target, and stretch levels for KPIs based on earnings growth aspirations and achieving continuous improvement in operational performance. STIP awards are not paid if threshold Operating EPS performance is not achieved. Awards for specific goals are not paid unless threshold performance is achieved. Stretch performance levels are designed to encourage superior performance. In 2013, the threshold, target, stretch, and actual KPI results for the NEOs were:

	Threshold	Target	Stretch	Actual Result	Result
Financial
Operating EPS(1)	$2.85	$3.00	$3.15	$3.03(2)	Above Target
Funds from Operations (FFO) to Adjusted Debt Index	5.00	10.00	15.00	14.28	Above Target

Safety/Operational
Safety	1.63	0.99	0.69	0.97	Above Target
Operational Linkage	3.00	6.00	10.00	8.05	Above Target
Corporate Support Financial	$472	$450	$427	$413	Above Stretch
FEU Safety	2.08	1.41	0.98	1.40	Above Target
T&D Reliability Index	1.00	2.00	2.75	2.47	Above Target
FEU/FET Operating Earnings(3) ($ millions)	$1,065	$1,086	$1,107	$1,094	Above Target

(1) Operating EPS is a non-GAAP financial measure. A description of the method of calculating Operating EPS is provided on page 42 above.

(2) Reflects Operating EPS of $3.04 as announced on February 25, 2014 less the $0.01 reduction for KPI purposes.

(3) FEU/FET Operating Earnings is a non-GAAP financial measure. A description of the method of calculating FEU/FET Operating Earnings is provided on page 42 above.

In February 2014, based on actual 2013 KPI results and the reduced STIP payout for our NEOs, the Committee recommended and the Board approved Mr. Alexander’s 2013 STIP award of $1,857,641. The remaining NEOs’ 2013 awards were approved as follows: Mr. Pearson — $436,754; Mr. Clark — $682,156; Ms. Vespoli — $598,352; and Mr. Jones — $449,309. As discussed previously, the Committee exercised its negative discretion in 2014 and limited payments to the NEOs to 85 percent of the 2013 STIP payments that would have otherwise been paid based on our actual performance.

2014 Short-Term Incentive Program (STIP) Design Changes

Due to continuing economic pressures and to ensure that operational performance drives earnings achievement, there are several changes to the STIP design in 2014. First, the second financial KPI, FFO to Adjusted Debt Index, has been eliminated to increase the focus broadly throughout the Company on Operating EPS and to eliminate overlapping goals between the STIP and the LTIP. Secondly, the stretch weighting for the financial KPI (Operating EPS in 2014) has been reduced from 200 percent to 150 percent. The stretch weighting for operational KPIs will remain at 150 percent. Finally, once 2014 year-end Operating EPS results (after accounting for the cost of the payout) are known, a pool of funds available for the STIP payout will be created. If the STIP pool of funds available is not sufficient to pay the full STIP as earned, the STIP payout based on operational KPIs, excluding Safety, will be formulaically reduced.

Long-Term Incentive Program (LTIP)

Our LTIP is an equity-based program under which equity and equity-based awards are granted pursuant to our 2007 Incentive Plan. The LTIP is designed to reward executives for the achievement of Company goals that are linked to increasing long-term shareholder value over a three-year period. The three-year performance period also encourages retention because awards are prorated or forfeited if an executive leaves prior to the end of the performance period, as shown in the 2013 Post-Termination Compensation and Benefits table later in this proxy statement. In February of each year, the Committee reviews and recommends LTIP target opportunity levels for our NEOs to the Board, which are based on competitive market data. The LTIP targets are set at or near the revenue-regressed 50th percentile target opportunity of our peer group. NEOs have the potential to achieve LTIP payouts above the target opportunity for superior performance. Target opportunities are expressed as a percentage of base salary and are determined by competitive benchmarking data, which accounts for the differences among the NEOs and from prior years.

Based on the Committee’s review of the competitive market data and its recommendation, your Board did not make any changes to the LTIP incentive target opportunity for any NEO in 2013. In February 2014, only Mr. Pearson received an increase in his LTIP target incentive opportunity from 178 percent to 280 percent moving his target toward the revenue-regressed 50th percentile opportunity for the CFO position within our peer group.

When allocating total compensation for the NEOs, the largest proportion of total compensation was allocated to LTIP targets to ensure executive and shareholder interests are aligned by linking payouts to KPIs that directly impact long-term shareholder value. Also, as described below, the LTIP is designed to encourage sustained performance levels. Additionally, because performance shares and RSUs are denominated in shares of our common stock, their value reflects changes in our stock price, further aligning our NEOs’ interests with the long-term interests of shareholders.

Performance Shares

Performance Shares, which are a component of our LTIP, provides the NEOs and our other executives with the opportunity to receive awards based on our TSR over a three-year period relative to the TSRs of the companies in the EEI Index, which measures TSR for approximately 50 public electric utility companies. The EEI Index represents a larger group of energy services companies than the energy services peer group we use for benchmarking total compensation, allowing us to compare our performance to the performance of the broader industry. TSR is the total return of one share of common stock to an investor (share appreciation plus dividends) and assumes that an investment is made at the beginning of the three-year period and all dividends are reinvested throughout the entire three-year period. The Committee believes it is important to emphasize not only our internal performance but also our performance relative to our industry peers. TSR is used to encourage the NEOs to develop and implement business strategies that will allow our TSR to outperform that of the broader energy services industry over time and to reward executives when TSR goals are achieved.

In 2011, we modified the performance share program to provide an additional opportunity to achieve a payout in the event our performance falls below the 25th percentile. If the Company’s three-year Operating EPS actual performance result meets or exceeds the average of the three-year target level set for Operating EPS, participants would receive the minimum payout of 25 percent. This additional opportunity provides executives the ability to achieve a minimal payout in the event strategic business decisions or uncontrollable market conditions hinder stock price performance relative to the peer companies in the EEI Index.

Performance shares for the 2011-2013 performance cycle were granted in 2011. For that performance cycle, our TSR relative to the TSR of the EEI Index companies ranked below the 25th percentile (i.e., the threshold goal). However, as discussed below, the average Operating EPS result over the three-year period exceeded the average Operating EPS target levels over the three-year period; therefore, the 2011-2013 performance share cycle was paid at the threshold level of 25 percent. In February 2014, the Committee recommended and the Board approved Mr. Alexander’s 2011-2013 performance share award of $700,428. The remaining NEOs’ 2011-2013 performance share awards were approved as follows: Mr. Pearson — $32,254;

Mr. Clark — $166,495; Ms. Vespoli — $136,113; and Mr. Jones — $125,607. Beginning with the 2014 grant of performance shares, we eliminated the opportunity to achieve a 25 percent payout for the achievement of either the TSR threshold or the three-year average Operating EPS target. The threshold for TSR performance was increased to the 40th percentile of the EEI Index companies, which will result in a payout of 50 percent of the performance shares if achieved and no payment if the threshold is not achieved. In addition, the performance level for attaining a payout of 150 percent will be reduced from the 70th percentile to the 60th percentile.

Performance-Adjusted Restricted Stock Units (RSUs)

Performance-adjusted RSUs, which are also a component of our LTIP, are designed to focus participants on key financial and operational measures that drive our success and foster management ownership. Participants are also able to earn a minimum portion of the performance-adjusted RSUs based on continued service with the Company. The KPIs, the achievement of which will enable participants to earn greater than the minimum, are Operating EPS, Safety, and Operational Linkage. While the measures are the same as used for a portion of the STIP, for performance-adjusted RSUs these measures are tracked over a three-year period thereby focusing on sustainability. These measures are considered by the Committee to be fundamental to our long-term success and financial health, and for that reason, have been historically tied to both the STIP and the LTIP. These key metrics are independent and equally weighted. The actual number of shares issued at payout ranges from a minimum of 50 percent to a maximum of 150 percent of the units granted. The minimum payout amount serves as a retention tool and provides another means of achieving compensation for our executives at or near the revenue-regressed 50th percentile of our peer group. If FirstEnergy’s average annual performance meets or exceeds the targets on all three measures, 50 percent more shares will be awarded at the end of the three-year performance cycle. If FirstEnergy’s average annual performance is below target on all three measures, 50 percent fewer shares will be awarded at the end of the three-year performance cycle. If FirstEnergy’s average annual performance meets or exceeds target on two of the measures but falls short of target on the other, then the number of shares originally granted will be awarded at the end of the three-year performance cycle.

The target and actual results for the 2011-2013 performance-adjusted RSU cycle were:

	2011		2012		2013		Average

	Target	Result	Target	Result	Target	Result	Target	Result	Result
Operating EPS(1)	$3.35	$3.64	$3.45	$3.34	$3.00	$3.03(3)	$3.27	$3.34	Above Target
Safety(2)	1.19	1.12	1.00	0.97	0.99	0.97	1.06	1.02	Above Target
Operational Linkage	6.00	7.06	6.00	8.72	6.00	8.05	6.00	7.94	Above Target
(1)

Operating EPS is a non-GAAP financial measure. In addition to the adjustments described on page 42 above to calculate Operating EPS in a given year, per share impact adjustments were made for generating plant charges and resolution of litigation in 2011 and for merger transaction/integration costs and income tax legislative changes in 2011 and 2012.

(2)	In contrast to the other KPIs, with respect to Safety, the lower the result, the better the performance.
(3)	Reflects Operating EPS of $3.04 as announced on February 25, 2014 less the $0.01 reduction for KPI purposes.

For the three-year cycle starting in 2011 the Company achieved above target-level performance on all three measures. Since the average of the actual performance exceeded the average target performance on all three measures, the initial grants made in 2011 plus all dividend equivalent units accrued were paid at 150 percent of units granted. In March 2014, the performance-adjusted RSUs granted in 2011 were paid in shares of our common stock as follows: Mr. Alexander — 127,819 shares; Mr. Pearson — 5,887 shares; Mr. Clark — 28,699 shares; Ms. Vespoli — 24,841 shares; and Mr. Jones — 22,922 shares. The Committee may not adjust awards upward. The Committee retains the discretion to adjust awards downward, either on a formula or discretionary basis or a combination of the two, as the Committee determines.

Beginning with the 2014 grants of performance-adjusted RSUs and in response to shareholders’ concerns, the KPIs were modified to replace Operating EPS and Operational Linkage with Capital Effectiveness – a measure of the financial effectiveness of our investment in operational assets and FFO to Adjusted Debt Index - a measure of our ability to pay debts from operating income. This change eliminates the overlap between two of the three KPIs in the STIP and LTIP. More importantly, these KPIs are of particular importance in achieving the Company’s strategic objectives.

The Safety KPI is the only measure that will continue to be used in both the STIP and LTIP. Since safety is the number one priority and goal of our Company, your Board and management strongly believe that this goal should be measured in the STIP and LTIP and our discussions with shareholders and other interested parties have supported this logic. These key metrics are independent and equally weighted. Also, the 50 percent minimum RSU payout was eliminated beginning with the 2014 grant and provides for a payout range of 0 to 200 percent of units granted, with a straight-line interpolation within the range based on the actual achievement. For prior year grants, the payout range was a minimum of 50 percent to a maximum of 150 percent of the units granted.

Realized Compensation

We provide this alternative view of compensation paid to the NEOs as a supplement to, not as a substitute for, the Summary Compensation Table (SCT) that appears on page 52 because the realized compensation view reflects the actual compensation provided to our NEOs in 2013 under our STIP and LTIP, and demonstrates the performance-based structure of our executive compensation program. In 2013 our NEOs were paid only a portion of the total compensation opportunity provided under our STIP and LTIP based on performance during 2011 through 2013, as follows:

	Base Salary (Cash)	STIP (Cash)	Performance Shares (Cash)	Total Compensation (Cash)	Performance- Adjusted RSUs (Stock)	Total Compensation (Cash and Stock)
Anthony J. Alexander	$1,340,000	$1,857,641	$700,428	$3,898,069	$3,920,202	$7,818,271
James F. Pearson	$500,000	$436,754	$32,254	$969,008	$180,542	$1,149,550
Mark T. Clark	$735,000	$682,156	$166,495	$1,583,651	$880,171	$2,463,822
Leila L. Vespoli	$685,000	$598,352	$136,113	$1,419,465	$761,856	$2,181,321
Charles E. Jones, Jr.	$600,000	$449,309	$125,607	$1,174,916	$703,003	$1,877,919

On December 31, 2013, 25 percent of the restricted stock grant provided to Mr. Alexander in conjunction with the execution of his employment agreement with the Company vested.

Timing of Long-Term Incentive Program Grants (LTIP)

The issuance of grants of performance shares and performance-adjusted RSUs is approved at the regularly scheduled February Committee and Board meetings after target levels are evaluated and determined considering the competitive data and prior-year Company performance. Performance shares have a January 1 effective date. We average high and low stock prices over a full month in computing grants and awards of performance shares in an attempt to minimize stock price volatility that might otherwise distort grant or payout amounts if we looked only at a single computation date, such as, for example, the grant date or the last or first trading day of a relevant year or month. The grant date for performance-adjusted RSUs is the actual grant date on or about March 1. We use the average of the high and low prices of our common stock as of the date of grant for awarding the performance-adjusted RSUs. Any equity grants awarded in proximity to an earnings announcement or other market event are coincidental.

The Grants of Plan-Based Awards table provides the amount of performance shares and performance-adjusted RSUs granted to each NEO in 2013 based on the percentage of base salary provided earlier in this proxy statement. Additional details regarding the 2013-2015 LTIP grants are provided in the narrative following the Grants of Plan-Based Awards table.

Retirement Benefits

We offer retirement benefits to all of our NEOs through our qualified and nonqualified supplemental plans under the FirstEnergy Corp. Pension Plan and the Executive Deferred Compensation Plan (later referred to as the EDCP), respectively. The qualified plan benefit has historically been based on earnings, length of service, and age at retirement and is considered a defined benefit plan under the Internal Revenue Code (later referred to as

IRC). The qualified plan is subject to applicable federal and plan limits. The nonqualified supplemental plan has similarities to the qualified plan, but is designed to provide a comparable benefit to executives without the restriction of federal and plan limits and as a method to provide a competitive retirement benefit. In September 2013, a cash-balance pension formula under the FirstEnergy Corp. Pension Plan was approved for all newly hired employees as of January 1, 2014. Under this plan, an eligible employee receives credits to their retirement accounts based on employee compensation, age and years of service. The cash-balance plan design aligns the Company’s retirement benefits with current market practices and mitigates the Company’s risk associated with funding future annuity payments. In conjunction with the new cash-balance plan design and consistent with industry practice, the Company adopted a new nonqualified supplemental plan, which will provide a comparable benefit to eligible executives hired after January 1, 2014, but without the restriction of federal and plan limits that apply under the qualified pension plan.

Additionally, Mr. Alexander, Mr. Clark, Ms. Vespoli, and Mr. Jones participate in the SERP. Mr. Pearson is not a participant in the SERP. Historically, participation in the SERP was provided to certain key executives as part of the integrated compensation program intended to attract, motivate, and retain top executives who are in positions to make significant contributions to our operations and profitability for the benefit of our customers and shareholders. Given Mr. Alexander’s age and length of service with the Company, the SERP provides no additional retirement benefits. In January 2014, the SERP was formally closed to new entrants in order to align our executive retirement benefits with current market practices. Retirement benefits for the NEOs are further discussed in the narrative section following the Pension Benefits table later in this proxy statement.

Executive Deferred Compensation Plan (EDCP)

Executives, including the NEOs, may also elect to defer a portion of their compensation into the EDCP. The EDCP offers executives the opportunity to accumulate assets, both cash and our common stock, on a tax-favored basis. The EDCP is part of our integrated executive compensation program to attract, retain, and motivate key executives who are in positions to make significant contributions to our operations and our profitability. Deferrals may be made to the EDCP cash account or stock account.

Interest earnings on deferrals into the deferred compensation cash accounts of executives are provided as an incentive for executives to defer base salary and short-term incentive awards. The interest rate in 2013 was 7.29 percent for amounts deferred prior to 2013, and 5.29 percent for amounts deferred in 2013. This difference in interest rate reflected the change in 2013 from Moody’s Corporate Long-Term Bond Yield Index rate plus three percentage points, to Moody’s Corporate Long-Term Bond Yield Index rate plus one percentage point. The interest rate is 5.42 percent for amounts deferred in 2014. Any above-market interest earnings are included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the SCT. The EDCP is discussed in more detail in the narrative section following the Nonqualified Deferred Compensation table later in this proxy statement.

Personal Benefits and Perquisites

In 2013, our NEOs were able to use the corporate aircraft for limited personal use as described below. Pursuant to the direction of the Board, Mr. Alexander is required to use our corporate aircraft for all personal and business travel for security purposes. With CEO approval, other executives including the NEOs, may from time to time, use our corporate aircraft for personal travel. We have a written policy that sets forth guidelines regarding the personal use of the corporate aircraft by executive officers and other employees.

Additionally, in 2013, the Committee eliminated Company paid-financial planning and tax preparation services for all NEOs, other than Mr. Alexander. We do not provide any other perquisites to our NEOs.

The Committee believes these perquisites are reasonable, competitive, and consistent with our overall compensation philosophy.

Clawback Policy

In 2014, in response to feedback received during our shareholder outreach program, a clawback policy was approved by the Committee that covers all current or former employees who are deemed to be “insiders” for purposes of Section 16 of the Exchange Act in the event the Company is required to file a financial restatement due to material noncompliance, regardless of misconduct. This policy allows for recoupment of all incentive-based compensation granted or earned after January 1, 2014, and grants authority to your Board and/or Committee to seek repayment from executives, reduce the amount otherwise payable under another company benefit plan as allowed by law, withhold future incentive compensation, or a combination of these actions.

Share Ownership Guidelines and Prohibitions on Hedging and Pledging Shares

We believe it is critical that the interests of executives and shareholders are clearly aligned. Therefore, the Committee has adopted stock ownership guidelines that are intended to promote meaningful stock ownership by our executives. These guidelines specify the value of Company shares that our executives must accumulate within five years of becoming an executive officer of the Company. The specific share ownership guidelines are based on a multiple of an executive officer’s base salary, with the higher multiples applicable to the executives having the highest levels of responsibility. The share ownership multiples for our NEOs in 2013 were as follows: Mr. Alexander: six times base salary; Mr. Clark and Ms. Vespoli: four times base salary; and Messrs. Pearson and Jones: three times base salary. Mr. Alexander’s share ownership is currently at approximately 16 times base salary.

In January 2014, the Committee conducted its annual review of the share ownership guidelines. The Committee approved increasing Mr. Pearson’s share ownership multiple from three times base salary to four times base salary based on his position as CFO. Also, in conjunction with Mr. Jones’ promotion to Executive Vice President, his share ownership multiple increased from three times base salary to four times base salary, effective January 1, 2014. The share ownership multiples for Mr. Alexander and Ms. Vespoli remained the same. The Committee also evaluated which shares directly and indirectly held will be included in determining whether a NEO met his/her ownership guidelines. To be consistent with the 2014 LTIP design, which is completely performance-based, the Committee approved excluding unvested performance-adjusted RSUs as eligible shares for executives to meet their share ownership requirements in 2014. Executives that fall below their guidelines as a result of excluding performance-adjusted RSUs have three years following the March 2014 vesting date to reach their guidelines.

For 2014, the following directly and indirectly held shares will be included in determining whether a NEO met his/her ownership guidelines:

•	Shares directly or jointly owned in certificate form or in a stock investment plan,
•	Shares owned through the Savings Plan,
•	Brokerage shares, and
•	Shares held in the EDCP.

Each NEO, with the exception of Mr. Pearson, because of his shorter tenure in his current position, has met his or her share ownership requirements. Mr. Pearson has until January 20, 2019 to meet his share ownership requirement. The Security Ownership of Management table earlier in this proxy statement shows the shares held by each NEO as of March 6, 2014. Although the Committee established share ownership guidelines for executives, such equity ownership is not considered when establishing compensation levels. However, the Committee does review previously granted awards, both vested and unvested, that are still outstanding on a regular basis through the use of the tally sheets and the summary of accumulated wealth report described earlier. In addition, while the Insider Trading Policy already prohibited pledging, the policy was revised in 2013 to also prohibit executives from hedging their economic exposure to our common stock that they own.

Severance Benefits upon an Involuntary Separation

Consistent with competitive practice, in the event of an involuntary separation, Mr. Alexander’s severance benefit would be determined by the Committee and approved by the Board. The other NEOs are covered in the event of an involuntary separation under the FirstEnergy Corp. Executive Severance Benefits Plan (later referred to as the Severance Plan) when business conditions require the closing of a facility, corporate restructuring, a reduction in workforce, or job elimination. Benefits under the Severance Plan are also offered if an executive rejects a job assignment that would result in a material reduction in current base salary, would require the executive to make a material relocation from his or her current residence for reasons related to the new job, or would result in a material change in the executive’s daily commute from the executive’s current residence to a new reporting location. Any reassignment which results in the distance from the executive’s current residence to his or her new reporting location being at least 50 miles farther than the distance from the executive’s current residence to his or her previous reporting location is considered material. The Severance Plan provides three weeks’ base pay for each full year of service with a minimum benefit of 52 weeks of base salary and a maximum benefit of 104 weeks of base salary. Additionally, executives who elect continuation of health care for the severance period will be provided this benefit at active employee rates. Executives must pay taxes on any continuation of health care value in excess of what employees with the same level of service would receive under the FirstEnergy Employee Severance Benefits Plan.

Change In Control (CIC)

The NEOs are provided benefits under the FirstEnergy Corp. Change in Control Severance Plan (later referred to as the CIC Severance Plan) through December 31, 2014. Change in Control severance benefits are provided to ensure that certain executives are free from personal distractions in the context of a potential change in corporate control, when the Board needs the objective assessment and advice of these executives to determine whether a potential business combination is in our best interests and those of our shareholders. The CIC Severance Plan provides the payment of severance benefits if the individual’s employment with us or our subsidiaries was terminated under specified circumstances within two years after a CIC of the Company. However, it is our practice to require a qualifying termination following a CIC prior to the vesting of LTIP awards (double trigger) and we do not provide any excise tax gross-ups on CIC benefits. Circumstances defining a CIC are explained in the Potential Post-Employment Payments section later in this proxy statement. A detailed representation of the termination benefits provided under a CIC scenario as of December 31, 2013, is provided in the Post-Termination Compensation and Benefits table later in this proxy statement.

Typically, the Board reviews the terms of the CIC Severance Plan in the fourth quarter of each year and votes to extend or not extend the CIC Severance Plan for an additional year. However, in 2013 the Board decided to study current additional market trends in relation to CIC severance benefits and to determine what changes, if any, were necessary before extending the CIC Severance Plan through December 31, 2015. Therefore, the review period was extended by the Board to a date no later than April 30, 2014.

Impact of Regulatory Requirements on Compensation

The Committee is responsible for addressing pay issues associated with Section 162(m) of the IRC which limits the tax deduction to $1 million for certain compensation paid to the NEOs (other than the CFO). Through the Committee, we attempt to qualify executive compensation as tax deductible to the fullest extent feasible and where we believe it is in our best interest and the best interest of our shareholders. However, we do not permit this tax provision to distort the effective development and execution of our compensation program. Thus, the Committee is permitted to and will continue to exercise discretion in those instances where satisfaction of tax law requirements could compromise the interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Risk Assessment of Compensation Programs

Management conducted an assessment of the risks associated with our compensation policies, practices, and programs for employees, paying particularly close attention to those programs that allow for variable payouts where an employee may potentially be able to influence payout factors in those programs. The Committee reviewed Management’s assessment and concurred with its conclusions. Based on this assessment, we concluded that the risks associated with our compensation policies and practices are unlikely to have a material adverse effect on the Company.

The Committee and Management designed our compensation programs to incent employees while carefully considering our shareholders’ concerns and supporting our pay for performance compensation philosophy which aligns our executives’ interests with the long-term interests of our shareholders without encouraging excessive risk taking. In this regard, our compensation structure contains various features intended to mitigate excessive risk taking. These features include, among others:

•	The mix of compensation among base salary, and short- and long-term incentive programs is not overly weighted toward short-term incentives, and thus, does not encourage excessive risk taking;
•

Our annual incentive compensation is based on multiple, diversified performance metrics, including financial, safety/operational, and business unit measures that are consistent with our long-term goals;

•

Our long-term incentive compensation consists of performance shares and performance-adjusted RSUs which include components that are paid based on results over a multi-year performance period and vest over a three-year period, thus emphasizing the achievement of performance over time;

•

The Committee oversees our compensation policies and practices and is responsible for reviewing, approving and/or recommending approval by the Board, where necessary, for executive compensation, including annual incentive compensation plans applicable to senior management employees and other compensation plans, as appropriate; and

•	Our executives are required to own a specified level of shares in order to comply with share ownership guidelines, encouraging a long-term focus on enhancing shareholder value.

Additionally, our Chief Risk Officer participated in the discussion with senior management regarding the establishment of goals and their weightings and measurements for our short- and long-term incentive compensation programs and the 2013 performance results. The Chief Risk Officer provided his view to the Committee that:

•	The measurement of 2013 performance results were conducted in accordance with prescribed methodologies and preclude any beneficiary from controlling the calculation;
•	Proposed goals would not create inappropriate incentives or inadvertently encourage willingness to embrace risk exposures other than those we encounter in the normal course of our business;
•	By avoiding individually based goals or goals applicable only to a small group of employees, the risk of encouraging inappropriate behavior is greatly mitigated; and
•	There are adequate controls in place so that the beneficiary of any incentive payout cannot unilaterally control the measurement methodology.

For additional information regarding the Company’s risk management process and the Board’s role in risk oversight, see the related discussion in the Corporate Governance and Board of Directors Information section of this proxy statement.

Compensation Tables

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2013, 2012, and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Anthony J. Alexander	2013	$1,340,000	$8,415,252	$0	$1,857,641	$60,795	$46,170	$11,719,858
President & CEO	2012	$1,340,000	$17,466,956	$0	$1,005,796	$3,448,771	$49,306	$23,310,829
	2011	$1,340,000	$9,135,872	$882,829	$2,872,416	$4,028,743	$69,035	$18,328,895

James F. Pearson	2013	$494,712	$974,091	$0	$436,754	$272,846	$5,650	$2,184,053
SVP & CFO

Mark T. Clark(1) EVP, Finance & Strategy	2013	$735,000	$2,251,477	$0	$682,156	$32,919	$6,150	$3,707,702
	2012	$724,423	$2,182,987	$0	$460,223	$2,237,253	$8,025	$5,612,910
	2011	$678,269	$2,829,245	$441,417	$1,021,921	$1,704,055	$13,414	$6,688,321

Leila L. Vespoli EVP, Markets & Chief Legal Officer	2013	$685,000	$1,483,770	$0	$598,352	$33,123	$8,450	$2,808,695
	2012	$658,558	$1,438,699	$0	$403,684	$1,809,466	$29,186	$4,339,594
	2011	$554,231	$2,290,989	$703,054	$737,153	$1,241,873	$17,853	$5,545,153

Charles E. Jones Jr. EVP & Pres, FE Utilities	2013	$600,000	$1,405,368	$0	$449,309	$3,995	$6,918	$2,465,590
	2012	$587,308	$1,362,340	$0	$273,298	$1,635,983	$9,416	$3,868,345
	2011	$537,115	$1,940,891	$404,495	$564,891	$1,343,945	$8,496	$4,799,833

(1)	Mr. Clark retired on December 31, 2013.

(2)

The amounts set forth in the Stock Award column represent grants provided under the Plan at the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 “Stock Compensation” and based on target payout. The assumptions used in determining values for the 2013 fiscal year are reflected in Note 4 to the Combined Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2014. The grant date fair value at maximum for each of the NEOs is as follows: Alexander: $14,131,670; Pearson: $1,636,888; Clark: $3,780,072; Vespoli: $2,490,925; and Jones: $2,361,859. These awards are not payable to the executive until the vesting date or other qualifying event shown in the 2013 Post-Termination Compensation and Benefits table described later in this proxy statement. Based on Mr. Clark’s retirement, he will only be eligible to receive a prorated portion of his 2011-2013, 2012-2014, and 2013-2015 LTIP awards based on his employment service during the applicable three-year cycle for performance shares or performance-adjusted RSUs.

(3)

The amounts set forth in the Non-Equity Incentive Plan Compensation column were earned under the STIP in the year presented and paid in the first quarter of the following year. The 2013 STIP awards for our NEOs were reduced to 85 percent of actual earned awards as described earlier in this proxy statement.

(4)

The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the aggregate increase in actuarial value to the executive officer of all defined benefit and actuarial plans (including supplemental plans) accrued during the year and above-market earnings on nonqualified deferred compensation. The change in values for the pension plans are as follows: Alexander: $-3,855,760; Pearson: $256,178; Clark: $-1,305,854; Vespoli: $-500,617; and Jones: $-402,201. The change in pension value is heavily dependent on the discount rate and mortality assumptions and does not represent the actual value of the change in pension benefit accrued by the NEO during the year. The formula used to determine the above market earnings equals (2013 total interest x {difference between 120 percent of the Applicable Federal Rate for long-term rates (AFR) and the plan rate} divided by the plan rate). The above market earnings on nonqualified deferred compensation are as follows: Alexander: $60,795; Pearson: $16,668; Clark: $32,919; Vespoli: $33,123; and Jones: $3,995.

(5)

The amounts set forth in the All Other Compensation column include compensation not required to be included in any other column. This includes matching Company common stock contributions under the Savings Plan for all of the NEOs of $5,100 each.

In addition, certain executives are eligible to receive limited perquisites. In 2013, the NEOs were provided: (1) financial planning and tax preparation services for Alexander of $11,000; (2) charitable matching contributions for Vespoli and Clark; (3) premiums for the group personal excess liability and life insurance for all NEOs; and (4) personal use of the corporate aircraft for Alexander and Jones.

Of the All Other Compensation column amounts, $29,520 is included for Mr. Alexander and $1,268 for Mr. Jones related to their personal use of the corporate aircraft. For security reasons, the Board requires Mr. Alexander to use the corporate aircraft for all travel.

The value of the corporate aircraft is calculated based on the aggregate variable operating costs to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees, and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilots’ salaries, the amortized costs of the Company aircraft, and the cost of maintenance not related to trips are excluded. Executive officers’ spouses and immediate family members may accompany executives on Company aircraft using unoccupied space on flights that were already scheduled, and we incur no aggregate incremental cost in connection with such use. Unless otherwise quantified in footnote 5, the amount attributable to each perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10 percent of the total amount of perquisites received by each NEO.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table summarizes the stock awards granted to our NEOs during 2013 as well as threshold, target, and maximum amounts payable under the STIP.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant/Payout Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony J. Alexander	Short-Term Incentive Program			$871,000	$1,742,000	$3,309,800
	Performance-Adjusted RSUs	2/19/2013	(4)				66,116	132,231	198,347	$5,397,669
	Performance Shares	2/19/2013	(4)				16,189	64,755	129,510	$3,017,583

James F. Pearson	Short-Term Incentive Program			$200,000	$400,000	$740,000
	Performance-Adjusted RSUs	2/19/2013	(4)				7,626	15,252	22,878	$622,587
	Performance Shares	2/19/2013	(4)				1,886	7,543	15,086	$351,504

Mark T. Clark	Short-Term Incentive Program			$312,377	$624,750	$1,155,789
	Performance-Adjusted RSUs	2/19/2013	(4)				17,709	35,418	53,127	$1,445,763
	Performance Shares	2/19/2013	(4)				4,323	17,290	34,580	$805,714

Leila L. Vespoli	Short-Term Incentive Program			$274,000	$548,000	$1,013,800
	Performance-Adjusted RSUs	2/19/2013	(4)				11,676	23,352	35,028	$953,229
	Performance Shares	2/19/2013	(4)				2,846	11,385	22,770	$530,541

Charles E. Jones Jr.	Short-Term Incentive Program			$210,000	$420,000	$777,000
	Performance-Adjusted RSUs	2/19/2013	(4)				10,997	21,993	32,990	$897,754
	Performance Shares	2/19/2013	(4)				2,723	10,893	21,786	$507,614

(1) The amounts set forth in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns reflect the potential payouts for each NEO under the STIP based upon the achievement of KPIs described in earlier in this proxy statement. The 2013 STIP awards for our NEOs were reduced by 85 percent of actual earned awards and are reported in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

(2) The amounts set forth in the Estimated Future Payouts Under Equity Incentive Plan Awards columns reflect the threshold, target, and maximum payouts for each NEO under the LTIP based upon the achievement of the performance measures described earlier in this proxy statement and reported in the Stock Awards column of the Summary Compensation Table.

(3) The grant date fair market value was computed in accordance with FASB ASC Topic 718. The Performance-Adjusted RSUs component is valued at the average of the high/low stock price of $40.82 on March 8, 2013 and the Performance Share component at the fair market closing stock price of $46.60 on April 30, 2013. Any future payouts from the 2013-2015 LTIP cycle will be reduced by approximately two-thirds for Mr. Clark based on his retirement effective December 31, 2013.

(4) The dates set forth in the Grant Date column for these awards represent the date the Board took action to grant the awards. The effective grant date for the Performance-Adjusted RSUs is March 8, 2013 and for the Performance Shares is January 1, 2013.

The following chart summarizes the details of the annual LTIP grants for the 2013-2015 cycle:

	Performance Shares	Performance-Adjusted Restricted Stock Units (RSUs)
Weighting	33%	67%
Granted	Annually	Annually
Grant Date	Typically in early March, effective the first of each year	Typically in early March, effective on the date of grant
Grant Price	Average high and low stock price for the month of December in the year preceding the grant date	Average high and low stock price on the grant date
Performance Period	3 years, cliff vest on December 31	3 years, cliff vest on March 1
Performance Measure	TSR ranking compared to the companies in the EEI Index	Operating EPS, Safety, Operational Linkage
Threshold Payout	25%, TSR at the 25th percentile or Operating EPS average result above target over 3 year period	50%, Average result below target on all 3 performance measures over 3 year period
Target Payout	100%, TSR at the 50th percentile	100%, Average result combination of above and below target on all 3 performance measures over 3 year period
Maximum Payout	200%, TSR at or above the 90th percentile	150%, Average result above target on all 3 performance measures over 3 year period
Settled	Cash, unless the NEO elects to defer their performance shares to the EDCP and elects to receive distributions in stock	Stock
Dividend Equivalent Units	Reinvested based on the average high and low stock price on the payable date, subject to same restrictions as initial grant	Reinvested based on the average high and low stock price on the payable date, subject to same restrictions as initial grant
Payout	Average high and low stock price for the month of December in the last year of the performance period	Average high and low stock price on the vest date

Performance Shares

Performance shares are described earlier in this proxy statement and are a component of our LTIP. Awards are generally paid in cash. However, performance shares can be paid in the form of cash or common stock, at the discretion of the Committee. If the performance factors are met, the grants will payout between February 15 and March 15 in the year following the third and final year of the performance period. In addition, in certain circumstances, the NEO may elect to defer their performance shares into the EDCP and such deferral may be settled in stock.

On December 31, 2013, the performance period ended for the performance shares granted in 2011. As previously stated, while threshold TSR performance was not achieved, the three year average of Operating EPS exceeded target performance resulting in a 25 percent payout. The performance period will end for performance shares granted in 2012 and 2013 on December 31, 2014 and December 31, 2015, respectively. Performance shares are treated as a liability for accounting purposes and are valued in accordance with FASB ASC Topic 718. The 2013-2015 performance share grant date fair value is $46.60.

Performance-Adjusted Restricted Stock Units (RSUs)

Performance-adjusted RSUs are described earlier in this proxy statement and are a component of our LTIP. Performance-adjusted RSUs are paid in the form of common stock. The amount of common stock the executive receives upon vesting may be increased or decreased depending on the actual results of the performance factors.

On March 4, 2014, the period of restriction ended for the performance-adjusted RSUs granted in 2011. As previously stated, stretch performance was achieved on all three performance measures, resulting in a 150 percent of target payout for this grant. The period of restriction for performance-adjusted RSUs granted in 2012 and 2013 will end on March 5, 2015, and March 1, 2016, respectively, although performance is measured through December 31 of the year prior to vesting. Performance-adjusted RSUs are treated as a fixed expense for accounting purposes and are valued in accordance with FASB ASC Topic 718. The fair market value share price is $40.82 for performance-adjusted RSU grants awarded on March 8, 2013.

Employment Agreements

We enter into employment agreements with our executives in special circumstances, primarily for recruiting and retention purposes. As discussed in the 2013 Proxy Statement, in March 2012, we entered into an employment agreement with Mr. Alexander (later referred to as the Alexander Agreement). The term of the Alexander Agreement is through April 30, 2016, unless employment is terminated earlier by either party. The Alexander Agreement sets forth that Mr. Alexander will be provided an annual base salary and participate in the STIP and LTIP consistent with the Company’s compensation philosophy. The Alexander Agreement further provided a restricted stock award of 200,000 shares, 25 percent of which vested on December 31, 2013. The remaining shares will vest 25 percent on December 31, 2014 and 50 percent on December 31, 2015, as long as Mr. Alexander remains employed through the vesting dates. The Restricted Stock Award vests in full if the Alexander Agreement is terminated 1) voluntarily by Mr. Alexander if his total compensation opportunity is reduced below the level established for 2012 (unless the reduction applies generally to Company senior executives); 2) by the Board without Cause; or 3) in the event of his death or Disability. If the Alexander Agreement is terminated by the Board for Cause, or voluntarily by Mr. Alexander, at any time prior to any vesting date (except as described above), then the unvested portion of the Restricted Stock Award will be forfeited.

Under the Alexander Agreement, Mr. Alexander has agreed that any incentive-based compensation, within the meaning of the federal securities laws, that he may receive will be subject to clawback by the Company in the manner required by such laws and applicable regulations to be issued from time to time, and as implemented by the Board or the Committee. In addition, Mr. Alexander is subject to certain noncompetition and nonsolicitation obligations for 24 months following the employment period identified in the Alexander Agreement.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table summarizes the outstanding equity award holdings of our NEOs as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)(2)	Grant Type(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(2)(5)	Grant Type(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Anthony J. Alexander	200,643		$37.75	2/25/2021	165,105	RS	$5,445,163	126,342	2011 Perf-Adj RSUs	$4,166,759
								191,096	2012 Perf-Adj RSUs	$6,302,346
								198,347	2013 Perf-Adj RSUs	$6,541,484
								15,890	2012 PS	$524,052
								16,189	2013 PS	$533,913

James F. Pearson								5,820	2011 Perf-Adj RSUs	$191,944
								8,418	2012 Perf-Adj RSUs	$277,626
								22,878	2013 Perf-Adj RSUs	$754,516
								703	2012 PS	$23,185
								1,886	2013 PS	$62,200

Mark T. Clark	100,322		$37.75	2/25/2021				30,035	2011 Perf-Adj RSUs	$990,554
								51,185	2012 Perf-Adj RSUs	$1,688,081
								53,127	2013 Perf-Adj RSUs	$1,752,128
								4,243	2012 PS	$139,934
								4,323	2013 PS	$142,573

Leila L. Vespoli		120,386	$37.75	2/25/2021	37,069	RS	$1,222,536	24,554	2011 Perf-Adj RSUs	$809,791
								33,749	2012 Perf-Adj RSUs	$1,113,042
								35,028	2013 Perf-Adj RSUs	$1,155,223
								2,794	2012 PS	$92,146
								2,846	2013 PS	$93,894

Charles E. Jones, Jr.		80,257	$37.75	2/25/2021	37,070	RS	$1,222,569	22,658	2011 Perf-Adj RSUs	$747,261
								31,784	2012 Perf-Adj RSUs	$1,048,236
								32,990	2013 Perf-Adj RSUs	$1,088,010
								2,673	2012 PS	$88,156
								2,723	2013 PS	$89,838

(1) The stock option awards set forth in the Number of Securities Underlying Unexercised Options Exercisable/Unexercisable column vest or vested as follows: Mr. Alexander: April 30, 2013; Mr. Clark: December 31, 2012; Ms. Vespoli: December 31, 2016; and Mr. Jones: December 31, 2015.

(2) The number of shares set forth in both the Number of Shares or Units of Stock that have not yet Vested and the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not yet Vested columns include all dividends earned and reinvested through December 31, 2013.

(3) The restricted stock (RS) awards set forth in the Grant Type column vest as follows: Mr. Alexander (33% on December 31, 2014, and 67% on December 31, 2015); Ms. Vespoli (March 1, 2015); and Mr. Jones (March 1, 2015).

(4) The values set forth in both the Market Value of Shares or Units of Stock that have not vested and the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not yet Vested columns are determined by multiplying the number of shares or units by our common stock closing price on December 31, 2013 of $32.98. Any payouts from the 2011-2013, 2012-2014 and 2013-2015 LTIP cycles will be prorated for Mr. Clark based on his retirement effective December 31, 2013.

(5) The number of shares or units set forth in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not yet Vested column is based on maximum performance at 150% for performance-adjusted RSUs and threshold performance at 25% for performance shares (PS).

(6) The awards set forth in the Grant Type column are described earlier in this proxy statement. The vesting dates are as follows: 2011 performance-adjusted RSU (March 4, 2014); 2012 performance-adjusted RSU (March 5, 2015); 2013 performance-adjusted RSU (March 1, 2016); 2012-2014 performance shares (PS) (December 31, 2014); and 2013-2015 performance shares (PS) (December 31, 2015).

Option Exercises and Stock Vested in 2013

The following table summarizes the options exercised and vesting of stock awards held by our NEOs during 2013.

Name	Number of Shares Acquired on Vesting (#)(1)	Stock Awards Award Type	Value Realized on Vesting ($)(2)
Anthony J. Alexander	111,672	2010 Perf-Adj RSUs	$4,567,385
	21,692	2011 Performance Shares	$715,395
	55,035	Restricted Stock	$1,815,054

James F. Pearson	4,904	2010 Perf-Adj RSUs	$200,574
	999	2011 Performance Shares	$32,943

Mark T. Clark	26,942	2010 Perf-Adj RSUs	$1,101,928
	5,156	2011 Performance Shares	$170,053

Leila L. Vespoli	20,786	2010 Perf-Adj RSUs	$850,147
	4,215	2011 Performance Shares	$139,022

Charles E. Jones, Jr.	20,591	2010 Perf-Adj RSUs	$842,172
	3,890	2011 Performance Shares	$128,291

(1) The number of shares set forth in the Number of Shares Acquired on Vesting column reflect the number of 2010 performance-adjusted RSUs which vested on March 8, 2013, the 2011-2013 performance shares which vested on December 31, 2013, and the restricted stock which vested on December 31, 2013, in conjunction with the Alexander Agreement. The number of shares include dividend equivalent units earned and reinvested through the vesting date.

(2) The amounts set forth in the Value Realized on Vesting column are based on the closing stock price on the vesting date ($40.90 for 2010 performance-adjusted RSUs, $32.98 for performance shares and restricted stock) multiplied by the number of shares vested. The performance-adjusted RSUs were paid at 150% of target. The performance shares were paid at 25% of target.

Post-Employment Compensation

Pension Benefits as of December 31, 2013

The following table provides information regarding the pension benefits of our NEOs as of December 31, 2013.

Name(1)	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Anthony J. Alexander	Qualified Plan	41	$1,911,036	$0
	Nonqualified (Supplemental) Plan		$27,240,779	$0
	Supplemental Executive Retirement Plan		$0	$0

	Total		$29,151,815	$0

James F. Pearson	Qualified Plan	37	$1,795,463	$0
	Nonqualified (Supplemental) Plan		$2,133,924	$0

	Total		$3,929,387	$0

Mark T. Clark	Qualified Plan	37	$1,724,391	$0
	Nonqualified (Supplemental) Plan		$8,461,655	$0
	Supplemental Executive Retirement Plan		$224,251	$0

	Total		$10,410,297	$0

Leila L. Vespoli	Qualified Plan	29	$1,257,987	$0
	Nonqualified (Supplemental) Plan		$4,968,190	$0
	Supplemental Executive Retirement Plan		$755,843	$0

	Total		$6,982,020	$0

Charles E. Jones Jr.	Qualified Plan	35	$1,642,281	$0
	Nonqualified (Supplemental) Plan		$5,221,030	$0
	Supplemental Executive Retirement Plan		$254,612	$0

	Total		$7,117,923	$0

(1) The amounts set forth in the Present Value of Accumulated Benefit column are determined as of December 31, 2013, using the following assumptions: December 31, 2013 discount rate of 5.00%, the RP-2000 Combined Healthy Mortality Table and retirement at the earliest unreduced age.

Pension Benefits

Qualified and Nonqualified Plans

We offer a qualified and nonqualified (supplemental) plan to provide retirement benefits to all of our NEOs. We pay the entire cost of these plans. Retirement benefits from the qualified plan provided under the FirstEnergy Corp. Master Pension Plan (later referred to as the Pension Plan) are calculated using pensionable earnings up to the applicable federal and plan limits. As described earlier in the proxy statement, the Pension Plan was amended to provide a cash-balance formula for all employees hired on or after January 1, 2014. In conjunction with the new cash-balance formula, the Company adopted a new nonqualified supplemental plan, which will provide a comparable benefit to eligible executives hired after January 1, 2014, but without the restriction of federal and plan limits that apply under the qualified pension plan. The supplemental plan provided under the EDCP provides a comparable benefit to the qualified plan but is calculated using all pensionable earnings without the restrictions of federal and plan limits. The retirement benefit from the qualified and nonqualified plans provided to our NEOs is the greater benefit determined using the following two formulas:

1.

Career Earnings Benefit Formula: A fixed (2.125 percent) factor is applied to the executive’s total career earnings to determine the accrued (age 65) career earnings benefit. Pensionable earnings under the career earnings formula generally include base earnings, annual incentive awards, and other similar compensation.

2.

Adjusted Highest Average Monthly Base Earnings Benefit Formula: The benefit is equal to the sum of A and B where A is the highest average monthly base earnings (later referred to as HAMBE) times the sum of:

•	1.58 percent times the first 20 years of benefit service,
•	1.18 percent times the next 10 years of benefit service,

•	0.78 percent times the next 5 years of benefit service, and
•	1.10 percent times each year of benefit service in excess of 35 years.

and B is an amount equal to 0.32 percent times number of years of service (up to 35 years) times the difference between the HAMBE and the lesser of 150 percent of covered compensation or the Social Security Wage Base, except that B cannot be less than zero (0).

The HAMBE for the qualified plan are the highest 48 consecutive months of base earnings the executive had in the 120 months immediately preceding retirement or other termination of employment. Pensionable earnings under the qualified plan HAMBE formula generally include base earnings, deferred compensation prior to 2005, annual incentive compensation, other awards, or accrued unused vacation paid at termination. The pensionable earnings under the nonqualified plan HAMBE formula are the same as the qualified plan described above except that deferred compensation excluded under the qualified plan and annual incentive awards that are paid or deferred are included. Covered compensation represents the average (without indexing) Social Security Taxable Wage Base in effect for each calendar year during the 35-year period that ends when the executive reaches the Social Security normal retirement age.

Under the Pension Plan, normal retirement is at age 65 and the completion of five years of eligibility service. The earliest retirement is at age 55 if the employee has at least 10 years of eligibility service. Mr. Alexander is currently eligible for an unreduced pension benefit. Mr. Pearson and Mr. Jones are currently eligible for a reduced pension benefit based on the Early Retirement Reduction Table below. Ms. Vespoli does not meet the age requirement. Mr. Clark retired effective December 31, 2013. The earliest retirement age without reduction for the qualified plan is age 60.

Early Retirement Reduction Table

If payment begins at age...	The benefit is multiplied by
60 and up	100%
59	88%
58	84%
57	80%
56	75%
55	70%

The accrued benefits vest upon the completion of five years of service. The benefits generally are payable in the case of a married executive in the form of a qualified spouse 50 percent joint and survivor annuity or in the case of an unmarried executive in the form of a single life annuity. There also is an option to receive the benefit as a joint and survivor annuity with or without a pop-up provision or a period certain annuity. The annuity provides a reduced monthly benefit, payable to the NEO until death. If a joint and survivor annuity is chosen, the NEO’s named beneficiary will receive 25 percent, 50 percent, 75 percent, or 100 percent of the NEO’s benefit based on the NEO’s and the beneficiary’s ages and the percentage to be continued after the NEO’s death. Under the pop-up provisions, the monthly payment to the NEO “pops-up” to the single life annuity amount if the beneficiary predeceases the NEO. The period certain annuity provides a reduced benefit for the life of the NEO and continues the benefit to the named beneficiary for a guaranteed period if the NEO’s death occurs before the end of the 5, 10 or 15 year period, as elected. No further payments are made if the NEO’s death occurs after the end of the period.

Supplemental Executive Retirement Plan (SERP)

In addition to the qualified and nonqualified plans, certain NEOs may receive an additional nonqualified benefit from the SERP. Currently, only five active employees are eligible for a SERP calculation upon retirement, and no new participants have been provided eligibility since 2001. In 2014, the Committee formally closed the SERP to new entrants.

Mr. Alexander, Ms. Vespoli, and Mr. Jones are participants in the SERP. Mr. Clark was also a participant in the SERP. Mr. Pearson is not a participant in the SERP. The NEOs who are participants in the SERP, or the NEO’s surviving spouse, are eligible to receive a supplemental benefit after termination of employment due to retirement, death, disability, or involuntary separation. Whether or not a supplemental benefit under the SERP will be paid is determined in accordance with, and shall be non-forfeitable, upon the date the NEO terminates employment under the conditions described in the following sections:

Retirement Benefit

An eligible NEO who retires on or after age 55 and who has completed 10 years of service will be entitled to receive, commencing at retirement, a monthly supplemental retirement benefit under the SERP equal to (a) 65 percent of the average of the highest 12 consecutive full months of base salary earnings paid to the NEO in the 120 consecutive full months prior to termination of employment, including any salary deferred into the EDCP or the Savings Plan, but excluding any incentive payments, or (b) 55 percent of the average of the highest 36 consecutive full months of base salary earnings and annual incentive awards paid to the NEO in the 120 consecutive full months prior to termination of employment, including any salary deferred into the EDCP and Savings Plan, whichever is greater, multiplied by the number of months of service the executive has completed after having completed 10 years of service, up to a maximum of 60 months, divided by 60, less:

1.

The monthly primary Social Security benefit to which the executive may be entitled upon retirement (or the projected age 62 benefit if retirement occurs prior to age 62), irrespective of whether the executive actually receives such benefit at the time of retirement, and

2.

The monthly retirement income benefit to which the executive may be entitled upon retirement under the Pension Plan and EDCP, calculated based on the NEO’s marital status at the time of such retirement as follows:

•	In the case of a married NEO in the form of a 50 percent joint and survivor annuity.

•	In the case of an unmarried NEO, in the form of a single life annuity.

For a NEO who retires prior to attaining age 65, the net dollar amount above shall be reduced further by one-fourth of 1 percent for each month the commencement of benefits under the SERP precedes the month the executive attains age 65.

Death Benefit

If a married NEO dies, 50 percent of the NEO’s supplemental retirement benefit actuarially adjusted for the NEO’s and spouse’s ages will be paid to the NEO’s surviving spouse. In general, payment will begin the first of the month following the later of the date the NEO would have attained age 55 or death and continue for the remainder of the surviving spouse’s life. If the NEO had at least 10 years of eligibility service before January 1, 2009, the payment will begin on the first day of the month following the NEO’s death. For a NEO who dies prior to attaining age 65, the benefit shall be reduced further by one-fourth of 1 percent for each month the commencement precedes the NEO’s attainment of age 65, with a maximum reduction of 30 percent.

Disability Benefit

A NEO terminating employment due to a disability may be entitled to receive a monthly supplemental retirement benefit under the SERP. If applicable, SERP payments will commence on the first of the month following the NEO’s attaining age 60 if the disability termination occurs before age 55. If the disability terminations occurs on or after the NEO attains age 55, applicable SERP payments will begin the first of the month following termination. The retirement benefit will equal the greater of 65% of the NEO’s base salary earnings as set forth in (a) of the Retirement Benefit section above, or 55% of the NEO’s base salary earnings plus their annual incentive awards as set forth in (b) of the Retirement Benefit section above. That amount will be reduced by disability benefits the NEO receives from Social Security, the FirstEnergy Corp. Master Pension Plan and the FirstEnergy Corp. Long Term Disability Plan. The disability benefit continues until the NEO attains age 65 or dies, which ever occurs first. Upon attaining age 65, benefits are calculated as described in the Retirement Benefit section above. In the event of death, benefits are calculated as described in the Death Benefit section above.

Nonqualified Deferred Compensation as of December 31, 2013

The following table summarizes nonqualified deferred compensation earned, contributed by, or on behalf of our NEOs during 2013.

Name	Executive Contributions in last FYE ($)(1)	Registrant Contributions in last FYE ($)(2)	Aggregate Earnings in last FYE ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at last FYE ($)(5)
Anthony J. Alexander	$0	$0	$136,651	$0	$7,933,783
James F. Pearson	$141,685	$0	$92,572	($36,168)	$1,825,390
Mark T. Clark	$0	$0	$210,510	$0	$3,590,609
Leila L. Vespoli	$0	$0	$97,350	$0	$4,204,305
Charles E. Jones Jr.	$0	$0	($31,106)	$0	$728,441

(1) The amount set forth in the Executive Contributions in last FYE column for Mr. Pearson includes the deferral of 2013 base salary in the amount of $98,963 and 2012 STIP deferred in 2013 in the amount of $42,722. The base salary amount is also included in the Salary column of the current year Summary Compensation Table and the STIP amount was included in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table in 2012.

(2) There were no registrant contributions made in 2013.

(3) The amounts set forth in the Aggregate Earnings in last FYE column include above-market earnings which have been reported in the Summary Compensation Table as follows: Mr. Alexander: $60,795; Mr. Pearson: $16,668; Mr. Clark: $32,919; Ms. Vespoli: $33,123; and Mr. Jones: $3,995. The compounded annual rate of return on pre-2013 cash accounts was 7.29%, and 5.29% on the 2013 cash account. The compounded annual rate of return on stock accounts was -16%, which includes dividends.

(4) The amounts set forth in the Aggregate Withdrawals/Distributions column include amounts distributed to Mr. Pearson in accordance with his specified distribution elections.

(5) The amounts set forth in the Aggregate Balance at last FYE column include amounts reported in the Summary Compensation Table in prior years.

Executive Deferred Compensation Plan (EDCP)

The EDCP is a nonqualified defined contribution plan which provides for the voluntary deferral of compensation. Our NEOs may defer up to 50 percent of base salary, up to 100 percent of STIP awards, and up to 100 percent of LTIP awards.

Two investment options are available under the EDCP. NEOs may direct deferrals of base salary and STIP awards to an annual cash retirement account, which accrues interest. The interest rate changes annually and is based upon the Moody’s Corporate Long-Term Bond Yield Index rate (later referred to as Moody’s). In 2013, the interest rate was based on the Moody’s rate plus one percentage point (5.29 percent) for the 2013 accounts and Moody’s plus three percentage points (7.29 percent) for accounts prior to 2013. NEOs may direct deferrals of STIP awards and cash and stock LTIP awards to an annual stock account. The stock accounts are tracked in stock units and accrue additional stock units based upon the payment of dividends. The stock accounts are valued at the fair market value of our common stock. Payments made with respect to any dividend equivalent units that accrue after January 21, 2014 will be paid in cash.

Until the plan year beginning January 1, 2011 we provided a 20 percent incentive match on contributions to the stock account, which was calculated by multiplying the value of the amount deferred by 20 percent and dividing the result by the average closing market price for the month of February of the applicable year. The NEO’s contribution and additional dividend units are vested immediately; the 20 percent incentive match and additional dividend equivalent units thereon vest at the end of a three-year period and are subject to forfeiture prior to the conclusion of that vesting period.

The 20 percent incentive match provided in 2010 and 2011 vested on March 1, 2013 and March 1, 2014, respectively. At the end of the vesting period, the executive’s initial deferral and the vested 20 percent incentive match may be paid out in a lump sum or further deferred into the retirement stock account and paid at separation from service.

NEOs may elect to receive distributions from the cash retirement accounts in any combination of lump sum payment and/or monthly installment payments for up to 25 years. Differing distribution elections may be made for retirement, disability, and pre-retirement death. In the event of involuntary separation prior to retirement eligibility, the accounts accrued prior to January 1, 2005, may be paid in a single lump sum payment or in three annual installments. Accounts accrued after January 1, 2005, are paid in a single lump sum payment. Payments may not commence until separation from service. Amounts that were vested as of December 31, 2004, are available for an in-service withdrawal of the full account, subject to a 10 percent penalty. There is no in-service withdrawal option for retirement accounts accrued after January 1, 2005.

Stock account distributions are limited to a lump sum payment in the form of our common stock at the end of the three-year period following the initial deferral or further deferral until termination or retirement. If further deferred until termination or retirement, the account will be converted to cash, based upon the fair market value of the account at termination, and the balance will be rolled over to the corresponding annual retirement account for distribution in lump sum or monthly installments as elected under the retirement account.

Potential Post-Employment Payments

The following table summarizes the compensation and benefits that would be payable to our NEOs in the event of a termination or following a change in control absent a termination as of December 31, 2013.

2013 Post-Termination Compensation and Benefits

	Retirement (1)	Involuntary Separation (Other Than For Cause)	Termination Without Cause or for Good Reason During Two-Year Period Following a Change In Control	Following a Change In Control Absent a Termination	Voluntary Termination (Pre-retirement Eligible) (1)	Death (1)	Disability (1)
Base Salary	Accrued through date of retirement	Accrued through date of termination	Accrued through date of change in control termination	Accrued through date of change in control	Accrued through date of termination	Accrued through date of qualifying event	Accrued through date of qualifying event
Severance Pay	n/a	3 weeks of pay for every full year of service (capped at a maximum of 104 weeks), including the current year, calculated using base salary at the time of severance	2.99 times the sum of base salary plus target annual STIP of which a portion is payable in consideration for the non- competition clause(2)	n/a	n/a	n/a	n/a
Accrued and Banked Vacation	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary

	Retirement (1)	Involuntary Separation (Other Than For Cause)	Termination Without Cause or for Good Reason During Two-Year Period Following a Change In Control	Following a Change In Control Absent a Termination	Voluntary Termination (Pre-retirement Eligible) (1)	Death (1)	Disability (1)
Health and Wellness Benefits	Retiree/ spouse health and wellness provided through 2014	Provided at active employee rates for severance period(3)	Based on the terms of the CIC Severance Plan(4)	Provided at active employee rates for the length of employment	Forfeited	Survivor health and wellness provided as eligible	Health and wellness provided as eligible
STIP Award	Prorated award based on full months of service	Prorated award based on full months of service	Prorated award at target based on full months of service	Eligible for a full or prorated award based on full months of service	Prorated award based on full months of service	Prorated award based on full months of service	Prorated award based on full months of service
Performance- Adjusted RSUs	Prorated award based on full months of service	Prorated award based on full months of service	100% of shares and all dividends earned	Eligible for an award based on future employment through the vesting date	Forfeited	Prorated award based on full months of service	Prorated award based on full months of service
Performance Shares	Prorated award based on full months of service	Prorated award based on full months of service	100% of shares and all dividends earned	Eligible for an award based on future employment through the vesting date	Forfeited	Prorated award based on full months of service	Prorated award based on full months of service
Restricted Stock(5)	Forfeited	Forfeited	100% of shares and all dividends earned	Eligible for an award based on future employment through the vesting date; or fully vest upon the CIC	Forfeited	100% of shares and all dividends earned	100% of shares and all dividends earned
Unvested Stock Options	Forfeited	Vest on a prorated basis and must be exercised within 5 years of the date of termination or date of expiration, whichever occurs earlier	Fully vest and must be exercised within 5 years of the date of termination or the date of expiration, whichever occurs earlier	Eligible for an award based on future employment through the vesting date	Forfeited	Vest on a prorated basis and must be exercised within one year of termination	Vest on a prorated basis and must be exercised within one year of termination

	Retirement (1)	Involuntary Separation (Other Than For Cause)	Termination Without Cause or for Good Reason During Two-Year Period Following a Change In Control	Following a Change In Control Absent a Termination	Voluntary Termination (Pre-retirement Eligible) (1)	Death (1)	Disability (1)
Vested EDCP	Payable as elected	Payable as elected	Payable as elected	Payable upon termination as elected	Payable in a lump sum upon termination	Payable to survivor as elected	Payable as elected
Non-vested EDCP Incentive Match	Payable as elected(6)	Vested	Vested	Vested	Forfeited	Vested	Vested
Additional Age and Service for Pension, EDCP & Benefits	n/a	n/a	Three years	n/a	n/a	n/a	n/a
Reimburse Code Section 280G	No	No	No	n/a	No	No	No

1) Benefits provided in these scenarios are provided to all employees on the same terms, if applicable. Mr. Clark retired effective December 31, 2013.

2) The NEOs were all participants in the CIC Severance Plan in 2013.

3) Active employee health and wellness benefits are provided under the Severance Plan for the severance period, which is equal to three weeks for every year of service, including the current year (52 week minimum and 104 week maximum).

4) Mr. Alexander, Mr. Pearson, and Mr. Jones are eligible for retirement and would receive retiree health and wellness benefits irrespective of a change in control. Ms. Vespoli would receive retiree health and wellness benefits under the CIC Severance Plan.

5) The specific terms for the restricted stock award provided under the Alexander Agreement are described in the Employment Agreements section on page 56. Mr. Jones’ and Ms. Vespoli’s shares of Restricted Stock fully vest upon a CIC.

6) If an executive voluntarily terminates employment with us prior to age 60 (early retirement), any non-vested incentive match is forfeited.

The potential post-employment payments discussed below disclose the estimated payments and benefits payable to the NEOs upon certain triggering events representing the enhanced or accelerated value of payments and benefits and do not include previously-earned and vested amounts payable to the NEOs regardless of the applicable triggering event that have been accrued but not yet paid. The post-termination benefit calculations are based on the following assumptions:

•	The amounts disclosed are estimates of the amounts which would be paid out to the NEOs based on the triggering event. The actual amounts can be determined only at the time of payment.

•

The amounts disclosed do not include benefits provided under the qualified plan, nonqualified supplemental plan and SERP as described in the Pension Benefits section and shown in the Pension Benefits table (at the earliest commencement date without reduction) earlier in this proxy statement, unless expressly noted.

•

The amounts disclosed do not include compensation previously earned and deferred into the EDCP. The year-end account balances of the NEOs in the EDCP are set forth in the Nonqualified Deferred Compensation table earlier in this proxy statement. These amounts are payable to the NEO based on the distribution elections made by the NEO at the time the deferral was elected.

•	December 31, 2013, is the last day of employment.

•

All employees, including the NEOs, are eligible for a full year payout based on actual performance under the STIP if they are employed on December 31, 2013. The 2013 STIP amounts are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The 2013 STIP awards for our NEOs were reduced to 85 percent of actual earned awards as described earlier in this proxy statement.

•	The LTIP and Other Equity Awards table below includes stock options, performance shares, performance-adjusted RSUs, and restricted stock.

•	The closing common stock price on December 31, 2013, the last trading day of the year ($32.98), is applied to value stock options, performance shares, performance-adjusted RSUs, and restricted stock.

•

Actual performance is utilized for the 2011-2013 performance shares and performance-adjusted RSUs. Target payout is assumed for the 2012-2014 and 2013-2015 performance shares and performance-adjusted RSUs.

•	Health care amounts are not provided in most cases since they are available to all employees under the same circumstances.

Retirement/Voluntary Termination

In the event of an NEO’s retirement or voluntary termination as of December 31, 2013, the NEOs would be provided vested outstanding equity awards as described in the 2013 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Equity Awards table below.

The present value of the Qualified Plan, Nonqualified Supplemental Plan, and SERP benefits as shown in the Pension Benefits table reflects commencement of retirement benefits at the NEOs’ earliest age necessary to receive pension benefits without reduction. Mr. Alexander and Mr. Clark have reached the age and service requirements needed to receive pension benefits without reduction. Messrs. Pearson and Jones do not meet the age requirement needed to receive pension benefits without reduction; however they are entitled to accrued and vested Qualified Plan and Nonqualified Supplemental Plan benefits as shown in the Pension Benefits table. Mr. Jones is also entitled to a SERP benefit as shown in the Pension Benefits table. If Mr. Jones commences his reduced pension benefits immediately upon his termination, the increase in the present value of the pension benefits without reduction for Mr. Jones is $733,897. Ms. Vespoli was not eligible for retirement in 2013 as she did not meet the minimum age requirement; however she is entitled to accrued and vested Qualified Plan and Nonqualified Supplemental Plan benefits as shown in the Pension Benefits table above. The SERP benefit is forfeited if Ms. Vespoli voluntarily terminates her employment prior to age 55.

Involuntary Separation

In the event of an involuntary separation, Mr. Alexander’s severance benefit, if any, would be determined by the Committee and approved by the Board. The other NEOs are covered under the Severance Plan. For the purposes of the discussion below, it is assumed that Mr. Alexander will receive the same level of benefits provided under the Severance Plan. Under the Severance Plan, executives are offered severance benefits if involuntarily separated when business conditions require the closing of a facility, corporate restructuring, a reduction in workforce, or job elimination. Severance is also offered if an executive rejects a job assignment that would result in a material reduction in current base pay; contains a requirement that the executive must make a material relocation from his or her current residence for reasons related to the new job; or results in a material change in the executive’s daily commute from the executive’s current residence to a new reporting location. Any reassignment which results in the distance from the executive’s current residence to his or her new reporting location being at least 50 miles farther than the distance from the executive’s current residence to his or her previous reporting location is considered material. The Severance Plan provides three weeks of base pay for each full year of service with a minimum of 52 weeks and a maximum severance benefit of 104 weeks of base pay. In the event of a December 31, 2013 involuntary separation, severance pay would be provided as follows: Mr. Alexander — $2,680,000; Mr. Pearson — $1,000,000; Ms. Vespoli — $1,146,058; and Mr. Jones — $1,200,000. Additionally, the increase in the present value of the benefits under the Qualified Plan, Nonqualified

Supplemental Plan, and SERP for Ms. Vespoli is $2,039,940. The increase in present value of the pension benefits for Ms. Vespoli is based on the terms of the Severance Plan which provides that she would be considered retirement-eligible upon an involuntary termination based on her age at such termination. Each of the NEOs would also be provided prorated vesting for certain outstanding equity as described in the 2013 Post-Termination Compensation and Benefits table and quantified in the LTIP and Other Equity Awards table.

Termination Following a Change in Control

As described above, the NEOs were participants in the CIC Severance Plan in 2013. Under the CIC Severance Plan, certain enhanced benefits would be provided in the event of a termination without cause or for good reason within two years following a CIC. In general, it is our customary practice to require a “double trigger” for acceleration of the vesting of equity awards in the event of a change of control rather than providing for accelerated vesting solely upon a change of control. In the event a NEO accepts benefits under the CIC Severance Plan, the NEO would be prohibited for two years from working for or with competing entities after receiving severance benefits pursuant to the CIC Severance Plan. A portion of the cash severance is assigned as consideration for the non-compete obligation.

Generally, pursuant to the CIC Severance Plan, a CIC is deemed to occur:

(1)

If any person acquires 25 percent or more of our voting securities (excluding acquisitions (i) directly from us, (ii) by us, (iii) by certain employee benefit plans, and (iv) pursuant to a transaction meeting the requirements of item (3) below, or

(2)	If a majority of our directors as of the date of the agreement are replaced (other than in specified circumstances), or

(3)	The consummation of a Major Corporate Event (defined to include reorganizations and certain asset sales) unless, following such transaction:

(a)	The same person or persons who owned our voting securities prior to the transaction own more than 60 percent of our voting securities prior to the transaction,

(b)	No person or entity (with certain exceptions) owns 25 percent or more of our voting securities, and

(c)	At least a majority of the directors resulting from the transaction were directors at the time of the execution of the agreement providing for such transaction, or

(4)	If our shareholders approve a complete liquidation or dissolution.

For a complete CIC definition see the CIC Severance Plan. The CIC severance benefits are triggered only if the individual is terminated without cause or resigns for good reason within two years following a CIC. Good reason is defined as a material change, following a CIC, inconsistent with the individual’s previous job duties or compensation. We do not gross up equity or cash awards to cover the tax obligations for executives.

In the event of a December 31, 2013 qualifying termination following a CIC, compensation in an amount equal to 2.99 multiplied by the sum of the amount of annual base salary plus the target annual STIP amount in the year during which the date of termination occurs, whether or not fully paid, will be provided as follows: Mr. Alexander — $9,215,180; Mr. Pearson — $2,691,000; Ms. Vespoli — $3,686,670; and Mr. Jones — $3,049,801. Additionally, the increase in the present value of the benefits under the Nonqualified Supplemental Plan and SERP based on the terms of the CIC Severance Plan, as applicable would provide three additional years of age and service quantified as follows: Mr. Alexander — $1,473,481; Mr. Pearson —$474,418; Ms. Vespoli — $3,221,213; and Mr. Jones — $1,137,466. Each of the NEOs would also be provided additional accelerated vesting following a termination for certain outstanding equity as described in the 2013 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Equity Awards table below. Excise tax and gross-up provisions are not provided under the CIC Severance Plan.

Death & Disability

In the event of an NEO’s death or Disability (as defined in the applicable plan documents) as of December 31, 2013, each of the NEOs would also be provided additional accelerated vesting for certain outstanding equity as described in the 2013 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Equity Awards table below. Additionally, the increase in the present value of the benefits under the Nonqualified Supplemental Plan and SERP for Ms. Vespoli in the event of Disability is $2,095,623. Under these circumstances, the determination of benefits under the Qualified Plan, Nonqualified Supplemental Plan and SERP would be determined as if Ms. Vespoli was retirement-eligible.

Long-Term Incentive Program (LTIP) and Other Equity Awards

In the event of an NEO’s retirement or voluntary termination as of December 31, 2013, the NEOs would be provided vested outstanding equity awards as quantified in the Retirement/Voluntary Termination column of the LTIP and Other Equity Awards table below. In the event of involuntary separation, termination following a CIC, or death, or Disability, the NEOs would be provided additional accelerated vesting for certain outstanding equity awards based specifically on the triggering event as quantified in the respective columns of the LTIP and Other Equity Awards table below. Although we generally require a qualifying termination following a CIC (double trigger) for vesting of equity awards, in the event of an occurrence of a CIC absent a termination as of December 31, 2013, the NEOs would be provided accelerated vesting for certain outstanding equity awards. Since 2010, awards of performance-adjusted RSUs and performance shares require a termination following a CIC for accelerated vesting.

LTIP and Other Equity Awards

		Additional Payments Due to Termination
	Retirement/Voluntary Termination(1)	Involuntary Separation(2)	Termination following a CIC(3)	Death & Disability(4)	CIC(5)
Anthony J. Alexander	$12,294,952	$3,630,107	$14,408,038	$3,630,107	$0
James F. Pearson	$607,989	$0	$724,617	$0	$0
Leila L. Vespoli	$0	$1,931,325	$4,547,357	$3,153,855	$1,222,530
Charles E. Jones Jr.	$1,807,207	$0	$2,744,494	$1,222,547	$1,222,547

(1) The amounts set forth in the Retirement/Voluntary Termination column represent the estimated amounts that would be payable to the NEO as a result of retirement/voluntary termination on December 31, 2013. LTIP awards are prorated based on full months of service, except for Ms. Vespoli who would forfeit her LTIP awards since she is not eligible for retirement based on her age. At the time of payment, the LTIP awards will be adjusted for actual performance. Unvested stock options and restricted stock are forfeited.

(2) The amounts set forth in the Involuntary Separation column represent the estimated additional amounts that would be payable to the NEO as a result of a December 31, 2013, involuntary separation. Mr. Alexander’s restricted stock award fully vests if Mr. Alexander is terminated by the Board without Cause. Restricted stock awards for Ms. Vespoli and Mr. Jones are forfeited. Ms. Vespoli will be provided prorated LTIP awards based on full months of service. At the time of payment, the LTIP awards will be adjusted for actual performance.

(3) The amounts set forth in the Termination Following a CIC column represent the estimated additional amounts that would be payable to the NEO as a result of the double-trigger vesting of awards in the event of a December 31, 2013, termination following a CIC. Unvested restricted stock, performance-adjusted RSUs and performance shares fully vest at target in the event of a qualifying termination following a CIC.

(4) The amounts set forth in the Death & Disability column represent the estimated additional amounts that would be payable to the NEO as a result of a death or termination due to Disability. LTIP awards are prorated based on full months of service. In the event of a termination due to Disability, the LTIP awards are payable at the end of the performance period and based on actual performance. Unvested stock options are prorated based on full months of service. All restricted stock awards fully vest.

(5) The amounts set forth in the CIC column represent the estimated amounts that would be payable to the NEO as a result of the vesting of awards in the event of a CIC absent a termination of employment. The LTIP awards for Mr. Alexander remain unvested. The restricted stock awards for Ms. Vespoli and Mr. Jones fully vest.

Director Compensation in Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension and NonQualified Deferred Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul T. Addison	$103,000	$122,058	$3,043	$0	$228,101
Michael J. Anderson	$95,669	$122,058	$1,964	$2,500	$222,191
Carol A. Cartwright	$96,831	$122,087	$883	$0	$219,801
William T. Cottle	$106,000	$122,058	$4,839	$0	$232,897
Robert B. Heisler, Jr.	$89,500	$122,058	$969	$3,000	$215,527
Julia L. Johnson	$86,500	$122,058	$0	$0	$208,558
Ted J. Kleisner	$91,000	$122,058	$0	$500	$213,558
Donald T. Misheff	$88,000	$122,058	$0	$0	$210,058
Ernest J. Novak, Jr.	$111,000	$122,058	$1,270	$3,000	$237,328
Christopher D. Pappas	$88,000	$122,058	$0	$0	$210,058
Catherine A. Rein	$101,500	$122,087	$23,879	$5,000	$252,466
Luis A. Reyes	$25,753	$34,869	$0	$0	$60,622
George M. Smart	$238,000	$122,058	$5,804	$0	$365,862
Wes M. Taylor	$88,000	$122,058	$0	$0	$210,058

(1) The amounts set forth in the Fees Earned or Paid in Cash column include fees earned in cash from the 2007 Incentive Plan whether paid in cash or deferred into the Deferred Compensation Plan for Outside Directors (later referred to as the Director’s Plan).

(2) The amounts set forth in the Stock Awards column represent the equity retainer from the 2007 Incentive Plan whether received in the payment of shares of common stock or deferred into the stock account of the Director’s Plan. The dollar amounts shown were computed in accordance with FASB ASC Topic 718.

(3) The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the aggregate increase in actuarial value to the director of all defined benefit and actuarial plans accrued during the year and above-market earnings on nonqualified deferred compensation. There was no change in present value of accumulated retirement benefits for Ms. Rein. The formula used to determine the above market earnings equals (2013 total interest x {difference between 120% of the Applicable Federal Rate for long-term rates (AFR) and the plan rate} divided by the plan rate).

(4) The amounts set forth in the All Other Compensation column include compensation not required to be included in any other column. Charitable matching contributions made on behalf of our directors represent the entire amount in the column. The FirstEnergy Foundation supports the charitable matching contributions under the Matching Gifts Program.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation in order to attract and retain qualified candidates to serve on our Board. Equity compensation is provided to promote our success by providing incentives to directors that will link their personal interests to our long-term financial success and to increase shareholder value. In setting director compensation, we take into consideration the significant amount of time that directors spend in fulfilling their duties to us as well as the skill level required of members of the Board.

Only non-employee directors receive the following compensation for their service on the Board. Since Mr. Alexander is an employee, he does not receive any additional compensation for his service on the Board.

Fee Structure

In 2013, the directors received a cash retainer of $85,000 and an equity retainer valued at $122,000 paid in the form of our common stock. The Corporate Governance, Compensation, Finance, and Nuclear Committee chairpersons each received an additional $15,000 in 2013 for serving as the committee chairperson. The chairperson of the Audit Committee received an additional $20,000 in 2013. Mr. Smart, the non-executive Chairman of the Board, received an additional $150,000 cash retainer in 2013 for serving in that capacity. Equity and cash retainers, and chairperson retainers were paid in quarterly installments. Any equity compensation and any compensation deferred into equity is granted from the 2007 Incentive Plan beginning in December 2013.

Directors are responsible for paying all taxes associated with cash and equity retainers and perquisites. We do not gross up equity grants to directors to cover tax obligations.

We believe it is critical that the interests of directors and shareholders be clearly aligned. As such, similar to the NEOs, directors are also subject to share ownership guidelines. Within 90 days of their election to the Board, a director must own a minimum of 100 shares of our common stock. Within five years of joining the Board, each director is required to own shares of our common stock with an aggregate value of at least five times the annual equity retainer. Each director has either attained the required share ownership guideline or it is anticipated that the director will attain the required share ownership guideline within the five-year period. The share ownership guidelines are reviewed by the Committee for competitiveness on an annual basis and were last reviewed at the Compensation Committee’s February 2013 meeting. The Security Ownership of Management table earlier in this proxy statement shows the shares held by each director as of March 6, 2014.

FirstEnergy Corp. Deferred Compensation Plan for Outside Directors

The Director’s Plan is a nonqualified deferred compensation plan that provides directors the opportunity to defer compensation. Directors may defer up to 100 percent of their cash retainer into the cash or stock accounts. Deferrals into the cash account can be invested in one of 12 funds, similar to the investment funds available to all of our employees through the Savings Plan, or a Company-paid annually adjusted fixed income account. The Company paid interest earnings of 5.29 on funds deferred into the 2013 cash accounts and 7.29 percent on funds deferred into cash accounts prior to 2013. The interest rate received by the directors is the same rate received by the NEOs.

For stock accounts, dividend equivalent units are accrued quarterly and applied to the directors’ accounts on the dividend payment date using the closing price of our common stock on the dividend payment date. Payments made with respect to any dividend equivalent units that accrue after January 21, 2014, will be paid in cash. The 20 percent incentive match, which was eliminated beginning with the 2011 plan year, and any dividend equivalent units accrued on funds deferred into the stock account are forfeited if a director leaves the Board within three years from the date of deferral for any reason other than retirement, disability, death, CIC, or in situations where he or she is ineligible to stand for re-election due to circumstances unrelated to his or her performance as a director. Additionally, directors may have elected to defer their equity retainers into the deferred stock account prior to 2011; however, they did not receive a 20 percent incentive match on equity retainers deferred to the stock account.

Other Payments or Benefits Received by Directors

The corporate aircraft is available, when appropriate, for transportation to and from Board and committee meetings and training seminars. Mr. Smart has the use of an office and administrative support with respect to carrying out his duties as non-executive Chairman of the Board. We pay all fees associated with director and officer insurance and business travel insurance for our directors. In 2013, our directors were eligible to receive perquisites including holiday gifts, Company-paid leisure activities at the annual Board retreat, and limited personal use of the corporate aircraft, the value of which was less than $10,000 for each director.

Based on programs in effect at GPU, Inc. at the time of our merger on November 7, 2001, directors who served on the GPU Board of Directors were eligible to receive benefits in the form of personal excess liability insurance, of which Ms. Rein received $550 worth of coverage in 2013. As of November 7, 2001, no new participants could receive these benefits. In addition, in 1997 GPU discontinued a Board of Director’s pension program. Directors who served prior to the discontinuation are entitled to receive benefits under the program. Ms. Rein elected to defer receiving her pension until she retires from the Board.

Directors are able to defer all or a portion of their fees through the Director’s Plan and can elect when to begin receiving their deferred compensation. Payments are made annually. Dr. Cartwright received a distribution from the Director’s Plan of 1,881 shares on July 1, 2013, valued at $68,299 (closing stock price of $36.31). In addition, Dr. Cartwright received cash distributions totaling $25,614. Mr. Cottle also received a distribution from the Director’s Plan of 711 shares on January 2, 2013, valued at $29,848 (closing stock price of $41.98). Additionally, Mr. Cottle received cash distributions totaling $48,796. Mr. Pappas also received a distribution from the AYE Director’s Plan and AYE DCD of 3,024 shares on January 3, 2013, valued at $127,129 (closing stock price of $42.04).

It is critically important to us and our shareholders, especially in these times of economic volatility and uncertainty, that we be able to attract and retain the most capable persons reasonably available to serve as our directors. As such, written indemnification agreements have been accepted and executed by the directors. The indemnification agreements are intended to secure the protection for our directors contemplated by the Amended Regulations and Ohio law.

Each indemnification agreement provides, among other things, that we will, subject to the agreement terms, indemnify a director if by reason of their corporate status as a director the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer, Mr. Alexander’s agreement addresses indemnity in both roles.

This description of the director indemnification agreements is not complete and is qualified in its entirety by reference to the full text of the Form of Director Indemnification Agreement between us and each director, filed as Exhibit 10.1 to our Form 10-Q filed on May 7, 2009.

2014 Shareholder Proposals

Four shareholders have indicated their intention to present at the Meeting the following proposals for consideration and action by the shareholders. The proponents’ names, addresses, and numbers of shares held will promptly be furnished by us to any shareholder upon written or oral request to the Company.

The shareholder resolutions and proposals, for which the Company and the Board accept no responsibility, are set forth below and reproduced verbatim in accordance with the applicable rules and regulations. These shareholder resolutions and proposals may contain assertions that we believe are factually incorrect. We have not attempted to refute all of the inaccuracies. However, after careful consideration, your Board of Directors recommends that you vote “AGAINST” each of these shareholder proposals for the reasons noted in your Company’s response following each shareholder proposal.

Item 4 — Adoption of a Specific Performance Policy

RESOLVED: The shareholders of FirstEnergy (the “Company”) urge the Compensation Committee (“Committee”) to adopt a policy that all equity compensation plans submitted for shareholder approval under Section 162(m) of the Internal Revenue Code after the 2014 annual meeting of shareholders will specify the awards that will result from performance. This policy should require shareholder approval of quantifiable performance metrics, numerical formulas, and payout schedules (“performance standards”) for at least a majority of awards to each of the named executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust them and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

We believe there is a clear disconnect between executive pay and corporate performance at FirstEnergy. For example, CEO Tony Alexander’s total compensation increased more than 55% between 2008 and 2012 – from $15 million to $23.3 million. Over the same time period, $100 invested in FirstEnergy common stock decreased 20% in value to under $80.

In our view, recent decisions by the Compensation Committee have contributed to this disconnect. During 2011 and 2012, the Committee awarded Alexander a total of 265,635 in non-incentive restricted shares and 200,643 in stock options solely for executive retention purposes. In 2012, moreover, the Committee shifted the overall mix of equity awards in a way that weakened the link to performance, and significantly lowered the payout threshold for performance shares.

Based on these and other factors, leading proxy advisory firm Institutional Shareholder Services recommended last year that investors withhold votes from Compensation Committee members and vote against the advisory vote on executive pay.

We believe this disconnect between executive pay and performance can also be addressed by providing shareholders with more transparency in the specific performance standards to be used for executives’ equity awards.

When shareholders were asked to vote on the material terms of the performance goals for the Incentive Plan in 2012, for example, the Company listed a multitude of general performance measures the Committee might use to determine equity awards. We believe the sheer number and vagueness of these potential performance measures prevent shareholders from knowing what criteria will be used to assess performance and in what way.

Under our proposal, the Committee would continue to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate – provided however that the Committee must specify the performance standards establishing the link between performance and specific awards when submitting plans to a shareholder vote.

By way of illustration only, the Committee could satisfy our proposal with the following example:

- If the Company’s share price increases 10% over its Peer Group for a 36-month period, the CEO shall receive a grant of 50,000 shares.

We believe this proposal would help improve the link between executive pay and corporate performance, and therefore urge shareholders to vote FOR our proposal.

------------------- End of Shareholder Proposal -------------------

Your Company’s Response — Adoption of a Specific Performance Policy

Your Board of Directors recommends that you vote “AGAINST” this proposal.

In conjunction with a shareholder outreach program, your Company’s Compensation Committee conducted a review of its compensation practices with the Compensation Committee’s independent consultant. Subsequently, improvements to our compensation programs were made and your Board strongly believes that these changes are in the best interests of your Company’s shareholders. Accordingly, your Board has carefully considered this proposal and believes that its adoption is not in the best interests of the Company or the shareholders.

Your Board believes that your Company’s current procedures to determine equity compensation awarded to our named executive officers support the objectives of our executive compensation program, are fair and transparent, and serve the best interests of our shareholders. In contrast, adoption of the proposal would limit the flexibility of the Compensation Committee to design and implement equity compensation plans that can respond to changing market conditions, and thereby hinder the Company’s ability to attract and retain executives and appropriately motivate executives through a compensation program that aligns their interests with those of the Company and shareholders. Further, it is unclear whether and how the proposal could be appropriately implemented and why it is necessary in light of recent changes to the Company’s short-term and long-term equity compensation programs.

Our Compensation Committee must have the flexibility to revise performance measures and formulas in response to changing market conditions. Implementing the rigid requirements contained in this proposal would restrict our Compensation Committee’s ability to adapt to market conditions and, as a result, would likely place us at a competitive disadvantage in attracting and retaining executives in an increasingly competitive marketplace for executive talent. Adopting this proposal would also diminish the Compensation Committee’s ability to develop, adjust, and implement compensation plans that coincide with your Company’s strategic initiatives, and thereby hinder our ability to keep executives properly motivated and align their interests with those of the Company and the shareholders. Our Compensation Committee must have the flexibility to design, and revise over time, our equity compensation program to take into account the factors and circumstances particular to your Company in order to support the primary objective of the program of driving performance to create long-term shareholder value.

In addition to being ill-advised, we believe that certain aspects of this proposal are unclear. As a result, it would be difficult for us to determine with reasonable certainty what actions would be required to implement the proposal in a manner that meets the expectations of all shareholders. For instance, it is unclear whether “a majority of awards” refers to greater than 50% of the actual number of awards granted to the named executive officers or greater than 50% of the aggregate compensation realized from the awards. The proposal also fails to specify whether it would apply only to new equity compensation plans submitted for shareholder approval or also to amendments to our 2007 Incentive Plan. Additionally, the proposal provides no guidance on how awards should be valued (e.g., the reportable fair value of the awards under Item 402 of SEC Regulation S-K; the actual realized value of the awards; or the value of the awards based upon our internal calculations).

Lastly, the proposal states that in 2012 the Committee shifted the overall mix of equity awards in a way that weakened the link to performance, and significantly lowered the payout threshold for performance shares. In 2014, the Compensation Committee revised the Long-Term Incentive Program to 100 percent performance-based, strengthened the link to performance, and eliminated the 25% threshold payout for performance shares. Additionally, the Compensation Committee approved revising two of the performance measures for performance-adjusted restricted stock units linked to increasing shareholder value.

We strongly believe it is most appropriate for the Compensation Committee, with the advice of a compensation consultant and any other experienced independent advisors, to have authority, discretion and flexibility in establishing the performance measures, formulas, and payout scales for our equity compensation plans based on their experience in equity plan design, insight into the business strategy, and deep knowledge of your Company.

For all of the foregoing reasons, your Board believes that the adoption of this proposal is not in the best interests of your Company or our shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 4.

Item 5 — Retirement Benefits

RESOLVED: Shareholders of FirstEnergy Corp. (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. For the purposes of this resolution, “extraordinary retirement benefits” means receipt of preferential benefit formulas not provided under the Company’s tax-qualified defined benefit or defined contribution plans, and retirement perquisites and fringe benefits that are not generally offered to other Company employees. The Board shall implement this policy in a manner that does not violate any existing employment agreements or vested pension benefits.

Supporting Statement

Our Company provides certain senior executives with extraordinary retirement benefits through the Company’s Executive Deferred Compensation Plan, as well as through the Company’s Supplemental Executive Retirement Plan. In our view, our Company should provide performance-based compensation rather than extraordinary retirement benefits to attract and retain senior executives.

Our Company’s Executive Deferred Compensation Plan provides additional benefits to certain executives that exceed those offered by the Company’s tax-qualified plans. Specifically, executives may defer part of their base salary and incentive pay into an annual cash retirement account that pays above-market interest rates. The interest rate on these accounts is based on the Moody’s Corporate Long-Term Bond Index rate plus one percentage point. In 2013, this above-market interest rate was 5.29 percent.

As of December 31, 2012, President and CEO Anthony Alexander accrued above market earnings of $109,560 on his deferred compensation.

Certain executives also participate in a Supplemental Executive Retirement Plan in addition to the Company’s qualified and nonqualified pension plans. Under this Supplemental Executive Retirement Plan, executives who retire after the age of 55 with at least 10 years of service, are eligible to receive 65 percent of their highest base pay, or 55 percent of the highest base pay plus incentive compensation, whichever is higher. This supplemental benefit is offset by Social Security and other pension benefits.

In September 2013, the Company added a Rabbi Trust, further protecting the deferred compensation benefits of executives from creditors and further insulating their benefits in case of poor financial performance and a change in control.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. We believe that this cost should be allocated to performance-based compensation rather than extraordinary retirement benefits. In addition, we believe these extraordinary retirement benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interest of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, we urge shareholders to vote FOR this proposal.

------------------- End of Shareholder Proposal -------------------

Your Company’s Response — Retirement Benefits

Your Board of Directors recommends that you vote “AGAINST” this proposal.

At your Company’s most recent annual meeting of shareholders, a substantially identical proposal received only 33 percent support from our shareholders.

As further discussed in the Compensation Discussion and Analysis section above, in conjunction with a shareholder outreach program, your Company’s Compensation Committee conducted a review of the Company’s compensation practices with the Compensation Committee’s independent consultant. Subsequently, certain of our compensation programs were revised. These revisions included improvements that further support our Board’s belief that this proposal is not in the best interests of the Company or the shareholders.

Your Company offers retirement benefits to certain executive officers through the Qualified and Nonqualified Supplemental Plans under the FirstEnergy Corp. Pension Plan (later referred to as the Pension Plan) and the Executive Deferred Compensation Plan (later referred to as the EDCP), respectively. The account-based portion of the EDCP provides executives the opportunity to increase their personal savings for retirement by deferring their earned compensation into the EDCP. In 2013, the Compensation Committee reduced the interest rate on the EDCP accounts from the Moody’s Corporate Long-Term Bond Index rate plus three percentage points to Moody’s Corporate Long-Term Bond Index rate plus one percentage point. In 2013, this interest rate was 5.29 percent.

The supplemental plan provided under the EDCP is designed to provide a comparable benefit to the executive without the restrictions of Internal Revenue Code (IRC) limits applied to tax-qualified plans as well as to provide a competitive retirement benefit. In fact, in January of 2014, your Board’s Compensation Committee amended the EDCP to eliminate the inclusion of Short-Term Incentive Program (later referred to as STIP) awards as pensionable earnings for employees hired prior to January 1, 2005, who are promoted on or after January 1, 2014, consistent with the treatment of STIP awards under the qualified pension plan generally available to executive and non-executive level employees. It is a common and competitive market practice to provide supplemental retirement benefits on a nonqualified basis to employees whose benefits are limited under the tax-qualified plans.

Both the participants’ contributions to the account-based portion of the EDCP and the supplemental pension plan benefit are nonqualified benefits subject to the general creditors of the Company in the event of a bankruptcy. Your Company believes the interest rate credited to participants under the EDCP is commensurate with the participants’ risk in the EDCP and the benefit these deferrals provide to the Company. Participant deferrals into the account-based portion of the EDCP allow the Company to conserve cash that would have been otherwise distributed to the participants and directly links the executive’s personal financial future to the performance of the Company. Since nonqualified plans are subject to IRC 409A, these funds cannot be distributed to participants until separation from service, which further offsets the value of the interest rate provided to participants.

The approval in September 2013 indicating the Company would guarantee any unfunded liabilities of its various subsidiaries that directly employ executives with accrued benefits under the EDCP related to the FirstEnergy Corp. Executive Benefit Plans Security Trust Agreement (Rabbi Trust) which has been in effect since December 1, 1995. This approval did not create a new Rabbi Trust.

In January 2014, the Compensation Committee approved a nonqualified Cash-Balance Restoration Plan (later referred to as Restoration Plan) for executives hired after January 1, 2014. The Restoration Plan uses the same pay credit schedule as the qualified cash-balance formula approved for all employees in September 2013, but takes into consideration compensation earned in excess of IRC limits.

Certain other executive officers also participate in the SERP. No executives have been added to the SERP since 2001 and there are currently only five actively employed SERP participants. In January 2014, the Compensation Committee approved that no new entrants will be designated to participate in the SERP. By nature of the SERP formula and the requirements to offset the SERP benefit with other pension benefits, it is unlikely that long service employees will actually be paid a significant benefit under the SERP.

Your Company fully discloses the material terms of its executive compensation plans and practices, and there is a summary of the Pension Plan, the EDCP and the SERP and any other retirement benefits for our five most highly compensated executive officers under the headings “Compensation Discussion and Analysis — Retirement Benefits,” “Pension Benefits as of December 31, 2013” and Nonqualified Deferred Compensation as of December 31, 2013” in this proxy statement.

The Pension Plan, the EDCP and the SERP are administered with appropriate governance controls and transparency through disclosure in your Company’s annual proxy statement and other SEC filings. Your Board oversees the comprehensive review and approval of compensation arrangements for executive officers primarily through the Compensation Committee, which your Board has determined consists entirely of independent directors. This program is centered on a pay for performance philosophy and is aligned with the long-term interests of your Company’s shareholders. These shareholders are provided an annual opportunity to vote on your Company’s compensation arrangements, including the types of retirement benefits referred to in this proposal, with our highest paid executive officers.

Additionally, in order to attract, retain and reward executives in a competitive business environment, it is critical that your Company retain the flexibility to design employment arrangements that address the specific facts and circumstances of each executive’s situation. Such flexibility would be substantially undermined by a requirement for shareholder approval. Furthermore, your Board believes that the award to certain key executives of preferential benefit formulas, when used judiciously under appropriate circumstances, promotes shareholders’ interests by enabling your Company to recruit and retain the most qualified executive officers, and such arrangements are not entered into on a routine basis or with large numbers of executives.

In summary, your Board believes that the retirement benefits program is administered in a uniform and cost effective way, is subject to rigorous oversight and is transparent to all constituents. As part of the broader executive compensation program, shareholders are able to weigh in on the retirement benefits program through the annual advisory vote to approve executive compensation. Your Board also believes that your Company’s retirement benefits program promotes shareholders’ interests by providing an equitable mechanism for your Company to recruit and retain key executives in a highly competitive environment. Adoption of the proposal would put your Company at a competitive disadvantage in attracting qualified executives who may well decline to be subject to the uncertainty created by such a shareholder approval requirement. After careful consideration, for these and the other reasons discussed above, and in light of the voting results from the 2013 Annual Meeting of Shareholders on a substantially similar proposal, your Board believes that this proposal is not in the best interests of your Company or our shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 5.

Item 6 — Vesting of Equity Award Policy

RESOLVED: The shareholders ask the board of directors to adopt a policy that there shall be no acceleration of the vesting of any equity award granted to any senior executive if there is an involuntary termination or a termination following a change in corporate control (as defined under any applicable employment agreement or other agreement or under any equity incentive plan or other plan), provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which identifies the elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this policy is adopted.

SUPPORTING STATEMENT

FirstEnergy allows senior executives to receive an accelerated award of unvested equity awards if they are involuntarily terminated or if there is a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that FirstEnergy’s current practices may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy statement, a termination following a change in control would have accelerated over $20 million worth of unearned equity for Mr. Alexander, the President and CEO, and between $2.6 million and $5.6 million for other senior executives, using the stock price on December 31, 2012. The value of equity awards accelerating after an involuntary separation would run as high as $9.3 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other S&P 500 corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

------------------- End of Shareholder Proposal -------------------

Your Company’s Response — Vesting of Equity Award Policy

Your Board of Directors recommends that you vote “AGAINST” this proposal.

As further discussed in the Compensation Discussion and Analysis section above, in conjunction with a shareholder outreach program, your Company’s Compensation Committee conducted a review of the Company’s compensation practices with the Compensation Committee’s independent consultant. Subsequently, improvements to our compensation programs were made and your Board strongly believes that these changes are in the best interests of your Company’s shareholders. After carefully considering the proposal, your Board believes that placing an arbitrary limit on any future vesting of executive equity pay does not serve the best interests of your Company’s shareholders. As further described below, it is not your Company’s typical practice to accelerate vesting of equity pay solely in the event of a change in control.

Your Company has adopted compensation policies that are designed to link pay with performance and motivate and appropriately reward executives for their contributions to achieving short-term and long-term goals and creating value for your shareholders; in particular, the long-term incentive program is an equity-based program designed to reward executives for the achievement of Company goals that are linked to increasing long-term shareholder value. The primary objectives of your Company’s executive compensation program are to attract, retain, and reward talented executives who we believe can provide performance and leadership, and also drive our success in the highly complex energy services industry. Your Board and the Compensation Committee believe that maintaining flexible compensation policies and procedures in order to provide competitive compensation programs is essential to helping your Company recruit talented executives and retain and incent senior management.

Importantly, your Company has implemented accelerated vesting in a manner consistent with those goals and policies. It is not your Company’s typical practice to accelerate vesting of equity pay solely in the event of a change in control. Under our annual long-term incentive plan, a termination of employment within the twenty-four month period following a change in control event is required for acceleration of equity awards for senior executives. It is therefore your Company’s customary practice to require a “double trigger” for acceleration of the vesting of equity awards in the event of a change in control.

Equity awards to senior executives are made in accordance with the FirstEnergy Corp. 2007 Incentive Plan (later referred to as the Plan), which was approved by your Company’s shareholders. The Plan allows flexibility with regard to accelerated vesting of equity awards in certain circumstances in the event of a change in control. Your Board believes that limiting accelerated equity awards does not serve the best interests of the Company’s shareholders because:

•      Accelerated vesting aligns the interests of the shareholders and the executives by allowing key decision makers to remain objective and focused on protecting shareholders’ interests and maximizing shareholder value during a potential change in control event, avoiding conflicts of interest and distractions that may arise rather than penalizing executives for supporting a transaction that is in the best interest of shareholders;

•      Accelerated vesting can enable a company to retain its management team and thereby provide stability and continuity during and after a change in control transaction as it helps to remove some of the uncertainty that may arise for management, including potential job loss; and

•      Providing management incentives in the form of equity-based compensation encourages key decision makers to enhance the value of common stock through their management and control of a company’s operations, and accelerated vesting reinforces that objective.

Your Company further believes that adopting a limitation on accelerated executive pay would place your Company at a competitive disadvantage in retaining key executives, particularly if a change in control transaction is pending or contemplated. Retaining key executives while a change in control transaction is pending can be particularly important, since the loss of such executives could adversely affect business or operations if the transaction is not completed. Your Company believes that adopting the proposal could create a significant disadvantage for your Company in the retention of key executives and members of management and could result in management turnover detrimental to your Company.

For the foregoing reasons, your Board believes that the current provisions providing for the accelerated vesting of executive officer equity awards in certain circumstances in the event of a change in control, is appropriate and effective, is consistent with our compensation philosophy and the compensation practices of our industry peer companies, and is in the best interests of your Company and our shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 6.

Item 7 — Director Election Majority Vote Standard

Resolved:  That the shareholders of FirstEnergy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  FirstEnergy’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the “withhold” votes are cast against the nominee. So-called “withhold” votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past eight years, nearly 87% of the companies in the S&P 500 Index, including numerous companies incorporated in Ohio, have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. FirstEnergy’s Board of Directors continues to oppose the adoption of a majority vote standard.

FirstEnergy has not established a majority vote standard, retaining its plurality vote standard, despite the fact that most of its self-identified peer companies including Exelon Corporation, NiSource, Inc., Ameren Corporation, American Electric Power Company, CenterPoint Energy, Consolidated Edison, Dominion Resources, and DTE Energy have adopted majority voting. A majority vote standard combined with the Company’s current post-election director resignation policy would establish a meaningful right for shareholders to elect directors at FirstEnergy, while reserving for the Board an important post-election role. It is well past time for the FirstEnergy Board to join the mainstream of major U.S. companies and establish a majority vote standard for uncontested director elections.

------------------- End of Shareholder Proposal -------------------

Your Company’s Response — Director Election Majority Vote Standard

Your Board of Directors recommends that you vote “AGAINST” this proposal.

At your Company’s most recent annual meeting of shareholders, an identical proposal received only 38% support from our shareholders. As discussed below, in response to a substantially identical proposal, your Board adopted a director resignation policy in 2011. From 2011 to 2013, shareholder support at your Company for those shareholder proposals decreased significantly and neither the 2011 proposal nor the 2013 proposal received a majority of the votes cast.

This shareholder proposal requests that your Board take measures necessary to amend your Company’s Amended Articles of Incorporation to provide that director nominees be elected by the affirmative vote of the majority of the votes cast at an annual meeting of shareholders. Your Board has carefully considered several factors with respect to majority voting over the past several years, including the merits of the majority vote standard, the responsibilities of your Board’s Corporate Governance Committee, and the best interests of our shareholders. After completing its review of the proposal, your Board believes that the existing director resignation policy already accomplishes the primary objective of the proposal and the proposal does not serve the best interests of your Company and its shareholders as further described below.

As the proposal recognizes, your Board adopted a director resignation policy in 2011 in connection with uncontested director elections (later referred to as the Director Resignation Policy) to reflect developments with respect to majority voting in director elections. The Director Resignation Policy provides that any director nominee in an uncontested director election who receives a greater number of “withheld” votes than votes “for” is required to tender his or her resignation to the Corporate Governance Committee. The Corporate Governance Committee will consider the resignation and recommend to the Board whether it should be accepted. The directors on your Board (excluding any director who tendered his or her resignation) will then make a decision regarding the resignation. Your Board believes that the Director Resignation Policy promotes a good balance between providing shareholders a meaningful and significant role in the process of electing directors and allowing your Board flexibility to exercise its independent judgment on a case-by-case basis. By acknowledging shareholders’ positions regarding director nominees, the Director Resignation Policy accomplishes the primary objective of the proposal at issue without the potential negative consequences of the proposal, and as a result, your Board believes that the adoption of a majority vote standard is unnecessary.

The plurality voting standard is the default standard under Ohio law, and our Amended Code of Regulations expressly provides for a plurality vote in the election of directors. A majority voting system could cause a number of difficulties, including the practical problems relating to a “failed election”, or one in which one or more directors standing for election is or are not seated on your Board. Accordingly, there could be practical difficulties involving the use of a majority vote standard, and the following consequences may result from these difficulties and uncertainties:

•      The failure to elect a specified percentage of directors could result in a “change in control”, thus accelerating debt or canceling a line of credit provided in a credit agreement or triggering changes in other vital and hard to replace corporate arrangements; and

•      The failure to elect Board candidates could affect adversely our ability to comply with the NYSE Listing Standards or SEC requirements for independent or non-employee directors or directors who have particular qualifications that are essential for a member of your Board, such as a financial expert to serve on your Board’s Audit Committee.

With a majority vote standard, if there is a failed election, it is up to your Board to fill the vacancy without any further shareholder vote. Shareholders would have no greater assurance that the person selected to fill the Board seat would be any more satisfactory than the nominee who failed to receive the majority vote. Also, taking into account the important role of directors in setting strategic direction and making important business decisions, it could be expected that your Board would still view the election of its original nominee as in the best interests of your Company and our shareholders notwithstanding the number of votes withheld. Nevertheless, addressing failed elections undoubtedly would be distracting to your Board and may require your Board and/or the Corporate Governance Committee to divert its attention from other important matters and repeat much of the process it went through prior to the shareholder meeting in order to select nominees.

Lastly, your Board does not believe that this is likely to create any meaningfully greater enfranchisement of our shareholders, in light of the adoption of the Director Resignation Policy, which provides shareholders with the primary benefit of majority voting while allowing the Board the flexibility to make decisions that it determine to be in the best interests of your Company. For the reasons stated above and in light of the voting results from our 2013 Annual Meeting of Shareholders on an identical proposal, your Board recommends a vote against this majority vote proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 7.

Other Information

Compensation Committee Interlocks and Insider Participation

No members of the Compensation Committee meet the criteria to be considered for an interlock or insider participation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and the NYSE. The Company makes these filings for the convenience of the executive officers and directors. To the Company’s knowledge, for the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its executive officers and directors were satisfied.

Certain Relationships and Related Person Transactions

Based on our size and varied business operations, we may engage in transactions and business arrangements with companies and other organizations in which a member of our Board, executive officer, or such person’s immediate family member also may be a board member, executive officer, or significant investor. In some of these cases, such person may have a direct or indirect material interest in the transaction or business arrangement with your Company. We recognize that related person transactions have the potential to create perceived or actual conflicts of interest and could create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. However, there are situations where related person transactions are either in, or not inconsistent with, our best interests and the best interests of our shareholders. Our Board has determined that it is appropriate and necessary to have a review process in place with respect to any related person transactions.

Based on the foregoing, the Board established a written Related Person Transactions Policy (later referred to as the Policy) to be implemented by the Corporate Governance Committee, in order to effectuate the review, approval, and ratification process surrounding related person transactions. This Policy supplements the Company’s other conflict-of-interest policies set forth in the FirstEnergy Conflicts-of-Interest Policy, Code of Business Conduct, and the Board of Directors Code of Ethics and Business Conduct. Related person transactions may be entered into or continue only if a majority of the disinterested members of the Corporate Governance Committee or the Board approves or ratifies the transaction in accordance with the Policy. In making its decisions, the Corporate Governance Committee will review current and proposed transactions by taking into consideration the Policy, which includes the definitions and terms set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

As part of this Policy, our management established written review procedures for any transaction, proposed transaction, or any amendment to a transaction, in which we are currently, or in which we may be, a participant in which the amount exceeds $120,000, and in which the related person, as defined in Item 404 of Regulation S-K, had or will have a direct or indirect material interest. We also established written procedures to allow us to identify such related persons. The identities of these related persons are distributed to necessary business units so that senior management is made aware of any transaction or proposed transaction involving the Company and anyone on that list. As applicable, management then brings transactions to the attention of the Corporate Governance Committee for its review, approval, or ratification.

When reviewing a proposed transaction, the Corporate Governance Committee reviews the material facts of the related person’s relationship to us, and his or her interest in the proposed transaction. Additionally, the Corporate Governance Committee requires the CEO to review the business merits of the transaction prior to its review.

Since January 1, 2013, we participated in the transactions described below, in which the amount involved exceeded $120,000 and in which any Board member, executive officer, holder of more than five percent of our common stock, or a member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Your Company is a party to certain services agreements with wholly-owned affiliates of Summit Data Services, Inc. (later referred to as SDS) for telecom and network, temporary personnel support and call center services. Since the beginning of 2013, your Company paid approximately $7.8 million for telecom and network services, $1 million for temporary personnel support and $3.6 million for call center services under such agreements.

At the time these service agreements were entered into with a predecessor enterprise to SDS, your Company owned an equity interest in the predecessor and Mark T. Clark, who retired on December 31, 2013 as Executive Vice President, Finance and Strategy for your Company, was the non-executive Chairman of the predecessor and continues in that role with a successor affiliate of SDS today. In February of 2013, Mr. Clark was elected as non-executive Chairman of SDS and of Canal Pointe Capital, LLC (later referred to as CPC), a private equity and management company that provides M&A, legal, accounting and other services and that derived substantially all of its revenues since the beginning of 2013 from such services to SDS. In January, 2013, Mr. Clark’s son, Robert Clark, joined CPC as a Managing Director. In February, 2013, Robert Clark became a director of SDS, and, in August, 2013, he acquired a substantial minority non-voting equity interest in SDS that vests in two equal tranches in August, 2014, and August, 2015. In August, 2013, Robert Clark and Mark Clark joined the founder of SDS as the three equal principal members of CPC; Mark Clark has received no profit distributions or compensation from CPC.

Since the beginning of 2013, your Company also paid approximately $385,000 for retail electric customer acquisition fees to a minority owned indirect subsidiary of SDS. These payments were made pursuant to a five year exclusive supplier agreement that was entered into in 2012, but terminated by mutual agreement on February 28, 2014.

Since the beginning of 2013, your Company was paid approximately $3.7 million by a company that is a successor in interest to certain longstanding pole and tower attachment rights, and your Company paid approximately $50,000 to such company for tower maintenance work. SDS holds a 0.89% indirect interest in such company, and in January, 2013, Robert Clark acquired a .08% indirect carried interest in such company.

Since the beginning of 2013, the Company reserved approximately $120,000, representing the remaining previously outstanding amounts advanced to a joint venture between your Company and various investors, including a predecessor to SDS, formed to pursue home energy management, smart meter, smart grid and other energy opportunities. Through a combination of equity and loans, the Company advanced approximately $1.8 million to such venture, of which approximately $1.5 million was advanced as working capital under a loan arrangement bearing interest at prime plus 6.5% and which was written off in 2010 except for the $120,000 discussed above. After the wind-down of the venture, certain third party consultant contracts for temporary personnel support, as disclosed above, are now administered by an affiliate of SDS.

Except as otherwise disclosed, neither Mark T. Clark nor Robert Clark have any other direct or indirect material interest in the transactions discussed above. In addition, two other executive officers have children employed by First Communications, LLC, a wholly-owned affiliate of SDS, in non-management roles; however the Company does not believe there is any direct or indirect material interest in the transactions as a result of such employment.

Equity Compensation Plan Information

The following table contains information as of December 31, 2013, regarding compensation plans for which shares of FirstEnergy common stock may be issued.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	5,324,437	(1)	$42.59	(2)	3,339,605	(3)
Equity compensation plans not approved by security holders(4)	0		NA		0
Total	5,324,437		$42.59		3,339,605

(1)

Represents shares of common stock that could be issued upon exercise of outstanding options granted under the FirstEnergy Corp. 2007 Incentive Plan (the “Incentive Plan”), the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan. This number also includes 1,972,923 shares subject to outstanding awards of RSUs granted under the Incentive Plan, 15,212 outstanding EDCP related shares to be paid in stock, 351,915 shares related to the Director’s Plan, 25,287 shares related to the AYE Director’s Plan and AYE DCD that will be paid in stock per the election of the recipient, and 599,974 outstanding performance shares that are designated to be paid in cash unless a recipient elects to defer an award, in which case, the award may be paid in stock depending upon the duration of the deferral.

(2)	Only options were included in the calculation for determining the weighted-average exercise price.

(3)

Represents shares available for issuance with respect to future awards under the Incentive Plan, EDCP and Director’s Plan. In addition, nominal amounts of shares may be issued in the future under the AYE Director’s Plan and AYE DCD to cover future dividends that may accrue on amounts previously deferred and payable in stock, but new awards are no longer being made under the Allegheny plans.

(4)	All equity compensation plans have been approved by security holders.

Appendix A

2013 Energy Service Peer Group

AMEREN CORP	DUKE ENERGY CORP	PG&E CORP
AMERICAN ELECTRIC POWER CO INC	EDISON INTERNATIONAL	PPL CORP
CENTERPOINT ENERGY INC	ENTERGY CORP	PROGRESS ENERGY INC
CMS ENERGY CORP	EXELON CORP	PUBLIC SERVICE ENTERPRISE GROUP INC
CONSOLIDATED EDISON INC	INTEGRYS ENERGY GROUP, INC.	SEMPRA ENERGY
CONSTELLATION ENERGY GROUP INC	NEXTERA ENERGY INC	SOUTHERN CO
DOMINION RESOURCES INC	NISOURCE INC	XCEL ENERGY INC
DTE ENERGY CO	PEPCO HOLDINGS INC

2013 General Industry Peer Group

3M CO	GOODYEAR TIRE & RUBBER CO	OWENS CORNING
ABBOTT LABORATORIES	H J HEINZ CO	PACCAR INC
AIR PRODUCTS & CHEMICALS INC	HALLIBURTON CO	PARKER HANNIFIN CORP
ALCOA INC	HESS CORP	PPG INDUSTRIES INC
ALTRIA GROUP, INC.	HONEYWELL INTERNATIONAL INC	PRAXAIR INC
AUTONATION, INC.	ILLINOIS TOOL WORKS INC	PROGRESSIVE CORP
AVON PRODUCTS INC	INGRAM MICRO INC	RAYTHEON CO
BAXTER INTERNATIONAL INC	INTERNATIONAL PAPER CO	REYNOLDS AMERICAN INC
BRISTOL MYERS SQUIBB CO	ITT CORP	RR DONNELLEY & SONS CO
CATERPILLAR INC	JACOBS ENGINEERING GROUP INC	SAIC, INC.
COLGATE PALMOLIVE CO	JOHNSON CONTROLS INC	SARA LEE CORP
COMPUTER SCIENCES CORP	KBR, INC.	SCHLUMBERGER LTD
CONAGRA FOODS INC	KELLOGG CO	SHERWIN WILLIAMS CO
CUMMINS INC	KIMBERLY — CLARK CORP	SUNOCO INC
DEAN FOODS CO	L 3 COMMUNICATIONS HOLDINGS INC	TEXAS INSTRUMENTS INC
DEERE & CO	MARRIOTT INTERNATIONAL INC	TEXTRON INC
DEVON ENERGY CORP	MASCO CORP	TRW AUTOMOTIVE HOLDINGS CORP
EASTMAN KODAK CO	MEDTRONIC INC	TYSON FOODS INC
EATON CORP	MOSAIC CO	UNION PACIFIC CORP
ELI LILLY & CO	MURPHY OIL CORP	VIACOM INC.
EMC CORP	NAVISTAR INTERNATIONAL CORP	VISTEON CORP
EMERSON ELECTRIC CO	NORFOLK SOUTHERN CORP	WASTE MANAGEMENT INC
GENERAL MILLS INC	OCCIDENTAL PETROLEUM CORP	WHIRLPOOL CORP
GENUINE PARTS CO	ONEOK INC	XEROX CORP

76 South Main Street Akron, Ohio 44308

Rhonda S. Ferguson

Vice President and Corporate Secretary

April 1, 2014

Dear Shareholder:

You are invited to attend the 2014 FirstEnergy Corp. Annual Meeting of Shareholders at 8:00 a.m., Eastern time, on Tuesday, May 20, 2014, at the John S. Knight Center, 77 E. Mill Street, Akron, OH. Please refer to the proxy statement for directions to the meeting.

As you may recall, you previously consented to accessing FirstEnergy’s annual reports and proxy statements on the Internet instead of receiving paper copies. The annual report, proxy statement and all other proxy material related to the 2014 FirstEnergy Corp. Annual Meeting of Shareholders may be accessed and viewed at www.ViewMaterial.com/FE.

The Notice of Annual Meeting of Shareholders is printed on the back of this letter. As part of the agenda, business to be voted on includes seven items which are explained in the proxy statement. The first two items are the election of the 14 nominees to your Board of Directors named in the accompanying proxy statement and the ratification of the appointment of our independent registered public accounting firm. Item 3 is a non-binding, advisory vote to approve named executive officer compensation. Your Board of Directors recommends that you vote “FOR” Items 1, 2 and 3. In addition, there are four shareholder proposals. Your Board of Directors recommends that you vote “AGAINST” each of these shareholder proposals, which are Items 4 through 7.

Enclosed is your proxy card, which provides instructions to appoint your proxy and vote your shares. We encourage you to take advantage of the Internet or telephone voting options. Instructions regarding telephone and Internet voting are provided on the enclosed proxy card and are available at www.ViewMaterial.com/FE. Please note that since you already have consented to accessing FirstEnergy’s annual reports and proxy statements on the Internet, it is not necessary when voting your shares to again provide consent.

If you wish to receive a paper copy of the annual report and proxy statement with your proxy card in the future, or if you would like a paper copy of this year’s documents, please call Shareholder Services at (800) 736-3402.

Your vote and support are important to us. Thank you in advance for voting promptly.

Sincerely,

Notice of Annual Meeting of Shareholders

To the Holders of Shares of Common Stock:

The 2014 FirstEnergy Corp. Annual Meeting of Shareholders will be held at 8:00 a.m., Eastern time, on Tuesday, May 20, 2014, at the John S. Knight Center, 77 E. Mill Street, Akron, OH. The purpose of the Annual Meeting will be to:

•	Elect the 14 nominees to the Board of Directors named in the proxy statement to hold office until the next Annual Meeting and until their successors shall have been elected;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

•	Conduct an advisory vote to approve named executive officer compensation;

•	Vote on four shareholder proposals, if properly presented at the Annual Meeting; and

•	Take action on other business that may come properly before the Annual Meeting and any adjournment or postponement thereof.

Please carefully review this notice and the proxy statement and vote your shares by following the instructions on your proxy card/voting instruction form, Notice of Internet Availability of Proxy Materials or other electronic communications to ensure your representation at the Annual Meeting. Only shareholders of record at the close of business on March 21, 2014, or their proxy holders, may vote at the Annual Meeting.

If you plan to attend the Annual Meeting in person, you must register in advance of the Annual Meeting. Instructions on how to register are included in the questions and answers section of the proxy statement.

On behalf of the Board of Directors,

Rhonda S. Ferguson Vice President and Corporate Secretary

This notice and proxy statement is being mailed to shareholders on or about April 1, 2014.

ELECTRONIC ACCESS OF FUTURE PROXY MATERIALS
c/o Corporate Election Services P.O. Box 3200 Pittsburgh, PA 15230

To assist us in reducing the cost of mailing proxy materials, you can consent to access all future proxy statements, annual reports and other related materials via the Internet (no paper copies unless applicable regulations require delivery of printed proxy materials.)

To consent, please follow the instructions provided when you vote by Internet or telephone.

Or, if voting by mail, check the box at the bottom reverse side of this proxy/voting instruction form and return it in the envelope provided.

Your vote is important! Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:

Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	OR	Internet Access the Internet site and cast your vote: www.cesvote.com	OR	QR Code Scan with a mobile device	OR	Mail Return your proxy/voting instruction form in the postage-paid envelope provided

Access to voting is available 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not return your proxy/voting instruction form.

If you are a participant in the FirstEnergy Corp. Savings Plan, your vote must be received by 6:00 a.m. Eastern time on Monday, May 19, 2014, to be counted in the final tabulation. Otherwise, your vote must be received by 7:00 a.m. Eastern time on Tuesday, May 20, 2014, to be counted in the final tabulation.

ê Please sign and date the proxy/voting instruction form below and fold and detach at the perforation before mailing.  ê

Proxy/Voting Instruction Form

This proxy/voting instruction form is solicited by the Board of Directors for the Annual Meeting of Shareholders on May 20, 2014

The undersigned appoints Rhonda S. Ferguson, Daniel M. Dunlap, and Edward J. Udovich as Proxies with the power to appoint their substitutes; authorizes them to represent and to vote, as directed on the reverse side, all the shares of common stock of FirstEnergy Corp. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 20, 2014 at the John S. Knight Center, 77 E. Mill Street, Akron, OH at 8:00 a.m., Eastern time, or at any adjournment or postponement thereof; and authorizes them to vote, at their discretion, on other business that properly may come before the meeting.

If applicable, as a participant and “named fiduciary” in the FirstEnergy Corp. Savings Plan, this form also serves as voting instructions to State Street Bank and Trust Company, as Trustee for shares held in the Plan. The Trustee will vote all shares as instructed by Plan participants and the shares for which the Trustee does not receive timely voting instructions will be voted by the Trustee in the same proportion as the shares held under the Plan for which the Trustee receives voting instructions.

Date:

Signature

Signature
Sign above as name(s) appear on this proxy/voting instruction form. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Please date, sign and mail promptly if you are not voting by telephone or Internet.

ADMISSION CARD

If you plan to attend the Annual Meeting, please follow the advance registration instructions in the proxy statement.

Also, if you plan to attend the Annual Meeting, please follow the related instructions when voting by telephone or

Internet, or if voting by mail, check the box at the bottom and return it in the envelope provided.

Please bring this card if you choose to attend the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

FirstEnergy Corp.

Annual Meeting of Shareholders

Tuesday, May 20, 2014 at 8:00 a.m.

John S. Knight Center

77 E. Mill Street, Akron, OH

For personal use of the named shareholder(s) – not transferable.

If you registered to attend the Annual Meeting, please present this card at the reception desk upon arrival and please bring a valid form of government-issued photo identification for admission to the Annual Meeting.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, please ensure your shares are represented at the meeting by promptly voting by telephone or Internet or by returning your proxy/voting instruction form in the enclosed envelope.

ê  Please sign and date the proxy/voting instruction form below and fold and detach at the perforation before mailing.  ê

When properly executed, your proxy/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR Items 1 through 3 and AGAINST Items 4 through 7.

Your Board of Directors recommends a vote FOR Items 1 through 3.

1.	Election of Directors:	☐ FOR all nominees listed below		☐ WITHHOLD AUTHORITY
		(except as indicated to the contrary below)		to vote for all nominees listed below
	Nominees:	(01) Paul T. Addison	(02) Anthony J. Alexander	(03) Michael J. Anderson	(04) William T. Cottle
		(05) Robert B. Heisler, Jr.	(06) Julia L. Johnson	(07) Ted J. Kleisner	(08) Donald T. Misheff
		(09) Ernest J. Novak, Jr.	(10) Christopher D. Pappas	(11) Catherine A. Rein	(12) Luis A. Reyes
		(13) George M. Smart	(14) Wes M. Taylor
To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	The Ratification of the Appointment of the Independent Registered Public Accounting Firm	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	An Advisory Vote to Approve Named Executive Officer Compensation	☐ FOR	☐ AGAINST	☐ ABSTAIN

Your Board of Directors recommends a vote AGAINST Item 4 through 7.

4.	Shareholder proposal: Adoption of a Specific Performance Policy	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Shareholder proposal: Retirement Benefits	☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Shareholder proposal: Vesting of Equity Award Policy	☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	Shareholder proposal: Director Election Majority Vote Standard	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐

Check this box if you consent to accessing, in the future, the annual report, proxy statement and any other related material via the Internet (no paper copies unless applicable regulations require delivery of printed proxy materials).

☐	If you plan to attend the Annual Meeting, check this box to register in advance.

SIGN ON THE REVERSE SIDE.